Exhibit 1

NOTICE OF 2011 ANNUAL GENERAL SHAREHOLDER
MEETING AND MANAGEMENT PROXY CIRCULAR

OUR ANNUAL GENERAL SHAREHOLDER MEETING WILL BE HELD AT 9:30 A.M. (EASTERN TIME) ON THURSDAY, MAY 12, 2011, AT THE TIFF BELL LIGHTBOX, REITMAN SQUARE, 350 KING STREET WEST, TORONTO, ONTARIO, IN CINEMA 1.

A LIVE WEBCAST OF THE MEETING WILL BE AVAILABLE ON OUR WEBSITE AT WWW.BCE.CA.

AS A SHAREHOLDER, YOU HAVE THE RIGHT TO VOTE YOUR SHARES, EITHER BY PROXY OR IN PERSON AT THE MEETING.

YOUR VOTE IS IMPORTANT

THIS DOCUMENT TELLS YOU WHO CAN VOTE, WHAT YOU WILL BE VOTING ON AND HOW TO EXERCISE YOUR RIGHT TO VOTE YOUR SHARES. PLEASE READ IT CAREFULLY.

WHAT’S INSIDE

LETTER FROM THE CHAIR OF THE BOARD AND THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholders,

You are invited to attend BCE’s Annual General Shareholder Meeting (AGM) for 2011. It will be held on Thursday, May 12, 2011, at 9:30 a.m. (Eastern time) at the TIFF Bell Lightbox, Reitman Square, 350 King Street West, Toronto, Ontario, in Cinema 1. If you cannot attend the meeting in person, you can view a live webcast on our website at www.bce.ca.

As a shareholder, you have the right to vote your shares on all items that come before the meeting. You can vote your shares either by proxy or in person at the meeting. Your vote is important to us.

This circular tells you about these items and how to exercise your right to vote. In this circular, you will find information about the nominated directors, the auditors, reports from the four standing committees of your Board, our Corporate Governance practices, and three shareholder proposals.

In addition, for the second consecutive year, BCE will hold a shareholder advisory vote on its approach to executive compensation. Last year, BCE was one of the first companies in Canada to hold such a vote. This circular contains detailed information about our executive compensation philosophy, policies and programs and how your Board is obtaining shareholder feedback on these policies.

At the meeting, we will also review our business operations and will be answering your questions.

In addition, we would like to thank Donna Soble Kaufman and Brian Levitt, who are not standing for re-election as directors, for the strong guidance they have given your company. They have served you admirably as directors and as members of the standing committees of your Board, and they have our sincere appreciation for their distinguished service.

We are also proud to introduce our new director candidate: Robert Simmonds, Chairman of Lenbrook Corporation, who has been nominated for election to the Board at the AGM. Please refer to About the nominated directors for a complete biography of this distinguished nominee. We are confident our company will benefit greatly from the experience and proven insight of such a seasoned telecommunications leader.

Thank you for your continued confidence in BCE. We look forward to seeing you at this year’s meeting.

Thomas C. O’Neill	George A. Cope

Chair of the Board	President and Chief Executive Officer

March 10, 2011

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  1

NOTICE OF 2011 ANNUAL GENERAL SHAREHOLDER MEETING

YOU ARE INVITED TO OUR ANNUAL GENERAL SHAREHOLDER MEETING

When

Thursday, May 12, 2011, 9:30 a.m. (Eastern time)

Where

TIFF Bell Lightbox, Reitman Square, 350 King Street West, Toronto, Ontario, in Cinema 1

Webcast

A live webcast of the meeting will be available on our website at www.bce.ca.

What the meeting is about

We will be covering five items at the meeting:

1.	receiving the financial statements for the year ended December 31, 2010, including the auditors’ report
2.	electing directors who will serve until the end of the next annual shareholder meeting
3.	appointing the auditors who will serve until the end of the next annual shareholder meeting
4.	considering an advisory (non-binding) resolution on executive compensation
5.	considering the shareholder proposals described in Schedule A

The meeting may also consider other business that properly comes before it.

You have the right to vote

You are entitled to receive notice of and vote at our annual general shareholder meeting, or any adjournment, if you are a holder of common shares of the Corporation on March 18, 2011.

You have the right to vote your shares on items 2 to 5 listed above and any other items that may properly come before the meeting or any adjournment.

Your vote is important

As a shareholder, it is very important that you read this material carefully and then vote your shares, either by proxy or in person at the meeting.

The following pages tell you more about how to exercise your right to vote your shares.

Admission to meeting

You will need an admission ticket to enter the meeting. Your ticket is provided with your form of proxy.

APPROVAL OF THIS CIRCULAR

The Board of directors approved the content of this Circular and authorized it to be sent to each shareholder who is eligible to receive notice of and vote his or her shares at the meeting, and to each director and to the auditors.

By order of the Board,

(signed) Alain F. Dussault
Corporate Secretary

Montréal, Québec
March 10, 2011

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ABOUT VOTING YOUR SHARES

Your vote is important—as a shareholder, it is very important that you read this information carefully and then vote your shares, either by proxy or in person at the meeting. In this document, you, your and shareholder refer to the common shareholders of BCE. We, us, our, Corporation, and BCE refer to BCE Inc., unless otherwise indicated. The information in this document is at March 10, 2011, unless otherwise indicated.

VOTING BY PROXY

This is the easiest way to vote. Voting by proxy means that you are giving the person or people named on your proxy form (proxyholder) the authority to vote your shares for you at the meeting or any adjournment. A proxy form is included in this package.

You can choose from five different ways to vote your shares by proxy:

1.	by telephone

2.	on the Internet
3.	by mail
4.	by fax
5.	by appointing another person to go to the meeting and vote your shares for you

The directors who are named on the proxy form will vote your shares for you, unless you appoint someone else to be your proxyholder. If you appoint someone else, he or she must be present at the meeting to vote your shares.

For your vote to be recorded, your proxy must be received by our transfer agent, Canadian Stock Transfer Company Inc. (CST), or other agents we appoint, by fax or by email, no later than 4:45 p.m. (Eastern time) on Wednesday, May 11, 2011.

Please follow the instructions below based on whether you are a registered or non-registered shareholder.

You are a registered shareholder

if your name appears on your share certificate. Your proxy form tells you whether you are a registered shareholder.

You are a non-registered/beneficial shareholder

when your bank, trust company, securities broker or other financial institution holds your shares on your behalf. When you receive a voting instruction form, this tells you that you are a non-registered/beneficial shareholder.

If you are not sure whether you are a registered
or non-registered shareholder, please
contact CST.

Canadian Stock Transfer Company Inc.
320 Bay St., 3rd Floor
Toronto, Ontario
M5H 4A6

CST acts as Administrative Agent for CIBC Mellon Trust Company.

Telephone
1-800-561-0934 (toll free in Canada and the United States)
416-360-7725 (in the Toronto area or from outside Canada and the United States)

Fax
1-888-249-6189 (toll free in Canada and the United States)
416-643-5501 (outside Canada and the United States)

E-mail
bce@canstockta.com

HOW TO VOTE – REGISTERED SHAREHOLDERS

A.	By proxy

1.	By telephone

•	Call 1-866-390-6280 (toll free in Canada and the United States) or 212-785-4770 (International Direct Dial) from a touch-tone phone and follow the instructions.

•	You will need your 12-digit control number. You will find this number on the information sheet attached to your proxy form.

If you vote by telephone, you cannot appoint anyone other than the directors named on your proxy form as your proxyholder.

2.	On the Internet

•	Go to CST’s website at www.proxypush.ca/bce and follow the instructions on screen.
•	You will need your 12-digit control number. You will find this number on the information sheet attached to your proxy form.

3.	By mail

•	Detach the proxy form from the information sheet, complete pages 1 and 2 of the proxy form, sign and date your proxy form, and return it in the envelope we have provided.
•	Please see Completing the proxy form for more information.

4.	By fax

•	Detach the proxy form from the information sheet, complete pages 1 and 2, sign and date your proxy form, and send both pages (in one transmission) by fax to 1-866-781-3111 (toll free in Canada and the United States) or 416-368-2502 (outside Canada and the United States).
•	Please see Completing the proxy form for more information.

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About voting your shares

5.	By appointing another person to go to the meeting and vote your shares for you

•	This person does not have to be a shareholder.
•	Strike out the four names that are printed on the proxy form and write the name of the person you are appointing in the space provided. Complete your voting instructions, date and sign the form, and return it to CST as instructed.
•	Make sure that the person you appoint is aware that he or she has been appointed and attends the meeting.
•	At the meeting, he or she should see a CST representative at one of their tables.
•	Please see Completing the proxy form for more information.

B.	In person at the meeting

You do not need to complete or return your proxy form.

You should see a CST representative before entering the meeting to register your attendance at the meeting.

Voting in person at the meeting will automatically cancel any proxy you completed and submitted earlier.

HOW TO VOTE – NON-REGISTERED SHAREHOLDERS

A.	By proxy (voting instruction form)

•	Your nominee is required to ask for your voting instructions before the meeting. Please contact your nominee if you did not receive a voting instruction form in your nominee package.
•	You will receive a voting instruction form that allows you to provide your voting instructions by telephone, on the Internet, by mail or by fax. If you want to provide your voting instructions on the Internet, go to www.proxyvote.com and follow the instructions on screen. You will need your 12-digit control number, which you will find on your voting instruction form.
•	You may also vote by telephone by calling 1-800-474-7493 (English) or 1-800-474-7501 (French), by fax at 905-507-7793 or at 514-281-8911 or by returning your voting instruction form in the prepaid business reply envelope provided.
•	Alternatively, you may be a non-registered shareholder who will receive from your nominee a voting instruction form which has been pre-authorized by your nominee indicating the number of shares to be voted, which is to be completed, dated, signed and returned to CST, by mail or fax.

B.	In person at the meeting

•	We do not have access to the names or holdings of our non-registered shareholders. That means you can only vote your shares in person at the meeting if you have previously appointed yourself as the proxyholder for your common shares by printing your name in the space provided on the voting instruction form and submitting it as directed on the form. Your voting instructions must be received in sufficient time to allow your voting instruction form to be forwarded to CST before 4:45 p.m. (Eastern time) on Wednesday, May 11, 2011.

•	Your vote will be taken and counted at the meeting.
•	Prior to the meeting, you should see a representative of CST at one of their tables.

COMPLETING THE PROXY FORM

You can choose to vote “For,” “Against” or “Withhold”, depending on the items listed on the proxy form.

When you sign the proxy form, you authorize George A. Cope, Thomas C. O’ Neill, André Bérard or Carole Taylor, who are all directors, to vote your shares for you at the meeting according to your instructions. If you return your proxy form and do not tell us how you want to vote your shares, your vote will be counted:

•	FOR electing the nominated directors who are listed in the Circular
•	FOR appointing Deloitte & Touche LLP as auditors
•	FOR approving the advisory resolution on executive compensation
•	AGAINST shareholder proposal no. 1
Critical mass of qualified women on Board

•	AGAINST shareholder proposal no. 2
Equity ratio

•	AGAINST shareholder proposal no. 3
Additional information on comparator groups

If you are appointing someone else to vote your shares for you at the meeting, strike out the four names of the directors and write the name of the person voting for you in the space provided. If you do not specify how you want your shares voted, your proxyholder will vote your shares as he or she sees fit on each item and on any other matter that may properly come before the meeting.

If you are an individual shareholder, you or your authorized attorney must sign the form. If you are a corporation or other legal entity, an authorized officer or attorney must sign the form.

QUESTIONS

Your proxy is solicited by management. In addition to solicitation by mail, our employees or agents may solicit proxies by telephone or other ways at a nominal cost. We have retained Kingsdale Shareholder Services Inc. (Kingsdale Shareholder Services) to solicit proxies for us in Canada and the United States at an estimated cost of $45,000. We pay the costs of these solicitations.

If you need help completing your proxy form, please contact Kingsdale Shareholder Services at 1-866-581-0508 for service in English or in French.

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About voting your shares

CHANGING YOUR VOTE

You can revoke a vote you made by proxy by:

•	voting again by telephone or on the Internet before 4:45 p.m. (Eastern time) on Wednesday, May 11, 2011
•	completing a proxy form that is dated later than the proxy form you are changing and mailing it or faxing it to CST so that it is received before 4:45 p.m. (Eastern time) on Wednesday, May 11, 2011
•	sending a notice in writing from you or your authorized attorney to our Corporate Secretary so that it is received before 4:45 p.m. (Eastern time) on Wednesday, May 11, 2011
•	giving a notice in writing from you or your authorized attorney to the Chair of the meeting, at the meeting or any adjournment

HOW THE VOTES ARE COUNTED

You have one vote for each common share you hold on March 18, 2011. As at March 10, 2011, 753,783,091 common shares were entitled to be voted at the meeting.

The election of directors (subject to our majority voting guidelines – see What the meeting will cover – Electing directors), appointment of the auditors, approval of the advisory resolution on executive compensation and the vote on the shareholder proposals will each be determined by a majority of votes cast at the meeting by proxy or in person.

CONFIDENTIALITY

CST counts and tabulates the votes. It does this independently of us to make sure that the votes of individual shareholders are confidential. CST refers proxy forms to us only when:

•	it is clear that a shareholder wants to communicate with management
•	the validity of the form is in question, or
•	the law requires it.

ELECTRONIC VOTING AT THE MEETING

This year again, voting on all proposals will be made through the use of electronic ballot. In line with our commitment towards the environment, we have introduced last year electronic voting at the AGM. This allows us to expedite the voting process at the AGM and present the final votes on screen at the AGM.

On arrival at the AGM, all shareholders entitled to vote will be required to register and given a hand-held device containing a personalized smart card with details of their shareholding to be used for the electronic vote. After each proposal is put to the meeting by the Chair, you will be asked to cast your vote by pressing a button on your keypad. All the votes represented by shareholders present at the AGM will be counted and added to those received by proxy, and the final votes will be shown on screen at the AGM. If you have already voted by proxy you will still be able to vote at the AGM using the electronic device, and your vote on the day of the AGM will replace your vote by proxy.

OTHER INFORMATION

To help you make an informed decision, please read this Circular and our annual report for the year ended December 31, 2010, which you can access on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. This Circular tells you about the meeting, the nominated directors, the proposed auditors, the Board’s committees, our corporate governance practices and compensation of directors and executives. The annual report gives you a review of our activities for the past year and includes a copy of our annual financial statements and the related management’s discussion and analysis of financial condition and results of operations (MD&A).

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  5

WHAT THE MEETING WILL COVER

Five items will be covered at the meeting:

1.	receiving our financial statements for the year ended December 31, 2010, including the auditors’ report
2.	electing directors who will serve until the end of the next annual shareholder meeting
3.	appointing the auditors who will serve until the end of the next annual shareholder meeting
4.	approving an advisory (non-binding) resolution on executive compensation
5.	considering the shareholder proposals described in Schedule A

The meeting may also consider other business that properly comes before it.

As of the date of this Circular, management is not aware of any changes to these items and does not expect any other items to be brought forward at the meeting. If there are changes or new items, your proxyholder can vote your shares on these items as he or she sees fit.

1.	Receiving our financial statements

We will place before the meeting our financial statements, including the auditors’ report, for the year ended December 31, 2010. The financial statements are included in our 2010 annual report and were mailed to our shareholders. They can also be accessed on our website at www.bce.ca, on SEDAR at www.sedar.com, or on EDGAR at www.sec.gov.

2.	Electing directors

You will be electing a board of directors (Board) of 12 members. Please see About the nominated directors for more information. Directors appointed at the meeting will serve until the end of the next annual shareholder meeting, or until their earlier resignation.

All of the individuals nominated for election as directors are currently members of the Board and each was elected at our 2010 annual shareholder meeting held on May 6, 2010, by at least a majority of the votes cast, with the exception of Ms. Carole Taylor, who was appointed by the Board on August 4, 2010 and Mr. Robert Simmonds, who is a new nominee.

Notwithstanding the Corporation’s By-Laws and the Canada Business Corporations Act (CBCA), pursuant to our guidelines with respect to election of directors, at any shareholders’ meeting at which directors are to be elected in an uncontested election (i.e., the election does not involve a proxy battle), if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then such director nominee must, no later than 10 days following the receipt of the audited and final scrutineer’s report relating to such meeting (vote results), submit to the Board his or her resignation letter, which will take effect only upon the acceptance of such resignation by the Board.

The Board, upon the recommendation of the corporate governance committee (CGC) will, within 90 days following the public disclosure of the audited vote results, determine either to accept or not the subject director’s offer to resign, and the Board will cause the Corporation to promptly publicly disclose, via press release, the Board’s determination, including, in cases where the Board has determined not to accept the resignation, the reasons therefor. It is generally expected that the CGC will recommend that the Board accept such resignation, except in extraordinary circumstances.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the election as directors of the nominated directors in this Circular.

3.	Appointing the auditors

The Board, on the advice of the audit committee, recommends that Deloitte & Touche LLP be re-appointed as auditors. Deloitte & Touche LLP and its predecessors have been the auditors of the Corporation since it was created in 1983. The audit firm appointed at the meeting will serve until the end of the next annual shareholder meeting.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the appointment of Deloitte & Touche LLP as auditors.

4.	Approving the advisory resolution on executive compensation

Our executive compensation philosophy, policies and programs are based on the fundamental principle of pay-for-performance to align the interests of our executives with those of our shareholders. This compensation approach allows us to attract and retain high-performing executives who will be strongly incented to create value for our shareholders on a sustainable basis. As a shareholder you are asked to consider the following resolution:

Resolved, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in this management proxy circular delivered in advance of the 2011 annual general meeting of shareholders of BCE.

Because your vote is advisory, it will not be binding upon the Board. However, the management resources and compensation committee of the Board (MRCC) will review and analyse the results of the vote and take into consideration such results when reviewing executive compensation philosophy, policies and programs. Please see Shareholder Engagement in Schedule B “Statement of Corporate Governance Practices” of this Circular for more details on how you can ask questions and provide comments to the Board and the MRCC on executive compensation. The

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What the meeting will cover

Board confirms that our current practices achieve substantially the same results as the Canadian Coalition for Good Governance’s (CCGG) Model Policy of the Board of Directors on Engagement with Shareholders on Governance matters and “Say on Pay” Policy for Boards of Directors released in September 2010.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the adoption of the advisory resolution on executive compensation.

5.	Considering the shareholder proposals

You will be voting on three shareholder proposals that have been submitted for consideration at the meeting. These proposals are set out in Schedule A.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting AGAINST the three shareholder proposals in accordance with the Board’s recommendations set out in Schedule A.

Other business

Following the conclusion of the formal business to be conducted at the meeting, we will:

•	provide an update on our business operations, and
•	invite questions and comments from shareholders.

If you are not a shareholder, you may be allowed into the meeting after speaking with a representative of CST and if the Chair of the meeting allows it.

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ABOUT THE NOMINATED DIRECTORS

The table below tells you about the people who have been nominated for election as directors and, among other information, the voting securities that they own directly or indirectly. Generally, all non-management directors sit on at least one Board committee. We have also included other directorships held by the nominated directors during the past five years with public companies that are currently listed on an exchange.

•	CGC = Corporate governance committee
•	MRCC = Management resources and compensation committee
•	PFC = Pension fund committee

For current committee memberships and current committee chairpersons, please refer to Committee reports.

The total value of common shares/deferred share units is determined by multiplying the number of common shares and deferred share units of BCE held by each nominee as of March 11, 2010 and March 10, 2011 by the closing price of BCE’s common shares on the Toronto Stock Exchange as of the close of business on March 11, 2010 and March 10, 2011 respectively, being $30.57 and $35.44.

Barry K. Allen Wisconsin, United States
Senior Advisor, Providence Equity Partners    Since September 2007

AGE: 62  ï  STATUS: Independent  ï  JOINED BOARD: MAY 2009
AREAS OF EXPERTISE: Telecommunications, Technology, Management/CEO, Mergers & Acquisitions

Mr. Allen is currently a Senior Advisor of Providence Equity Partners (a private equity firm focused on media, entertainment, communications and information investments). Prior to joining Providence in 2007, he was Executive Vice-President of Operations of Qwest Communications International. Before his retirement from Qwest in June 2007, Mr. Allen was responsible for the company’s network and information technology operations. Prior to being named Executive Vice-President of Operations in March 2004, he served as Qwest’s Executive Vice-President of Operations and Chief Human Resources Officer. In addition, from January 2003 until the present, Mr. Allen has served as President of Allen Enterprises, a private equity investment and management company he founded. Mr. Allen holds a Bachelor of Arts from the University of Kentucky and an M.B.A. from Boston University.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	CGC	MRCC	TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	6/6	4/4	4/4	100%
SPECIAL	4/4	N/A	1/1

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS

Fiduciary Management, Inc.	1996 – present
Harley-Davidson, Inc. (Chair)	1992 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	20,000		1,223	648,787
MARCH 10, 2011	20,000		4,058	852,616

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About the nominated directors

André Bérard O.C. Québec, Canada
Corporate Director    Since March 2004

AGE: 70  ï  STATUS: Independent  ï  JOINED BOARD: January 2003
AREAS OF EXPERTISE: Retail/Customer Experience, Management/CEO, Accounting & Finance, Government & Regulatory Affairs, Investment Banking, Mergers & Acquisitions

Mr. Bérard was Chair of the Board of National Bank of Canada (chartered bank) from 2002 to March 2004, and Chair of the Board and Chief Executive Officer of National Bank of Canada from 1990 to March 2002. He holds a Fellows Diploma from the Institute of Canadian Bankers and was Chair of the Executive Council of the

Canadian Bankers’ Association from 1986 to 1988. He was appointed an Officer of the Order of Canada in 1995.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	AUDIT COMMITTEE	CGC	TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	6/6	5/5	4/4	100%
SPECIAL	3/3	N/A	N/A

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS			PAST BOARDS

Bombardier Inc.	2004 – present		Tembec Inc.	2006 – 2008
Groupe BMTC Inc.	2001 – present		Vasogen Inc.	2000 – 2006
Saputo Inc.	1997 – present
TransForce Inc.	2003 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	1,120		34,480	1,088,292
MARCH 10, 2011	1,120		41,937	1,525,940

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  9

About the nominated directors

Ronald A. Brenneman (1) Alberta, Canada
Corporate Director    Since March 2010

AGE: 64  ï  STATUS: Independent  ï  JOINED BOARD: November 2003
AREAS OF EXPERTISE: Retail/Customer Experience, Management/CEO, Accounting & Finance, Mergers & Acquisitions

Mr. Brenneman was Executive Vice-Chairman, Suncor Energy Inc. (petroleum company) from August 2009 until February 2010 and was President and Chief Executive Officer of Petro-Canada (petroleum company) from 2000 until July 2009. Before January 2000, Mr. Brenneman spent more than 30 years with Imperial Oil

Limited and its parent company, Exxon Corporation (both petroleum companies). He was a member of the board of the Canadian Council of Chief Executives until July 2009. Mr. Brenneman holds a BSc in Chemical Engineering from the University of Toronto and a MSc in Control Systems from the University of Manchester.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	MRCC	PFC (2) (Chair)	TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	6/6	4/4	2/2	94%
SPECIAL	3/3	0/1	N/A

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS			PAST BOARDS

Ithaca Energy Inc.	2010 – present		Petro-Canada	2000 – 2009
The Bank of Nova Scotia	2000 – present
WestJet Airlines Ltd.	2009 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	40,563		30,055	2,158,792
MARCH 10, 2011	95,000		34,656	4,595,009

(1)	Mr. Brenneman and Mr. O’Neill currently both serve as directors of The Bank of Nova Scotia.

(2)	Mr. Brenneman became a member and Chair of the PFC on May 6, 2010.

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About the nominated directors

Sophie Brochu Québec, Canada
President and Chief Executive Officer, Gaz Métro    Since February 2007

AGE: 47  ï  STATUS: Independent  ï  JOINED BOARD: May 2010
AREAS OF EXPERTISE: Retail/Customer Experience, Management/CEO, Government and Regulatory Affairs, Mergers & Acquisitions

Ms. Brochu has worked in the energy industry for more than 20 years. She began her career in 1987 with SOQUIP (Société québécoise d’initiatives pétrolières) and held several positions, including Vice-President, Development, a position she held until 1997. Ms. Brochu joined Gaz Métro (natural gas distributor in Québec)

in 1997 as Vice-President, Business Development where she held several positions including Executive Vice-President, responsible for all natural gas distribution activities in Québec. In 2007, she was appointed President and Chief Executive Officer of Gaz Métro. Ms. Brochu is a graduate in Economics from Université Laval in Québec City, where she specialized in the energy field. She is Chair of the Board of the Montréal Museum of Archaeology and History (Pointe-à-Callière). She is actively involved with Muscular Dystrophy Canada. Ms. Brochu is co-president of the Centraide of Greater Montreal campaign for 2010 and is also involved in the 80, ruelle de l’Avenir project, which aims to combat school dropout in the Centre-Sud and Hochelaga Maisonneuve neighbourhoods.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	CGC	AUDIT COMMITTEE	TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	4/4	1/1	2/2	100%
SPECIAL	3/3	N/A	N/A

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS

Gaz Métro	2007 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	1,250		N/A	38,213
MARCH 10, 2011	1,250		3,451	166,603

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  11

About the nominated directors

Robert E. Brown (1) & (2) Québec, Canada
Corporate Director    Since October 2009

AGE: 66  ï  STATUS: Independent  ï  JOINED BOARD: May 2009
AREAS OF EXPERTISE: Management/CEO, Government & Regulatory Affairs, Mergers & Acquisitions

Mr. Brown is Chairman of Groupe Aeroplan Inc. and was President and Chief Executive Officer of CAE Inc. (a provider of simulation and modelling technologies as well as integrated training service for both civil aviation and defence customers) from August 2004 to September 2009. Prior to joining CAE Inc., Mr. Brown was Chairman of Air Canada during its restructuring from May 2003 to October 2004. Mr. Brown joined

Bombardier Inc. in 1987 and was responsible for the Bombardier Aerospace sector from 1990 to 1999. He was President and Chief Executive Officer of Bombardier Inc. (aerospace, transportation and recreational products) from 1999 to 2002. Mr. Brown also held various senior positions in federal ministries with economic vocations, including the position of Associate Deputy Minister of the Department of Regional Industrial Expansion. Mr. Brown holds a Bachelor of Science degree from the Royal Military College and attended the Advanced Management Program at the Harvard University Business School.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	CGC (CHAIR)	PFC	TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	6/6	4/4	4/4	100%
SPECIAL	4/4	N/A	N/A

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS			PAST BOARDS

Groupe Aeroplan Inc. (Chair)	2005 – present		ACE Aviation Holdings Inc.	2004 – 2009
Rio Tinto Limited	2010 – present		CAE Inc.	2004 – 2009
Rio Tinto Plc	2010 – present		Jazz Air Income Fund (trustee)	2006 – 2008
Nortel Networks Corp.
			and Nortel Networks Ltd.	2000 – 2006

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	30,000		0	917,100
MARCH 10, 2011	30,000		3,161	1,175,226

(1)	Mr. Brown was a director of Air Canada from March 2003 until October 2004. Air Canada filed for court protection under insolvency statutes on April 1, 2003.

(2)	Mr. Brown was also a director of Nortel Networks Corp. when, on or about May 31, 2004, cease trade orders were issued against directors, officers and certain other current and former employees of Nortel Networks Corp. and Nortel Networks Ltd. (collectively, “Nortel Networks”). The management cease trade orders were imposed in response to the failure by Nortel Networks to file certain financial statements with the Canadian securities regulators.

12  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

About the nominated directors

George A. Cope Ontario, Canada
President and Chief Executive Officer, BCE and Bell Canada    Since July 2008

AGE: 49  ï  STATUS: Not Independent  ï  JOINED BOARD: July 2008
AREAS OF EXPERTISE: Telecommunications, Management/CEO, Accounting & Finance, Mergers & Acquisitions

George Cope has been President and Chief Executive Officer of BCE and Bell Canada since July 2008. He was previously President and Chief Operating Officer of Bell Canada until July 2008. Mr. Cope is a seasoned Canadian telecommunications executive who had served in public-company CEO roles in the industry for more than 15 years prior to joining Bell Canada in 2005. He has earned a reputation as an innovative telecom strategist and builder of high-performance teams, successfully launching three next-generation digital networks during his career. Mr. Cope holds a B.Comm. (Honours) degree from the University of Western Ontario. He serves on the Advisory Board of the Richard Ivey School of Business at the University of Western Ontario.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD		TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	6/6		100%
SPECIAL	4/4

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS			PAST BOARDS

Bank of Montreal	2006 – present	Nll Holdings, Inc.	2004 – 2010
Bell Aliant Inc. (Chair)	2011 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	($)

MARCH 11, 2010	136,729	62,462	6,089,269
MARCH 10, 2011	140,625	713,247	30,261,224

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  13

About the nominated directors

Anthony S. Fell O.C. (1) & (2) Ontario, Canada
Corporate Director    Since January 2008

AGE: 72  ï  STATUS: Independent  ï  JOINED BOARD: January 2002
AREAS OF EXPERTISE: Management/CEO, Investment Banking, Mergers & Acquisitions

Mr. Fell is a former Deputy Chairman of Royal Bank of Canada. He was with RBC Capital Markets (investment bank) and predecessor companies for 48 years including 18 years as Chief Executive Officer and a further 8 years as Chairman until his retirement in 2007. Mr. Fell is a past Chairman of Munich Reinsurance Company of Canada and past Chairman of the Investment Dealers Association of Canada and a past

Governor of the Toronto Stock Exchange. Mr. Fell is also a past Chairman of the University Health Network, the United Way Campaign for Metropolitan Toronto, the Princess Margaret Hospital Capital Campaign and is a past Governor of the Duke of Edinburgh’s Award Program in Canada, St. Andrew’s College and the Ontario Division of the Canadian Arthritis Society. Mr. Fell was appointed an Officer of the Order of Canada in 2001 and received an Honorary Doctor of Laws degree from McMaster University in 2001 and from the University of Toronto in 2006.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	AUDIT COMMITTEE	MRCC	TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	5/6	4/5	4/4	84%
SPECIAL	2/3	N/A	1/1

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS

CAE Inc.	2000 – present
Loblaw Companies Limited	2001 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	91,500		35,887	3,894,221
MARCH 10, 2011	134,068		41,937	6,237,617

(1)	Mr. Fell and Mr. O’Neill currently both serve as directors of Loblaw Companies Limited.

(2)	Mr. Fell was a director of Teleglobe Inc. until April 2002. Teleglobe Inc. filed for court protection under insolvency statutes on May 15, 2002.

14  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

About the nominated directors

The Honourable Edward C. Lumley P.C. (1) Ontario, Canada
Vice-Chairman, BMO Capital Markets (Investment Bank)    Since December 1991

AGE: 71  ï  STATUS: Independent  ï  JOINED BOARD: January 2003
AREAS OF EXPERTISE: Telecommunications, Management/CEO, Government & Regulatory Affairs, Investment Banking, Merger & Acquisitions

Mr. Lumley has been Vice-Chairman of BMO Capital Markets and its predecessor companies since 1991. From 1986 to 1991 Mr. Lumley served as Chair of the Noranda Manufacturing Group of companies. Prior to returning to the private sector; from 1974-1984 Mr. Lumley was a Member of Parliament during which time he held various cabinet portfolios in the Government of Canada, including Minister of Industry, International Trade, Communications and Science and Technology. Mr. Lumley is the Chancellor of the University of Windsor where he graduated a Bachelor of Commerce.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	PFC		TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	6/6	4/4		92%
SPECIAL	2/3	N/A

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS			PAST BOARDS

Canadian National Railway Company	1996 – present		Magna Entertainment Corp.	2000 – 2006
Dollar-Thrifty Automotive Group, Inc.	1997 – present		Magna International Inc.	1989 – 2008

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	9,539		21,691	954,701
MARCH 10, 2011	9,539		27,263	1,304,263

(1)	Mr. Lumley was a director of Air Canada until October 2004. Air Canada filed for court protection under insolvency statutes on April 1, 2003.

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  15

About the nominated directors

Thomas C. O’Neill FCA (1) Ontario, Canada
Chair of the Board, BCE and BELL Canada and Chartered Accountant    Since February 2009

AGE: 65  ï  STATUS: Independent  ï  JOINED BOARD: January 2003
AREAS OF EXPERTISE: Telecommunications, Retail/Customer Experience, Technology, Management/CEO, Accounting & Finance, Mergers & Acquisitions

Mr. O’Neill was Chief Executive Officer of PricewaterhouseCoopers Consulting (provider of management consulting and technology services) from January 2002 to May 2002 and then Chair of the Board from May 2002 to October 2002. Mr. O’Neill is a former Vice-Chair of the Board of Trustees of Queen’s University and

a past member of the Advisory Council of Queen’s University School of Business. Mr. O’Neill now serves as Vice-Chair of St. Michael’s Hospital where he served on the Board since 2003. Mr. O’Neill graduated from Queen’s University with a BComm and is a chartered accountant. Mr. O’Neill received an Honorary LLD from Queen’s University and is a Fellow of the Institute of Corporate Directors.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD (CHAIR)		TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	6/6		100%
SPECIAL	4/4

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS			PAST BOARDS

Adecco S.A.	2004 – present	Dofasco Inc.	2003 – 2006
Loblaw Companies Limited	2003 – present
Nexen Inc.	2002 – present
The Bank of Nova Scotia	2008 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	($)

MARCH 11, 2010	2,745	14,229	518,895
MARCH 10, 2011	2,745	20,555	825,752

(1)	Mr. Brenneman and Mr. O’Neill currently both serve as directors of The Bank of Nova Scotia. Mr. Fell and Mr. O’Neill currently both serve as directors of Loblaw Companies Limited.

16  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

About the nominated directors

Robert C. Simmonds, Ontario, Canada
Chairman, Lenbrook Corporation    Since April 2002

AGE: 57  ï  Independent  ï
AREAS OF EXPERTISE: Telecommunications, Technology, Retail/Customer Experience,
Management/CEO, Government & Regulatory Affairs

Robert Simmonds is a seasoned Canadian telecommunications executive who has served in public company roles from 1994 to 2006. From 1985 until 2000, he served as Chairman of Clearnet Communications Inc., a Canadian wireless competitor that launched two all-new digital mobile networks. He became the Chairman of

Lenbrook Corporation (national distributor of electronics components and radio products) in 2002, having been a founder and director of the company since 1977. Internationally regarded as a leading wireless communications engineer and mobile spectrum authority, Mr. Simmonds has played a key role in the development of Canada’s mobile spectrum policies for more than 30 years. He is an executive with the Radio Advisory Board of Canada (RABC), the body that provides unbiased and technically expert advice to the federal Department of Industry, and is a past Chair of the Canadian Wireless Telecommunications Association (CWTA). A laureate and member of Canada’s Telecommunications Hall of Fame and recipient of the Engineering Medal for Entrepreneurship from Professional Engineers Ontario, Mr. Simmonds earned his B.A. Sc. in Electrical Engineering at the University of Toronto.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD		TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	N/A		N/A
SPECIAL	N/A

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS		PAST BOARDS

		AirlQ Inc.	2002 – 2006

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	($)

MARCH 11, 2010	N/A	N/A	N/A
MARCH 10, 2011	0	0	0

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  17

About the nominated directors

The Honourable Carole Taylor British Columbia, Canada
Corporate Director    Since September 2010

AGE: 65  ï  STATUS: Independent  ï  JOINED BOARD: August 2010
AREAS OF EXPERTISE: Telecommunications, Retail/Customer Experience, Management/CEO, Accounting & Finance, Government & Regulatory Affairs

From December 2008 to January 2010, Ms. Taylor served as Chair of the Federal Finance Minister’s Economic Advisory Council. Ms. Taylor was also Senior Advisor for Borden Ladner Gervais LLP (law firm) until September 2010. She served as Minister of Finance for British Columbia from June 2005 to June 2008.

In May 2005, Ms. Taylor was elected to the Legislative Assembly of British Columbia to represent the riding of Vancouver-Langara. From July 2001 to March 2005, she served as Chair of CBC/Radio-Canada. She is the incoming chancellor of Simon Fraser University.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	CGC	AUDIT	TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	3/3	1/1	1/1	100%
SPECIAL	2/2	N/A	N/A

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS

The Toronto Dominion Bank	2009 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	N/A		N/A	N/A
MARCH 10, 2011	24,000		1,036	887,276

18  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

About the nominated directors

Paul R. Weiss FCA, Ontario, Canada
Corporate Director    Since April 2008

AGE: 63  ï  STATUS: Independent  ï  JOINED BOARD: May 2009
AREAS OF EXPERTISE: Management/CEO, Accounting & Finance, Government & Regulatory Affairs,
Mergers & Acquisitions

Mr. Weiss is director and audit committee Chair at ING Bank of Canada and a director of Empire Life Insurance Company. He is Chair of the Board of Directors of Soulpepper Theatre Company, a director of Niagara International Music Festival and past Chair and director of Toronto Rehab Foundation. For over

40 years, until his retirement in 2008, he was with KPMG Canada. He served as Managing Partner of the Canadian Audit Practice, a member of KPMG Canada’s Management Committee, and a member of the International Global Audit Steering Group. Mr. Weiss holds a Bachelor of Commerce degree from Carleton University.

BOARD & COMMITTEE ATTENDANCE DURING 2010

	BOARD	PFC	AUDIT COMMITTEE (CHAIR)	TOTAL BOARD & COMMITTEE ATTENDANCE

REGULARLY SCHEDULED	6/6	4/4	5/5	100%
SPECIAL	3/3	N/A	N/A

OTHER PUBLIC BOARD DIRECTORSHIPS DURING THE LAST FIVE YEARS

PRESENT BOARDS

Torstar Corporation	2009 – present

OWNERSHIP AND TOTAL VALUE OF EQUITY

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS		($)

MARCH 11, 2010	0		5,562	170,030
MARCH 10, 2011	0		12,986	460,224

TOTAL SHAREHOLDINGS OF NOMINATED DIRECTORS

	BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	($)	(1)

MARCH 11, 2010	339,068	288,595	19,187.650
MARCH 10, 2011	458,347	904,287	48,291,750

(1)	Based on the closing price of common shares on the Toronto Stock Exchange as of the close of business on March 10, 2011 $35.44 and on March 11, 2010 $30.57.

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  19

COMMITTEE REPORTS

This section includes reports from each of the Board’s four standing committees and tells you about their members, responsibilities and activities in the past year.

AUDIT COMMITTEE REPORT

As a public company, we are required by law to have an audit committee. The audit committee assists the Board in its oversight of the integrity of our financial statements, compliance with applicable legal and regulatory requirements, the independence, qualifications and appointment of the external auditor, the performance of both the external and internal auditors, and management’s responsibility for assessing and reporting on the effectiveness of internal controls and reporting on risk management.

Also see Schedule 1 — Audit Committee Information in our annual information form for the year ended December 31, 2010 (which you can access on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov), for more information about the audit committee, including the audit committee’s charter, information about independence, financial literacy, relevant education and experience of audit committee members, as well as audit committee policies and procedures for engaging the external auditors. The charter of the audit committee is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE AUDIT COMMITTEE

The audit committee is made up of five independent directors: Mr. P.R. Weiss (Chair), Mr. A. Bérard, Ms. S. Brochu, Mr. A.S. Fell and Ms. C. Taylor, who joined the audit committee on August 4, 2010, upon her appointment to the Board.

MEMBERS	P.R. Weiss (Chair)	A. Bérard	S. Brochu	A.S. Fell	C. Taylor

HIGHLIGHTS FOR 2010

The audit committee communicates regularly and directly with management and the internal and external auditors. The audit committee held five regularly scheduled meetings in 2010. Time is set aside at each regularly scheduled committee meeting for the committee members to meet without management, and without the internal and external auditors, and to meet separately with each of management and the internal and external auditors.

The audit committee continued to focus on four key areas in 2010:

•	assessing the appropriateness of our financial reporting
•	reviewing the adequacy of policies and processes for internal control over financial reporting, risk management and compliance with laws and regulations that apply to us, including oversight of our compliance with our code of business conduct and environmental policy
•	monitoring management’s progress on the changeover to International Financial Reporting Standards (IFRS), and
•	overseeing all aspects of the internal and external audit functions.

Since the Corporation has securities registered in the United States, we are subject to the provisions of the Sarbanes-Oxley Act and related rules and regulations of the U.S. Securities and Exchange Commission (SEC)

(related SEC rules). In addition, since the Corporation’s common shares are listed on the New York Stock Exchange (NYSE), we follow certain NYSE corporate governance rules (NYSE rules). The Canadian Securities Administrators (CSA) have rules relating to audit committees and certification of financial information (Canadian Financial rules) with which we must also comply.

MEMBERS’ FINANCIAL LITERACY,
EXPERTISE AND SIMULTANEOUS SERVICE

Under the Sarbanes-Oxley Act and related SEC rules, the Corporation is required to disclose whether its audit committee members include at least one “audit committee financial expert”, as defined by these rules. In addition, the Canadian Financial rules and the NYSE rules followed by the Corporation require that all audit committee members be financially literate.

The Board has determined that all the members of the audit committee during 2010 were, and all current members of the audit committee are, financially literate. In respect of the current audit committee members, as well as members during 2010, the Board determined that at least one of the members of the audit committee, being the current Chair of the audit committee, Mr. P.R. Weiss, is qualified as an “audit

20  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

Committee reports

committee financial expert”. Please see Schedule 1 — Audit Committee Information in the annual information form for the year ended December 31, 2010, for the relevant education and experience of all our audit committee members.

The NYSE rules followed by the Corporation require that if an audit committee member serves simultaneously on the audit committee of more than three public companies, the Board must determine and disclose that this simultaneous service does not impair the ability of the member to effectively serve on the audit committee.

In addition to serving on the Corporation’s audit committee, Mr. Bérard served on the audit committees of the following public companies: Bombardier Inc., Groupe BMTC Inc. and TransForce Inc. The Board has carefully reviewed the audit committee service of Mr. Bérard and has concluded that these other activities did not during 2010, and do not currently, impair his ability to effectively serve on the audit committee. This conclusion is based on the following:

•	he is retired and is not involved in professional activities other than serving on various public company boards of directors and audit committees
•	he has extensive accounting and financial knowledge and experience, which serves the best interests of the Corporation, and
•	he makes valuable contributions to the Corporation’s audit committee.

FINANCIAL REPORTING

The audit committee meets to review the following documents with management and the external auditors and recommends them to the Board for approval:

•	our annual and quarterly interim financial statements
•	the related management’s discussion and analysis of financial condition and results of operations (MD&A)
•	our annual report on Form 40-F for U.S. purposes
•	our annual information form (AIF)
•	our earnings press releases, and
•	our Safe Harbour Notice Concerning Forward-Looking Statements.

This review is to provide reasonable assurance that:

•	the Corporation’s financial reporting is complete and fairly presented in all material respects
•	the accounting standards used to prepare our financial statements are appropriate, in particular where judgements, estimates, risks and uncertainties are involved, and
•	we have provided adequate disclosure of material issues.

The audit committee also reviews new legal and regulatory initiatives that apply to us and the adoption and disclosure of new accounting standards. It also assesses the potential impact of choosing between accounting alternatives, when appropriate.

DISCLOSURE CONTROLS & PROCEDURES

The audit committee is responsible for overseeing management’s assessment of disclosure controls and procedures, related certifications provided by the President and Chief Executive Officer (CEO) and the Executive Vice-President and Chief Financial Officer (CFO) and any related disclosures that may result from management’s assessment.

Under the Sarbanes-Oxley Act and related SEC rules, and Canadian Financial rules, the Corporation is required to establish and maintain disclosure controls and procedures to ensure that the information we publicly disclose is accurately recorded, processed, summarized and reported on a timely basis. The Board has approved guidelines outlining the Corporation’s disclosure controls and procedures, as well as a written charter outlining the responsibilities, membership and procedures of the disclosure and compliance committee. This committee consists of officers and other key employees responsible for overseeing the accuracy and timeliness of the Corporation’s disclosure documents.

As part of our disclosure controls and procedures, we have established a comprehensive process to support the annual certifications required under the Sarbanes-Oxley Act and related SEC rules, and to support the annual and quarterly certifications required under the Canadian Financial rules. Among other things, these certifications by the CEO and the CFO state that:

•	they are responsible for establishing and maintaining the Corporation’s disclosure controls and procedures
•	they have evaluated the effectiveness of these disclosure controls and procedures
•	the Corporation’s financial statements, related MD&A and the AIF do not contain any untrue statement of a material fact, and
•	the Corporation’s financial statements and other financial information fairly present in all material respects the Corporation’s financial condition, results of operation and cash flows.

INTERNAL CONTROL OVER FINANCIAL REPORTING

The audit committee is responsible for overseeing management’s assessment of internal control over financial reporting (ICFR), related certifications provided by the CEO and the CFO and any related disclosures that may result from management’s assessment.

Management has established a comprehensive process to document ICFR and evaluate the effectiveness of such controls in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and related SEC rules and Canadian Financial rules. Management has prepared a report on the effectiveness of ICFR as at December 31, 2010, which is filed as part of the Corporation’s annual report. This management report contains:

•	a statement of management’s responsibilities for establishing and maintaining adequate ICFR

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  21

Committee reports

•	a description of the framework used to evaluate, and management’s assessment of, the effectiveness of the Corporation’s ICFR, and
•	a statement that the external auditors have issued an opinion to the effect that the Corporation’s ICFR was effective as at December 31, 2010.

Regulations also require that the CEO and CFO, in separate individual certificates, attest as to the Corporation’s ICFR. The CEO and CFO have certified that they have disclosed to the external auditors and the audit committee based on their most recent evaluation of ICFR:

•	all significant deficiencies and material weaknesses, if any, in the design or operation of ICFR which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information, and
•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s ICFR.

The audit committee met with management, our internal auditor and the external auditors, Deloitte & Touche LLP, over the course of 2010 to receive status reports on management’s documentation and assessment process. Management and the CEO and CFO provided the audit committee with their report on their review of the design and operating effectiveness of ICFR as at December 31, 2010. No material weakness in the design or operation of ICFR was noted.

The audit committee will continue to regularly monitor management’s evaluation process and our compliance with ICFR processes throughout 2011.

Complaint procedures for accounting
and auditing matters

The audit committee has established procedures for receiving, filing and handling complaints that the Corporation or any of its subsidiaries might receive about:

•	accounting, internal accounting control or auditing matters, and
•	evidence of an activity that may constitute corporate fraud, violation of federal or provincial laws, or misappropriation of property that belongs to the Corporation or any of its subsidiaries.

The audit committee also has established “whistleblowing” procedures for confidentially and anonymously submitting concerns from employees about questionable accounting or auditing matters. Our employees have several means of communication available to them, such as an Employee Help Line which can be accessed either by telephone or online on a completely anonymous and confidential 24/7 basis, e-mail and regular mail.

AUDIT FUNCTION

External auditors

The audit committee is responsible for recommending to the Board the appointment of the external auditors and their compensation. The audit committee is directly responsible for:

•	evaluating the external auditors to make sure that they fulfill their responsibilities. The audit committee reviews the external auditors’ performance against auditing standards, as well as their qualifications, independence, internal quality control procedures, audit plans and fees, and
•	assessing the adequacy of the auditor independence policy and approving recommendations for changes to, and monitoring compliance with, the policy. This includes the process for approving in advance all audit and other services to be provided by the external auditors.

Auditor independence policy

Our Auditor Independence Policy is a comprehensive policy governing all aspects of our relationship with the external auditors, including:

•	establishing a process for determining whether various audit and other services provided by the external auditors affect their independence
•	identifying the services that the external auditors may and may not provide to the Corporation and its subsidiaries
•	pre-approving all services to be provided by the external auditors of the Corporation and its subsidiaries, and
•	establishing a process outlining procedures when hiring current or former personnel of the external auditors in a financial oversight role to ensure auditor independence is maintained.

In particular, the policy specifies that:

•	The external auditors cannot be hired to provide any services falling within the prohibited services category, such as bookkeeping, financial information system design and implementation and legal services
•	For all audit or non-audit services falling within the permitted services category (such as prospectus, due diligence and non-statutory audits), a request for approval must be submitted to the audit committee prior to engaging the external auditors
•	Specific permitted services however are pre-approved annually and quarterly by the audit committee and consequently only require approval by the CFO prior to engaging the external auditors
•	At each regularly scheduled audit committee meeting, a consolidated summary of all fees paid to the external auditors by service type is presented. This summary includes a breakout of fees incurred within the pre-approval amounts.

The Auditors Independence Policy is available in the governance section of our website at www.bce.ca.

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Committee reports

External auditors’ fees

The table below shows the fees that BCE’s external auditors, Deloitte & Touche LLP, billed to BCE and its subsidiaries for various services in each of the past two fiscal years.

	2010		2009
	(IN $ MILLIONS)		(IN $ MILLIONS)

Audit fees (1)	9.1		9.2
Audit-related fees (2)	1.4		3.0
Tax fees (3)	0.7		0.7
All other fees (4)	0.3		1.0

Total	11.5	(5)	13.9	(5)

(1)	These fees include professional services provided by the external auditors for statutory audits of the annual financial statements, the audit of the effectiveness of internal control over financial reporting, the review of interim financial statements, the review of financial accounting and reporting matters, the review of securities offering documents, other regulatory audits and filings and translation services.

(2)	These fees relate to non-statutory audits and due diligence procedures.

(3)	These fees include professional services for tax compliance, tax advice and assistance with tax audits and appeals.

(4)	These fees include any other fees for permitted services not included in any of the above-stated categories. In 2010 and 2009, the fees are solely for services related to compliance with the Payment Card Industry Data Security Standard.

(5)	The amounts of $11.5 million for 2010 and $13.9 million for 2009 reflect fees billed in those fiscal years without taking into account the year to which those services relate. Total fees for services provided for each fiscal year amounted to $10.5 million in 2010 and $12.8 million in 2009.

Internal auditor

The audit committee also oversees the internal audit function.

This includes:

•	overseeing internal audit plans, staffing and budgets
•	evaluating the responsibilities and performance of the internal auditor, and
•	reviewing periodic internal audit reports and corrective actions being taken.

The Vice-President, Audit and Risk Advisory Services reports directly to the Chair of the audit committee.

RISK MANAGEMENT

The audit committee also reviews, monitors, reports and, where appropriate, provides recommendations to the Board regarding:

•	our processes for identifying, assessing and managing risk, and
•	our major financial risk exposures and the steps we take to monitor and control such exposures.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

During the year, the audit committee received quarterly updates on the Corporation’s progress on the changeover to IFRS on January 1, 2011, including information system, business process and accounting changes.

OTHER

The audit committee also reviews our compliance with respect to our environmental policies and carries out an annual evaluation of its performance with the CGC, including a review of the adequacy of its charter. Finally, the audit committee reports regularly to the Board on its activities.

Report presented March 10, 2011, by:

P.R. Weiss, Chair
A. Bérard
S. Brochu
A.S. Fell
C. Taylor

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Committee reports

PENSION FUND COMMITTEE REPORT

The pension fund committee (PFC) advises the Board on policies relating to the administration, funding and investment of the pension plans, pension funds and master fund. For the defined benefit component, the master fund is a unitized pooled fund that the Corporation sponsors for the collective investment of its pension fund and the pension funds of its participating subsidiaries. For the defined contribution component, various investment options are offered through a multi-manager structure. The charter of the PFC is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE PENSION FUND COMMITTEE

The PFC is made up of four independent directors: Mr. R.A. Brenneman (Chair), Mr. R.E. Brown, Mr. E.C. Lumley and Mr. P.R. Weiss. Until May 6, 2010, Mr. P.M. Tellier acted as Chair of the PFC, at which time he retired from the Board. On May 7, 2010, Mr. Brenneman joined the PFC and was appointed Chair.

MEMBERS	R.A. Brenneman (Chair)	R.E. Brown	E.C. Lumley	P.R. Weiss

HIGHLIGHTS FOR 2010

The PFC held four regularly scheduled meetings in 2010. The PFC communicates regularly and directly with the officers. Time is set aside at each regularly scheduled committee meeting for the committee members to meet without management.

The PFC focused on the following key areas in 2010:

•	monitoring the performance of the pension funds
•	thoroughly reviewing and monitoring fund performance and the applicable statements of investment policies and procedures and in particular, revising investment parameters such as the foreign currency hedging policy, the allocation of the fund’s equity investments and the overall structuring of the pension fund assets and the associated investment performance benchmarks. In addition, the PFC continues to monitor the allocation of fund assets between equities and fixed income to align more appropriately with pension liabilities and approved the creation of a pension fund advisory committee to provide advice and counsel to our principal investment manager.
•	reviewing the financial situation and ensuing required funding of BCE’s and Bell Canada’s applicable pension plans in particular their sensitivity to the volatility of financial markets and to the applicable long-term discount rates and the effect of applying the new Federal Pension Reform, and
•	reviewing the possibility of making an additional voluntary contribution to the pension plan in 2010.

Highlights of items reviewed and reported, or recommended by the PFC to the Board in 2010 and up to the date of this Circular include the following:

•	the overall structure of the investment process, including the periodic review of the performance of applicable investment managers, and
•	the review of the operating systems (including control systems and procedures for supervising and monitoring the operating systems) in place for carrying out our responsibilities as employer and administrator of the pension plans, pension funds and master fund.

The PFC also carries out an annual evaluation of its performance with the CGC, including the review of the adequacy of its charter. Finally, the PFC reports regularly to the Board on its activities.

Report presented March 10, 2011, by:

R.A. Brenneman, Chair
R.E. Brown
E.C. Lumley
P.R. Weiss

24  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

Committee reports

CORPORATE GOVERNANCE COMMITTEE REPORT

The CGC assists the Board in developing and implementing our corporate governance guidelines, identifying individuals qualified to become members of the Board and determining the composition of the Board and its committees, determining the directors’ remuneration, developing and overseeing an assessment process for the Board, and reviewing and recommending for Board approval our corporate policies concerning business conduct and ethics. The charter of the CGC is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE CORPORATE GOVERNANCE COMMITTEE

The CGC is made up of six independent directors: Mr. R.E. Brown (Chair), Mr. B.K. Allen, Mr. A. Bérard, Ms. S. Brochu, Ms. D. Soble Kaufman and Ms. C. Taylor, who became a member of the CGC on August 4, 2010, upon her appointment to the Board.

MEMBERS	R.E. Brown (Chair)	B.K. Allen	A. Bérard	S. Brochu	D. Soble Kaufman	C. Taylor

HIGHLIGHTS FOR 2010

The CGC held four regularly scheduled meetings in 2010. The CGC communicates regularly and directly with the officers. Time is set aside at each regularly scheduled meeting for the committee members to meet without management.

Highlights of items reviewed and reported, or recommended by the CGC to the Board in 2010 and up to the date of this Circular include the following:

•	the size and composition of the Board to ensure that the Board and its committees continue to benefit from the range of skills, expertise and experience needed to function effectively and for sound succession planning
•	the independence of directors and our director independence standards; these standards can be found in Schedule C of this Circular and are available in the governance section of our website at www.bce.ca
•	the financial literacy and expertise of the members of the audit committee
•	the consideration of existing and new board interlocks and of the possible effect of any change in a director’s external directorships or principal occupation on such director’s suitability to continue to serve as a director
•	the nominees for director who will stand for election at the meeting
•	the annual review of the effectiveness of the Board and of its committees and the assessment of the performance of each director and of the Board, the Board Chair, Board committees and each committee Chair
•	the directors’ attendance record
•	the review of the adequacy and form of non-management directors’ compensation for serving on the Board and its committees, including the requirement for minimum share ownership, to ensure that it continues to be appropriate (please refer to Directors’ Compensation for a complete description of the directors’ compensation in 2010).

•	the monitoring of “Say on Pay” and other corporate governance developments
•	how we align with the corporate governance guidelines of National Instrument 58-101 — Disclosure of Corporate Governance Practices National Policy 58-201 — Corporate Governance Guidelines, NYSE rules, the Sarbanes-Oxley Act and other corporate governance initiatives
•	the Board’s statement of corporate governance principles and guidelines, including the majority voting guidelines for the election of directors, and
•	the manner in which our shareholders will exercise their voting rights at the meeting.

The CGC also carries out an annual evaluation of its performance with the Board, and reviews annually the adequacy of the charter of the Board, the charter of the CGC and the respective charters of each other committee of the Board. Finally, the CGC reports regularly to the Board on its activities.

The Statement on our Corporate Governance Practices can be found in Schedule B of this Circular.

Report presented March 10, 2011, by:

R.E. Brown, Chair
B.K. Allen
A. Bérard
S. Brochu
D. Soble Kaufman
C. Taylor

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  25

DIRECTORS’ COMPENSATION

Consistent with the risks and responsibilities in being an effective director, our aim is to ensure that our Board membership is of the highest quality and has a sufficient range of skills, expertise and experience.

Narrative discussion covering 2010 Directors’ compensation

In designing a compensation program for non-management directors, the objective is to ensure that the Corporation attracts and retains highly qualified, committed and talented members of the Board with an extensive and relevant breadth of experience, as well as to align the interests of directors with those of its shareholders.

The Board sets the compensation of non-management directors based on the CGC’s recommendations. The CGC regularly reviews the compensation of non-management directors and recommends to the Board such adjustments as it considers appropriate and necessary to recognize the workload, time commitment and responsibility of the Board and committee members and to remain competitive with director compensation trends in Canada and the U.S. Any director who is also an employee of the Corporation or any of its subsidiaries does not receive any compensation as a director.

The CGC undertook in 2009 a comprehensive review of compensation arrangements for non-management directors, which had not been changed since 2002. In August 2009, the CGC retained the services of Hugessen Consulting Inc. (Hugessen) to provide expertise and advice on a compensation market review for the non-management directors. For this study, the CGC asked Hugessen to: 1) confirm the appropriate comparator group for BCE non-management directors, 2) review the level and form of directors’ compensation for the agreed comparator group, 3) review the trends in level and form of director compensation in Canada and the U.S., and 4) review alternative director compensation structure. Please see Compensation discussion & analysis for the fees paid to Hugessen in relation to such services and other services it provided on executive compensation.

As a result of such comprehensive review of the compensation of non-management directors, the following key changes, which were disclosed in last year’s management proxy circular, took effect on January 1, 2010:

•	With respect to the comparator group, as the Corporation has no significant U.S. operations and only one U.S. director, it was decided to use a “Canadian” comparator group composed of Canadian based companies operating across all industries, with size similar to BCE (in terms of employees, revenues and enterprise value) to benchmark the non-management directors’ remuneration

•	With respect to fee structure and level, to maintain the all-inclusive flat fee arrangement (in lieu of retainers and attendance fees) in line with market best practices and to move the annual compensation level to a new multi-tiered structure, as follows:

COMPENSATION (CDN $) *	LEVEL

160,000	Directors who serve on one committee of the Board

175,000	Directors who serve on two committees of the Board

200,000	Chair of the corporate governance committee

Chair of the pension fund committee

225,000	Chair of the management resources and compensation committee

Chair of the audit committee

350,000	Chair of the Board

*	Non-management directors do not receive additional retainers or attendance fees in respect of their service as directors and as members of any of the Board’s standing committees. Directors are however reimbursed for transportation and other expenses incurred for attendance at Board and committee meetings.

•	Non-management directors must now own at least three times the base annual flat fee arrangement, being 3 x $160,000 ($480,000), worth of BCE shares, to be held either in BCE shares and/or deferred share units (DSUs) under the share unit plan for non-employee directors (1997) (Directors’ Share Unit Plan). Non-management directors must reach such threshold within 5 years from the later of January 1, 2010, and the date of first being appointed to the Board. This minimum share ownership guideline is a significant increase from the previous guideline, which required directors to own 10,000 BCE common shares or DSUs within five years of their election to the Board. The Board believes that this increase in the share ownership guideline serves to further align the interests of our directors with those of our shareholders.

•	Until the increased minimum share ownership level is attained, 100% of the compensation is mandatorily paid in the form of DSUs. Once a director attains the increased minimum share ownership level, at least 50% of the compensation is mandatorily paid in DSUs, with the remaining portion to be paid in cash or DSUs, at the discretion of the director.

26  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

Directors’ compensation

COMPENSATION TABLE

The following table provides details of the compensation provided to the non-management directors of the Corporation who served as directors during the financial year ended on December 31, 2010.

					ALLOCATION OF TOTAL
					COMPENSATION
			ALL OTHER	TOTAL
	CURRENT COMMITTEE	FEES EARNED	COMPENSATION (1)	COMPENSATION	IN CASH	IN DSUs
NAME	MEMBERSHIPS	($)	($)	($)	($)	($)

B.K. Allen	CGC, MRCC	175,000	0	175,000	87,500	87,500

A. Bérard	Audit, CGC	175,000	0	175,000	0	175,000

R.A. Brenneman (5)	PFC (Chair), MRCC	186,154	0	186,154	93,077	93,077

S. Brochu (2)	Audit, CGC	114,423	0	114,423	0	114,423

R.E. Brown	CGC (Chair), PFC	200,000	6,321	206,321	106,321	100,000

A.S. Fell	Audit, MRCC	175,000	0	175,000	43,750	131,250

D.S. Kaufman	CGC	160,000	0	160,000	80,000	80,000

B.M. Levitt	MRCC (Chair)	225,000	0	225,000	112,500	112,500

E.C. Lumley	PFC	160,000	0	160,000	20,000	140,000

T.C. O’Neill	Ex officio on all committees	350,000	0	350,000	175,000	175,000

C. Taylor (4)	Audit, CGC	71,330	0	71,330	35,665	35,665

P.M. Tellier (3)	N/A	69,780	4,962	74,742	22,407	52,335

P.R. Weiss	Audit (Chair), PFC	225,000	0	225,000	0	225,000

V.L. Young (3)	N/A	61,057	2,034	63,091	24,930	38,161

(1)	For Messrs. Tellier and Young, a taxable benefit has been included for the payment by BCE of brokerage fees associated with the payment of their DSUs recorded in their accounts in connection with their retirement from the Board, and for Mr. Brown, a taxable benefit has been included for the reimbursement of professional services rendered to Mr. Brown over the course of 2010.

(2)	Elected to the Board on May 6, 2010.

(3)	Retired from the Board and ceased to be a director of the Corporation on May 6, 2010.

(4)	Appointed to the Board on August 4, 2010.

(5)	Appointed Chair and member of the PFC on May 7, 2010.

Directors’ Share Unit Plan

Under the Directors’ Share Unit Plan each non-management director elects to receive his/her annual fees in cash or in the form of DSUs. One DSU is equal in value to one common share.

Each director has an account where DSUs are credited (at the end of each quarter) and held until the director leaves the Board. The number of DSUs credited to each director’s account is calculated by dividing the amount of the quarterly fee payment by the common share price on the day the credit is made. DSUs vest at time of grant.

Holders of DSUs are credited additional units that are equal to the dividends declared on the Corporation’s common shares. Additional DSUs are credited to each non-management director’s account on each dividend payment date. The number of DSUs is calculated using the same rate as the dividends paid on the common shares.

When a director leaves the Board, the Corporation buys the same number of common shares on the open market as the number of DSUs the director holds in the Directors’ Share Unit Plan, after deducting appropriate taxes. These shares are then delivered to the former director. All administration costs as well as any brokerage fees associated with the purchase and registration of common shares are paid by BCE.

Share Ownership Requirement

As described above under Narrative discussion covering 2010 Directors’ Compensation, the Board established new guidelines for non-management directors’ share ownership requirement which came into effect January 1, 2010.

The following table lists the number of common shares of BCE and DSUs each of the current non-management director held as of March 10, 2011, with the corresponding dollar value as of such date and highlights where each non-management director stands in terms of the new share ownership guidelines:

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  27

Directors’ compensation

INVESTMENT AS OF MARCH 10, 2011, OF OUR CURRENT NON-MANAGEMENT DIRECTORS

			TOTAL
			NUMBER OF		NEW 2010	PERCENTAGE
	NUMBER OF		COMMON		SHAREHOLDING	OF 5-YEAR	TARGET DATE
	COMMON	NUMBER OF	SHARES &	TOTAL VALUE (1)	REQUIREMENTS	TARGET	TO MEET NEW
	SHARES	DSUs	DSUs	$	$	ACHIEVED	REQUIREMENTS

B.K. Allen	20,000	4,058	24,058	852,616	480,000	177%	Already met

A. Bérard	1,120	41,937	43,057	1,525,940	480,000	318%	Already met

R.A. Brenneman	95,000	34,656	129,656	4,595,009	480,000	957%	Already met

S. Brochu	1,250	3,451	4,701	166,603	480,000	35%	January 1, 2015

R.E. Brown	30,000	3,161	33,161	1,175,226	480,000	245%	Already met

A.S. Fell	134,068	41,937	176,005	6,237,617	480,000	1300%	Already met

D.S. Kaufman (2)	3,049	35,277	38,326	1,358,273	480,000	283%	Already met

B.M. Levitt (2)	2,573	58,448	61,021	2,162,584	480,000	450%	Already met

E.C. Lumley	9,539	27,263	36,802	1,304,263	480,000	272%	Already met

T.C. O’Neill	2,745	20,555	23,300	825,752	480,000	172%	Already met

C. Taylor	24,000	1,036	25,036	887,276	480,000	185%	Already met

P.R. Weiss	0	12,986	12,986	460,224	480,000	96%	January 1, 2015

(1)	The “Total Value” is determined by multiplying the number of common shares and DSUs of BCE held by each current director as of March 10, 2011, by the closing price of BCE’s common shares on the Toronto Stock Exchange as of the close of business on March 10, 2011, being $35.44.

(2)	Not standing for re-election at this AGM.

Incentive plan awards

The following table includes details of outstanding DSUs for non-management directors of the Corporation who served on the Board during the financial year ended on December 31, 2010, including DSUs granted over 2010.

		SHARE-BASED AWARDS (DSUs) — VALUE VESTED DURING THE YEAR

	OUTSTANDING	DIRECTORS’ FEES		DIVIDEND-LIKE CREDIT		OUTSTANDING
	DEFERRED SHARE	PAID IN DEFERRED		IN THE FORM OF		DEFERRED SHARE
	UNITS AS OF	SHARE UNITS		DEFERRED SHARE UNITS		UNITS AS OF
	Dec. 31, 2009	IN 2010		AWARDED IN 2010		Dec. 31, 2010

NAME	(# of DSUs)	(# of DSUs)	$	(# of DSUs)	$	(# of DSUs)

B.K. Allen	1,212	2,709	87,500	93	2,947	4,014

A. Bérard	34,003	5,418	175,000	1,997	61,650	41,418

R.A. Brenneman	29,641	2,867	93,077	1,715	52,905	34,223

S. Brochu	0	3,411	114,423	12	396	3,423

R.E. Brown	0	3,096	100,000	34	1,120	3,130

A.S. Fell	35,390	3,981	131,250	2,047	63,127	41,418

D.S. Kaufman	30,580	2,477	80,000	1,777	54,796	34,834

B.M. Levitt	51,242	3,483	112,500	2,987	92,039	57,712

E.C. Lumley	21,379	4,284	140,000	1,266	39,066	26,929

T.C. O’Neill	14,033	5,418	175,000	858	26,548	20,309

C. Taylor	0	1,030	35,665	0	0	1,030

P.M. Tellier	58,612	1,740	52,335	1,704	49,074	0	(1)

P.R. Weiss	5,510	6,967	225,000	363	11,460	12,840

V.L. Young	19,093	1,269	38,161	561	16,159	0	(1)

(1)	Under the Directors’ Share Unit Plan, participants are entitled to receive payment of their DSUs recorded in their accounts anytime from the date of termination of Board service up to December 1 of the first calendar year commencing after the year in which the termination occurred. Messrs. Tellier and Young all retired from the Board in 2010 and elected to receive payments of their DSUs prior to December 31, 2010.

28  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

Directors’ compensation

Compensation of directors of subsidiary boards
of directors

The directors’ annual flat fee also compensates non-management directors for their services as directors of subsidiaries whose common shares or units are not publicly traded, including Bell Canada. The directors of the Corporation who sit on boards of directors of subsidiaries whose common shares or units are publicly traded may also receive compensation from such publicly traded subsidiaries.

Mr. Victor Young was a trustee of Bell Aliant Regional Communications Income Fund (Bell Aliant Income Fund) (now Bell Aliant Inc.) and a member of the board of Bell Aliant Holdings Inc. (Holdings Inc.) until May 6, 2010 at which time he retired from the BCE Board and Bell Aliant Income Fund and Holdings Inc. Boards. As Bell Aliant Income Fund and Holdings Inc. are not subsidiaries of BCE, compensation paid to Mr. Young in his capacity as a trustee of the Fund and as a director of Holdings Inc. has not been included. Please refer to Bell Aliant Inc.’s latest Management Proxy Circular filed on SEDAR at www.sedar.com for more details.

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  29

MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE REPORT

The management resources and compensation committee (MRCC) is the human resources committee of the Board. The Committee assists the Board of Directors in its oversight responsibilities relating to compensation, nomination, evaluation and succession of the President and CEO, other officers and management personnel. In addition, the MRCC oversees the Corporation’s health and safety policies and practices. The charter of the MRCC is available in the governance section of our website at www.bce.ca.

Please refer to Compensation discussion & analysis for a description of our compensation philosophy, policies and programs and how our President and Chief Executive Officer (CEO), our Executive Vice-President and Chief Financial Officer (CFO) and our three other most highly compensated executive officers are remunerated.

MEMBERSHIP OF THE MRCC

The MRCC is made up of four independent members: Mr. Brian M. Levitt (Chair), Mr. Barry K. Allen, Mr. Ronald A. Brenneman and Mr. Anthony S. Fell.

MEMBERS	B.M. Levitt (Chair)	B.K. Allen	R.A. Brenneman	A.S. Fell

All members of the MRCC have a thorough understanding of principles and policies underlying executive compensation decisions that they acquired, among other things, through experience as a former chief executive officer or head of human resources of large publicly-traded corporations or as a former chairman and chief executive officer of a sizeable business operating inside a large publicly-traded corporation. All members currently serve or have served on compensation or human resources committees of other public companies.

As outlined in the chart below, three members of the MRCC also sit on other committees of the Board, and collectively they sit on all committees of the Board which provides for in-depth knowledge of and strong alignment with the work of these other committees. This also enables the MRCC members to adequately assess the company’s risk profile in order to make decisions about the suitability of the company’s compensation policies and practices that are consistent with it.

HIGHLIGHTS FOR 2010

The MRCC held four regularly scheduled meetings and one special meeting in 2010. At each regularly scheduled meeting, an in camera session was held with no members of management or advisors present.

Highlights of items reviewed, reported, or recommended by the MRCC to the Board in 2010 and up to the date of this Circular include the following:

•	the review of executive compensation philosophy, policies and arrangements, including the approval of a new equity-based plan with performance vesting criteria. These are further detailed under The Board of Directors’ letter to shareholders and under Compensation discussion & analysis.
•	the appointment or resignation of officers and the consequent compensation changes to ensure that they are appropriate in relation to both external and internal benchmarks
•	the review of proposed major changes in organization or personnel with the President and CEO
•	the review of the President and CEO’s performance and recommendation of the terms of his compensation to the independent directors of the Board for their approval
•	the completion and execution of an Employment Agreement between the Corporation, Bell Canada and the President and CEO, the key terms of which are disclosed under Compensation of our named executive officers — Termination and change in control benefits
•	the review with the President and CEO of the performance of the other executive officers including the review of their personal leadership development plans and the determination of their short-term incentive awards

30  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

Management resources and compensation committee report

•	the review with the President and CEO of the Bell group’s management resources and plans for ensuring appropriate succession for officers and other senior management personnel
•	the review of benefit plans under the MRCC’s authority
•	the determination of equity-based grants for promoted employees and new hires. Key terms of equity-based plans are disclosed under Compensation discussion & analysis and Compensation of our named executive officers
•	the monitoring of “Say on Pay” and other corporate governance developments related to executive compensation
•	the review of compliance by executive officers with share ownership requirements and monitoring of interim measures if requirements are not met
•	the review of this report of the MRCC and the Compensation discussion & analysis and Compensation of our named executive officers disclosure
•	the review of health and safety procedures and compliance with respect to health and safety policies

The MRCC also carries out an annual evaluation of its performance with the corporate governance committee including the review of the adequacy of its charter. At each regularly scheduled Board meeting, the MRCC, through its Chair, provides a report to the Board on its activities.

INDEPENDENT ADVICE

Please refer to Compensation discussion & analysis for a description of fees paid to external independent compensation advisors in 2010.

Report presented on March 10, 2011 by:

B.M. Levitt, Chair
B.K. Allen
R.A. Brenneman
A.S. Fell

BCE INC.  2011 MANAGEMENT PROXY CIRCULAR  ï  31

THE BOARD OF DIRECTORS’ LETTER TO SHAREHOLDERS

Dear fellow shareholders:

On behalf of the MRCC and the Board, we are pleased to share with you our approach to executive compensation, including the framework we have used to make our compensation decisions for 2010, and highlight the compensation changes we implemented in early 2011.

At our 2010 AGM, we held our first “Say on Pay” shareholder advisory vote. The total number of votes cast in favour of the resolution was 92.5%, and we appreciate the confidence you have placed in our approach to date. We also reviewed the feedback we received from some of you with regards to certain aspects of our compensation programs and we trust that you will support the changes we are making to our programs for 2011, which are discussed below.

OUR APPROACH TO EXECUTIVE COMPENSATION

BCE is focused on a pay-for-performance approach to compensation for all team members, including our executive team. This philosophy supports the execution of Bell’s 5 Strategic Imperatives and our commitment to deliver ongoing and consistent returns to shareholders.

  Our approach to compensation is set to achieve one ultimate goal: to create sustained value for you.

As a result, our executive compensation policies and programs are designed to attract and retain the highest caliber of individuals at a competitive cost to the company, and to ensure that they are motivated to pursue our goal to create long-term sustainable shareholder value. We recognize that this must be done within an acceptable level of risk and we are responsible for ensuring our compensation policies and practices do not encourage undue risk-taking on the part of our executives. To this end, we believe we have practices in place, such as clawback provisions, share ownership guidelines, trading restrictions and a deferred share unit plan, which are discussed in greater detail under the Compensation discussion and analysis, to mitigate the risks associated with our compensation policies and programs.

OUR COMPENSATION DECISIONS FOR 2010

We did not make any policy changes to the design or target levels of salaries and variable compensation for 2010:

•	As a policy, salaries are reviewed from time to time and for 2010 there were no changes to the base salaries of our executive officers. Since 2006, annual base salaries have only been adjusted to reflect increases in responsibilities.
•	Short-term incentive targets remained at their 2009 level of 125% of base salary for our President and CEO and 100% of base salary for our other executive officers.
•	No equity-based compensation was granted in 2010 in light of the equity grants made at the end of 2008 which covered years 2009 and 2010.

Short-term incentive awards

We designed the short-term incentive compensation to reward a range of critical financial and operating metrics. The financial metrics used in 2010 — EBITDA, Revenue and Free Cash Flow — are key indicators widely employed to measure financial performance in the communications industry across North America. The operating metrics were based on the 5 Strategic Imperatives that have guided the re-energization of the Bell brand, our improved competitiveness and market performance, and an enhanced ability to return value to shareholders. This combination of well-established financial measurements with Bell’s guiding strategy offered the team a clear, straightforward and motivating compensation structure.

The company’s performance in 2010 resulted in the majority of the targets set for 2010 under the financial and operating metrics being met. Consequently, we approved a corporate performance index of 101% out of a maximum of 150%. However, we approved a reduction of the corporate factor by five percentage points for vice-presidents and above upon a recommendation by the President and CEO who concluded that while many of Bell’s customer service metrics improved in 2010, progress on the customer service strategic imperative did not fully meet expectations. As a result, the corporate performance index impacting 70% of executives’ short-term incentive awards was reduced to 96%. The remaining 30% of the award was based on individual performance.

Equity-based variable compensation

We believe tying executive compensation directly to the company’s equity is an excellent motivational and retention tool. In December 2010, executive officers received payment in respect of a grant of time-vesting restricted share units, which had been awarded at the end of 2008 to address the intensity of Bell’s significant corporate restructuring and new strategic focus as an efficient, customer-focused communications operator. Designed to retain and motivate strong executive leaders in a competitive market for communications talent, with their value fluctuating in line with the market value of the BCE

32  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

The board of directors’ letter to shareholders

common shares, these restricted share units ensured direct alignment between the interests of executives and shareholders. A key additional retention incentive was the fact that these grants could vest only for executives employed as of December 21, 2010.

With the tremendous organizational and strategic advancements undertaken at Bell in 2008, and following the termination of a lengthy and tumultuous privatization effort, our objective was to ensure the organizational stability required by the “better” Bell. Considering that the team drove exceptional market performance and shareholder value in 2009 and 2010, and that no executive officer departed the company during that time, we are satisfied that this approach achieved its motivational and retention objectives.

MOVING FORWARD IN 2011

In 2010 we reviewed the compensation paid to executives to ensure its continued relevance to the company’s objectives. Considering the Bell team’s strong strategic execution and accelerating market performance, we remained confident that the positioning of executive compensation to market was appropriate. Additionally, we re-introduced a performance component to the equity-based compensation plan.

We awarded annual grants of equity-based compensation for the first time in early 2011 as follows. Such allocations will be reviewed by the MRCC on an annual basis.

2011 Equity-Based Plan

To achieve 100% vesting of the PSUs at the end of 2013, earnings growth must be sufficient to provide the Board with the ability to increase the dividend by a target compound annual dividend growth rate over the three-year performance period while keeping the dividend payout ratio between 65% and 75% of the adjusted earnings per share available to common shareholders.

CONCLUSION

The responsibility for executive compensation rests with the Board of Directors, and we confirm that we fully understand the long-term implications of the executive compensation decisions we make and the programs we approve.

Members of the Board will be present during the Annual General Shareholder Meeting, to be held on May 12, 2011, to answer any questions you may have about executive compensation.

Our approach to executive compensation supports the execution of the company’s strategy, and we remain committed to developing the compensation policies and programs that will continue to produce the results that deliver value to you, our shareholders.

Thomas C. O’Neill	Brian M. Levitt

Chair of the Board March 10, 2011	Chair of the Management Resources and Compensation Committee

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EXECUTIVE COMPENSATION (1)

This section describes our compensation philosophy, policies and programs and provides the details related to the compensation of our named executive officers. The main items being discussed can be found in the following order:

(1)	In this Executive Compensation section, we, us, our, corporation and company mean BCE Inc. and its main subsidiary, Bell Canada, and BCE means BCE Inc., unless indicated otherwise.

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COMPENSATION DISCUSSION & ANALYSIS

This CD&A describes our compensation philosophy, policies and programs and discusses the compensation provided in 2010 to our President and Chief Executive Officer (CEO), our Executive Vice-President and Chief Financial Officer (CFO) and our three other most highly compensated executive officers. These executive officers are referred to in this document as the “named executive officers” and are as follows:

•	George A. Cope, President and CEO of BCE and Bell Canada
•	Siim A. Vanaselja, Executive Vice-President and CFO of BCE and Bell Canada
•	Wade Oosterman, President — Bell Mobility and Bell Residential Services & Chief Brand Officer, Bell Canada
•	Kevin W. Crull, Officer of Bell Canada and Chief Operating Officer of CTVglobemedia Inc.
•	Stéphane Boisvert, President — Bell Business Markets, Bell Canada

COMPENSATION OVERALL OBJECTIVE

Our executive compensation is based on a pay-for-performance philosophy. Its overall goal is to increase shareholder value by:

•	attracting, motivating and retaining the executive officers needed to drive the business strategy; and
•	rewarding them for financial and operating performance and leadership excellence.

COMPENSATION POLICY AND COMPONENTS

To achieve our objective, we use three key elements of compensation with an aggregate target value positioned at the 60th percentile of what is paid by our comparator group.

(1)	Total direct compensation is comprised of base salary, short-term incentive and mid-term and long-term incentives.

(2)	The 2008 equity grants, which covered 2009 and 2010, consisted entirely of time-vesting RSUs except in the case of Mr. Cope who received 25% of his grant value in the form of stock options.

We also offer competitive pension, benefits and perquisites to promote the hiring and retention of qualified executives. These are discussed under Pension, benefits and perquisites.

Risk-mitigating practices

The company has implemented the following risk-mitigating practices: clawback provisions, substantial share ownership requirements for the CEO and all other executives, the possibility to defer incentive compensation in deferred share units and trading restrictions. Consequently, the MRCC is satisfied that our compensation structure, appropriately balanced between short and longer-term compensation, and our policies do not encourage undue risk taking reasonably likely to have a material adverse effect on the company.

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Clawback provisions

The provisions included in Mr. Cope’s employment agreement provide for the company, at its discretion, to claw back a portion of cash and equity compensation awarded to him after July 11, 2008 (date of appointment as President and CEO), as well as obtain reimbursement for a portion of the gains realized on the exercise of options granted to him after his appointment. This may occur if there is a financial restatement due to gross negligence, intentional misconduct or fraud on the part of Mr. Cope during the 24 months preceding the restatement, and it is determined that the cash or equity awards paid would have been lower had the restatement occurred prior to the payment of such awards, as described in greater detail under Termination and change in control benefits.

In addition, our stock option plan includes clawback provisions in case employees, including executive officers, engage in prohibited behaviours, as described in greater detail under Stock options.

Share ownership

We believe in the importance of substantial share ownership. A minimum share ownership level has been set for each executive position as a percentage of annual base salary. The ownership level for Mr. Cope was increased from 500% to 750% of his base salary concurrent with the signing of his employment agreement in early 2010. Share ownership requirements are discussed under Share ownership requirements.

Deferred share units (DSUs)

The deferred share unit plan is designed to align the interests of the executive officers to those of the shareholders by providing a mechanism for executives to receive incentive compensation earned in the form of equity.

Executives can defer up to 100% of their short-term incentive and restricted share unit payouts in DSUs. The DSU plan is explained in greater detail under Deferred share unit plan.

Trading restrictions

To help minimize the risk of an unintentional violation of insider trading prohibitions, we recommend that our executives, provided they are not otherwise aware of undisclosed material information following the release of financial results, trade BCE securities (including the exercise of stock options) only during company-set permissible trading window periods.

SETTING EXECUTIVE COMPENSATION

The roles of management and the MRCC in setting and administering executive compensation are described below.

MANAGEMENT	MRCC

•  Proposes the elements of a compensation program that supports a performance culture

•  Implements the processes required to administer the program

•  Manages the process used to establish performance objectives and to measure individual and corporate performance against set objectives

•  Provides the MRCC with an assessment of the Business Unit results achieved by each of the Business Unit officers as well as an assessment of the leadership attributes demonstrated in fulfilling their roles and responsibilities

•  Recommends to the MRCC the base salary as well as the short-term, mid-term and long-term incentive awards for the officers of the Corporation

•  Proposes the succession plan for the officers of the Corporation

•  Oversees and recommends for approval by the Board the company’s executive compensation philosophy, policies and programs

•  Reviews with the CEO any proposed major changes in organization or personnel including the succession plan

•  Reviews any proposed major changes in the company’s benefit plans and recommends for approval any change requiring Board approval

•  Reviews annually with the members of the Board the performance of the CEO and other executive officers

•  Recommends annually to the members of the Board all forms of compensation for the CEO and other officers

•  Reviews the company’s executive compensation disclosure for inclusion in the company’s public disclosure documents

•  Seeks advice from independent compensation consultants on emerging trends in executive compensation and, when considered advisable by the Committee, other professional advice to enable the Committee to function independently of management

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Benchmarking

To ensure the competitiveness of the compensation offered to our executives the MRCC regularly reviews the compensation offered for similar executive positions at other companies with whom we compete for talent (our comparator group).

In 2010 the company’s management retained the services of Towers Watson to select an appropriate comparator group and perform a compensation market review for key executive positions. While consideration was given to companies in BCE’s prior comparator group, the revised comparator group was designed to avoid overweighting industries (e.g., no more than three companies from the same industry) in order to be more representative of the Canadian marketplace.

The composition of the revised group was reviewed by the MRCC’s independent advisor on executive compensation, Hugessen Consulting, for adequacy in light of the company’s compensation philosophy and objectives.

In its deliberations, the MRCC considered Towers Watson’s rationale for the selection of the group of companies and comments from Hugessen Consulting to confirm their agreement with the proposed Canadian comparator group.

The revised comparator group of 21 companies, the rationale for its use and comparative financial information are outlined in the two tables below.

DESCRIPTION	RATIONALE FOR USE	LIST OF COMPANIES

Represents a select sample of the largest Canadian companies based on revenues and market capitalization and reflects an approximately equal representation of industries
Ensures the competitiveness of our executive compensation by comparing it to that offered at companies that are similar to us in terms of size, revenues and market capitalization and that compete with us for key talent

The equal representation of industries ensures that our comparator group is representative of the marketplace where we compete for talent
Agrium Inc., Air Canada, Alimentation Couche-Tard Inc., Barrick Gold Corporation*, Bombardier Inc.*, Canadian National Railway Company*, EnCana Corporation*, Kinross Gold Corporation, Magna International Inc., Manulife Financial Corporation*, Metro Inc., Potash Corporation of Saskatchewan Inc.*, Research In Motion Limited*, Rogers Communications Inc.*, Royal Bank of Canada*, Shoppers Drug Mart Corporation*, Suncor Energy Inc.*, Teck Resources Limited, TELUS Corporation*, The Toronto-Dominion Bank*, TransCanada Corporation*

*	denotes that a company was part of our previous comparator group.

Comparative financial information

	BCE INC.	COMPARATOR GROUP

		Financial services, manufacturing,
INDUSTRY	Telecommunications	retail, oil & gas, telecommunications,
			transportation and
			mining/chemicals

		MEDIAN	75th PERCENTILE

Total revenue ($M)	$17,735	$11,196	$18,775

Adjusted market capitalization ($M) (1)	$21,429	$22,378	$36,856

Total enterprise value ($M)	$59,479	$48,112	$69,417

Net income ($M)	$1,738	$1,146	$1,843

Dividend yield	5.49%	1.8%	3.1%

Employees	50,662	22,324	60,140

The comparative financial information was obtained from public continuous disclosure filings for the most recently available fiscal year at the time the study was performed in 2010.

(1)	Adjusted market capitalization, calculated as per Towers Watson’s methodology, reflects each company’s average December 2009 share price for Canadian companies and May 2010 share price for companies disclosing financial information in US dollars, multiplied by shares outstanding on December 31, 2009 and on May 17, 2010 for US shares.

Compensation paid to our executives was benchmarked against our 2010 comparator group. Competitive data reflected 2009 compensation levels for the comparator group updated for 2010 using the median projected salary increase factor for Canadian executives in the industry at large of 2.8%.

The comparative market data is just one of the factors the MRCC takes into consideration when making recommendations to the Board with regards to executive compensation. Other factors used to determine executive compensation include the relative scope of responsibilities and business impact of each executive position relative to other positions, external competitive pressures, personal performance and leadership abilities.

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SERVICES RENDERED BY INDEPENDENT COMPENSATION CONSULTANTS

2010:

Following the collapse of the privatization transaction in December of 2008, the MRCC put in place a strong retention incentive in the form of a restricted share unit plan with time-based vesting to occur in December of 2010 conditional upon the recipient being in the employ of Bell Canada at that time. With these times behind us, the MRCC recognized the need to transition from a very unique equity program to one that would continue to align the interests of the executives with the interests of our shareholders and be commensurate with programs offered by those companies that compete for similar talent. To that end, the MRCC worked closely with Hugessen Consulting, the MRCC’s independent compensation consultant since 2009, to craft the new equity program with an appropriate mix of time-based and performance-based elements, in light of compensation trends and market practices, highlights of which are described in the The Board of Directors’ letter to shareholders preceding this CD&A.

The company’s management retained in 2010 the services of Towers Watson to benchmark the compensation paid to our executives to the market. As part of this exercise, the composition of our comparator group was reviewed and modified to ensure its continued relevance. Towers Watson compiled and analyzed compensation data from the company’s new comparator group, as described under Benchmarking.

Hugessen Consulting reviewed the composition of the new 2010 comparator group for adequacy in light of the company’s compensation philosophy and objectives.

2009:

When Mr. Cope was promoted to the CEO position in July 2008, the principal terms of his compensation were determined by the MRCC and it was agreed that they would be incorporated in a written agreement later. During 2009, Towers Watson was retained by the MRCC to provide general market practices with respect to the terms of such agreements for CEOs. The MRCC selected Hugessen Consulting to provide advice on the terms of Mr. Cope’s agreement.

Independence of the compensation consultants

None of our directors or named executive officers has any affiliation or relationship with Hugessen Consulting and all services provided were reviewed and approved by the MRCC. Hugessen Consulting does not provide any services to management directly without the prior consent of the MRCC. No such services were provided by Hugessen Consulting in 2010. We therefore consider Hugessen Consulting to be independent of our company.

The executive compensation recommendations the MRCC makes to the Board are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by the Committee’s consultant.

Consulting fees

The table below summarizes the aggregate fees paid to the compensation advisors for services they provided for years 2009 and 2010.

	HUGESSEN CONSULTING		TOWERS WATSON

	2009	2010	2009	2010

MRCC mandates	$109,346 (1)	$360,277	$14,778	—

	100%	100%	100%	0%

Management mandates	—	—	—	$54,828 (2)

	0%	0%	0%	100%

Total Annual Fees	$109,346	$360,277	$14,778	$54,828

(1)	Includes fees associated with CGC mandate for the review of compensation offered to directors of the Board.

(2)	All fees relate to executive compensation mandates.

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2010 COMPENSATION ELEMENTS

Base salaries

The MRCC recommends for Board approval the base salary of each executive officer within a salary range that reflects the scope and responsibilities of the position, the executive officer’s experience, the positioning of his base salary versus the comparator group and internal equity. The mid-point of the salary range corresponds to the median of the salary paid by our comparator group for similar positions. The minimum for the salary range is 20% below the mid-point and the maximum is 20% above.

For five years, since 2006, no annual base salary increases have been granted across the board to our executives. In order to encourage a cultural shift towards greater individual accountability and higher levels of performance, base salaries offered to all of our executives have been adjusted only to reflect an increase in responsibilities or job scope, with adjustments made to variable compensation when required to maintain competitive market positioning of our total direct compensation.

Consequently, the 2010 base salaries of our named executive officers remained at their 2009 level and are disclosed in the table beside:

NAMED EXECUTIVE OFFICER	2010 BASE SALARY

George A. Cope	$1,250,000

Siim A. Vanaselja	$575,000

Wade Oosterman	$700,000

Kevin W. Crull	$700,000

Stéphane Boisvert	$700,000

Annual short-term incentive awards

The annual short-term incentive applicable to the CEO and all executive officers has two components. The corporate performance component is based on quantitative financial targets and qualitative objectives aligned with our 5 Strategic Imperatives. There is also an individual component that allows the MRCC to assess and reward leadership behaviours demonstrated by the executive in the achievement of business unit and overall corporate results.

The MRCC reviews short-term incentive targets for our executive officers each year as well as upon hire, promotion or when there are significant changes in the responsibilities of an executive officer. When making a recommendation to set or increase the incentive target of an executive officer, the MRCC takes into consideration the scope of the executive officer’s responsibilities, the executive officer’s base salary, internal equity and the positioning of his short-term incentive target compared to market.

In 2010, short-term incentive targets remained at their 2009 level of 125% of base salary for our President and CEO and 100% of base salary for our other named executive officers.

Short-term incentive awards are calculated as follows:

In order to reinforce our One Company / One Team concept, 70% of the executive officers’ annual short-term incentive award is based on corporate objectives. In order to incentivize personal development and appropriate behaviour, 30% of the executive officers’ annual short-term incentive award is based on individual performance.

Following the end of each year, the MRCC and the Board evaluate the performance of the company against the corporate objectives established for the year to determine the corporate performance index. This can vary between 0% and 150% with a target performance of 100%. The MRCC has discretion to recommend to the Board a different payout level from that suggested by the quantitative results to take into account unforeseen occurrences and non-recurring events and also to ensure that the payout is appropriate in the MRCC’s judgment. In fact, such a discretionary adjustment was made by the MRCC and the Board in respect of the 2010 corporate performance component as explained under 2010 corporate performance index.

At the conclusion of the year, the MRCC and the independent directors of the Board also assess the CEO’s and the executive officers’ performance and the demonstration of their leadership behaviours in driving corporate success. The CEO provides the MRCC with his assessment of the leadership behaviours demonstrated by the other executive officers. Taking into account all information provided, including the recommendations of the CEO, the MRCC exercises its discretion and

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recommends for Board approval the individual performance index for each of the executive officers. The index may vary between 0% and 300% with a target performance of 100%.

The maximum payout that can be achieved on the combined corporate and individual performance under the short-term incentive formula is two times the target award.

2010 short-term incentive

Corporate performance objectives

At the beginning of the year, the MRCC recommends for approval by the Board the company’s financial and operating objectives used to determine the corporate performance objectives that will account for 70% of the weighting of the short-term incentive award for that year.

The following illustration indicates the corporate performance objectives employed for setting short-term incentive awards for 2010, and the rationale for their use.

(1)	The term EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) does not have any standardized meaning according to Canadian generally accepted accounting principles (GAAP). We define EBITDA as operating revenues less cost of revenue and selling, general and administrative expenses, meaning it represents operating income before depreciation, amortization of intangible assets and restructuring and other. We use EBITDA, among other measures, to assess the operating performance of our ongoing business without the effects of depreciation, amortization of intangible assets and restructuring and other. We exclude these items because they affect the comparability of our financial results and could potentially distort the analysis of trends in business performance. We exclude depreciation and amortization of intangible assets because it largely depends on the accounting methods and assumptions a company uses, as well as non-operating factors such as the historical cost of capital assets. Excluding restructuring and other does not imply they are non-recurring. Please refer to our MD&A for a reconciliation to our operating income, the most comparable GAAP financial measure.

(2)	The term free cash flow does not have any standardized meaning according to Canadian generally accepted accounting principles (GAAP). We define free cash flow as cash flows from operating activities and distributions received from Bell Aliant less capital expenditures, preferred share dividends, dividends/distributions paid by subsidiaries to non-controlling interest, other investing activities and Bell Aliant free cash flow. Please refer to our MD&A for a reconciliation to our cash from operating activities, the most comparable GAAP financial measure.

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Financial objectives

The financial objectives account for 75% of the weighting of the overall corporate objectives (EBITDA 40%, Revenue 20% and Free Cash Flow 15%). The MRCC sets a threshold, a low, a target and a maximum value for each financial objective. The payout varies between 0% and 150% depending on the performance, as illustrated in the table below.

Target values are set within the financial guidance ranges provided to the investment community which ensures that payouts are well aligned to the performance expectations of our shareholders. A payout exceeding the target award requires exceptional performance versus market expectations on these measures and versus other companies in the sector.

OVERALL PERFORMANCE	THRESHOLD	LOW	TARGET	STRETCH

Payout*	0%	50%	100%	150%

*	The overall performance takes into account the results and relative weight of each financial objective. Results achieved between these values are interpolated.

Strategic imperatives

The remaining 25% weighting of the overall corporate objectives is used to recognize the achievements related to the company’s 5 Strategic Imperatives:

•	Improve customer service
•	Accelerate wireless
•	Leverage wireline momentum

•	Invest in broadband
•	Achieve a competitive cost structure

Progress on the 5 Strategic Imperatives is evaluated by measuring performance against a set of operating metrics, many of which are commonly used across the industry. Each strategic imperative carries a weight of 5% (for a total of 25%). The following point ranking scale applies:

POINTS	0	1	2	3	4	5	6

Results	Failed	Significantly Below	Below	Slightly Below	Met	Exceeded	Stretched

The cumulative total of points earned for the 5 Strategic Imperatives determines the payout according to the following table:

	THRESHOLD	TARGET	STRETCH
	0 POINTS	25 POINTS	30 POINTS
SUM OF POINTS	(5 x 0 POINTS)	(5 x 5 POINTS)	(5 x 6 POINTS)

Payout*	0%	100%	120%

*	The results achieved between these values are interpolated.

The Board and the MRCC believe that these operating objectives were set for 2010 at an ambitious level but could be achieved under normal economic and market conditions. Payout at target may only be achieved by exceeding these ambitious operating objectives and hence exceeding the targets for all 5 Strategic Imperatives would have required exceptional performance.

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2010 corporate performance index

The following table outlines the corporate results achieved for 2010.

		CALCULATED
COMPONENT	WEIGHTING	PAYOUT	2010 TARGET	2010 RESULTS	COMMENTS

EBITDA	40%	Payout: 32.1% Min: 0% Max: 60%	$5,888 million	$5,857 million
Bell reported EBITDA growth of 2.4% for 2010 which was within our financial guidance range. Bell’s Wireline EBITDA growth of 5.9% in 2010 was industry-leading.

Our EBITDA fell below our internal target for 2010 due to the additional cost associated with the record Wireless subscriber acquisitions during the year.

Revenue	20%	Payout: 23.5% Min: 0% Max: 30%	$15,320 million	$15,425 million
Bell reported revenue growth of 2.7% for 2010 which was at the upper end of our financial guidance range (which was increased during the course of the year) and exceeded its internal targets.

Our revenues reflected strong growth of 8.2% from Wireless due to a higher number of subscribers and increased Average Revenue per Customer. The Wireline segment achieved stable revenues.

Free Cash Flow	15%	Payout: 22.5% Min: 0% Max: 22.5%	$2,125 million	$2,309 million
Bell reported Free Cash Flow(1) at the high end of our financial guidance range and exceeded our internal target largely due to strong working capital management, while continuing to invest in the business and delivering dividend growth to shareholders.

The Free Cash Flow target excluded the special $750 million voluntary pension contribution.

Strategic Imperatives Progress	25%	Payout: 22.5% Min: 0% Max: 30%	n/a	n/a	Targets set by the Board to evaluate achievements of our 5 Strategic Imperatives are not disclosed as this could seriously prejudice the company’s interests given that this information is competitively sensitive.

Total	100%	101%

(1)	Results adjusted to reflect certain items unrelated to operational performance.

The financial results for 2010, along with the progress made against the 5 Strategic Imperatives, were reviewed by the MRCC against the set of financial and operating objectives used for setting short-term incentive awards. Based upon their assessment, the MRCC recommended, and the Board approved, a 2010 corporate payout index of 101%, except for executives for whom the corporate payout index was reduced by five percentage points to 96% upon a recommendation by the CEO who concluded that while many of Bell’s customer service metrics improved in 2010, progress on the customer service strategic imperative did not fully meet expectations.

Individual performance objectives

The individual performance component is based upon an assessment of the performance of an executive on two dimensions.

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One dimension is the achievement of results measured against the pre-determined business unit objectives. At the beginning of the year, the MRCC reviews the CEO’s individual performance goals for that year and recommends them to the Board for approval. Our CEO’s goals, as well as those of our other executive officers, are designed to support the execution of the 5 Strategic Imperatives and thereby create value for shareholders.

The other dimension is the demonstration of the leadership attributes required to achieve those results. They include people leadership attributes which serve to build and leverage talent and drive team effectiveness, along with strategic leadership attributes which serve to transform the business and execute the strategy.

At the conclusion of the year, the MRCC and the independent directors of the Board assess the CEO’s performance on both the achievement of results against the pre-determined objectives as well as the demonstration of leadership in the attainment of those results. Likewise, the CEO provides the MRCC with his assessment of the performance of the other executive officers.

Taking into account all information provided, including the recommendations of the CEO, the MRCC makes an informed judgment and recommends for Board approval the individual performance index (between 0% and 300%, with a target performance of 100%) for each of the executive officers.

In 2010, individual performance indexes for the named executive officers ranged from 125% to 300%, with an average index of 225%.

MID-TERM AND LONG-TERM INCENTIVE AWARDS

Restricted share units

Our mid-term incentive is comprised of restricted share units which are granted both to align the interests of executives and shareholders and to retain executives. The value of one restricted share unit is equal to the value of one BCE common share.

Dividend equivalents in the form of additional restricted share units are equal in value to the dividend paid on BCE common shares and are credited to the participant’s account on each dividend payment date based on the number of units in the account as of the dividend record date.

The 2009-2010 restricted share units granted on December 22, 2008 fully vested on December 21, 2010 for all named executive officers.

Participating executives are entitled to choose to receive their payment of restricted share units in cash, in BCE common shares, in deferred share units (as described under Deferred share unit plan) or in a combination of the three. The MRCC may, however, determine that all or a portion of an executive’s restricted share units is to be paid out in BCE common shares or in deferred share units.

Payment in cash is calculated based on the product of the number of vested restricted share units elected to be paid in cash and the weighted market value of a BCE common share at the time of vesting (less withholding taxes and any other deductions). The weighted market value at the time of vesting is calculated using the volume weighted average of the trading price per BCE common share of a board lot of common shares traded on the Toronto Stock Exchange for the last five consecutive trading days ending immediately on the trading day prior to vesting.

Where payment in shares is elected, BCE buys, through a trustee, a number of BCE common shares on the open market equal to the number of vested restricted share units elected to be taken in shares (less withholding taxes and any other deductions).

Where payment in deferred share units is elected, the number of deferred share units to be allocated to a participant’s account is equal to the number of vested restricted share units elected to be paid in deferred share units (without any deduction made for taxes and other withholdings). Payment, purchase of BCE shares or allocation of deferred share units from vested restricted share units is made within 45 days of vesting or as determined by the MRCC according to the provisions of the plan.

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Stock options

Our long-term incentive is comprised of options to buy BCE common shares under our stock option plan. The MRCC is of the opinion that stock options align executives’ interests with those of the shareholders by providing value only if the price of the shares increases over the term of the stock options.

The number of shares issuable to insiders, at any time, under the stock option plan and all equity-based compensation arrangements of BCE, cannot exceed 10% of issued and outstanding shares; and the number of shares issued to insiders, within any one-year period, under all security-based compensation arrangements of BCE, cannot exceed 10% of issued and outstanding shares. As of December 31, 2010, they represented 0.9% of issued and outstanding shares.

The MRCC may also recommend special grants of stock options to recognize specific achievements or, in some cases, to retain or motivate executive officers and key employees.

The exercise price is the price at which a common share may be purchased when an option is exercised and is the higher of the volume weighted average of the trading price per BCE common share of a board lot of BCE common shares traded on the Toronto Stock Exchange: (i) on the trading day prior to the day the grant becomes effective or, if at least one board lot of BCE common shares has not been traded on such day, then the volume weighted average for the next preceding day for which at least one board lot was so traded; and (ii) for the five consecutive trading days ending on the trading day prior to the day the grant becomes effective.

Under the terms of our stock option plan, the right to exercise an option accrues or “vests” 25% per year for four years from the effective date of the grant, unless the MRCC determines otherwise.

To align the vesting schedule of Mr. Cope’s stock options with the vesting schedule for his restricted share units awarded in December 2008, his stock options granted in December 2008 vested at the end of the two-year period (December 21, 2010). The term of these stock options is six years.

The stock option plan provides that the term of any option may not exceed 10 years from the effective date of grant. If the option holder retires, leaves our company, dies, or the company he works for is no longer part of BCE, the term may be reduced by the MRCC.

Options are not assignable by the optionee, except to the optionee’s estate upon the optionee’s death.

Option holders will lose all of their unexercised options granted after 2001 if they engage in prohibited behaviours after they leave our company. This includes using our confidential information for the benefit of another employer. In addition, the option holder must reimburse the after-tax profit realized on exercising any options during the twelve-month period preceding the date on which the prohibited behaviour began.

Information on change in control and termination provisions applicable to stock options can be found under Compensation of our named executive officers — Termination and change in control benefits.

The company uses the fair value method of accounting for stock option compensation.

Under the terms of the stock option plan, the MRCC has the authority to depart from standard vesting provisions, exercise schedules or termination provisions at the time of grant of new options or later on with respect to any outstanding option, without shareholder approval. However, the MRCC may not, without shareholder approval:

•	increase the number of common shares that can be issued under the stock option plan
•	reduce the strike price of an outstanding option (including a cancellation and regrant of an option, constituting a reduction of the exercise price of an option)
•	extend the expiry date of an outstanding option or amend the stock option plan to permit the grant of an option with an expiry date beyond the maximum term allowed under the stock option plan
•	change the provisions relating to the transferability of options except if the transfer is for normal estate settlement purposes
•	make amendments to eligible participants that may permit the introduction of non-employee directors on a discretionary basis, and
•	make amendments to provide for other types of compensation through equity issuance, unless the change results from application of the anti-dilution provisions of the stock option plan.

In 2010, we did not amend our stock option plan.

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Deferred share unit plan

The deferred share unit plan is designed to further align the interests of the executive officers to those of the shareholders by providing a mechanism to receive incentive compensation earned in the form of equity. Executive officers and other key employees of the company and those of certain subsidiaries may elect to participate in the deferred share unit plan.

Executive officers can choose to have up to 100% of their annual short-term incentive award paid in deferred share units instead of cash. The award is converted into deferred share units based on the market value of a BCE common share on the day before the award becomes effective. Executive officers could elect to receive all or part of their restricted share unit award granted for the period that ended on December 21, 2010 in deferred share units. Deferred share units count towards the minimum share ownership requirements, which are described under Share ownership requirements.

Deferred share units have the same value as BCE common shares. The number and terms of outstanding deferred share units are not taken into account when determining if and how many deferred share units will be awarded under the plan. No vesting conditions are attached to deferred share units and they therefore vest at time of grant.

Dividend equivalents in the form of additional deferred share units are equal in value to dividends paid on BCE common shares and credited to the participant’s account on each dividend payment date based on the number of units in the account as of the dividend record date.

The MRCC may also recommend for Board approval special awards of deferred share units to recognize outstanding achievements or for reaching certain corporate objectives.

Holders of deferred share units may not settle their deferred share units while they are employed by a company within the BCE group of companies. Once they leave the BCE group, the company will buy, through a trustee, a number of BCE common shares on the open market equal to the number of deferred share units a participant holds in the plan, after withholding taxes and any other deductions. These shares are then delivered to the former employee or to the estate in case of death. All administration costs as well as brokerage fees associated with the purchase and registration of common shares are paid by the company.

PENSION, BENEFITS AND PERQUISITES

Pension

No change was made to our pension plan in 2010 as it was well positioned relative to market.

With the exception of Mr. Vanaselja, all named executive officers participate in the Defined Contribution (DC) pension plan which has been the only pension plan available to employees hired since 2004. Mr. Vanaselja, who was hired prior to 2004, participates in Bell Canada’s Defined Benefit (DB) pension plan.

Our named executive officers have also entered into supplementary retirement arrangements. The pension benefits provided to our named executive officers are described under Compensation of our named executive officers — Pension arrangements.

Benefits and Perquisites

We believe that offering competitive and flexible benefits is essential to attract and retain qualified employees. The Corporation provides the Omniflex benefit program which gives employees the flexibility to choose health, life and accident insurance most suited to their individual needs. The named executive officers are provided with additional benefits, mainly relating to incremental life and accident insurance.

We also offer to all of our employees the possibility to participate in our Employees’ Savings Plan. Effective in July 2010, the Employees’ Savings Plan was refocused to better support long-term share ownership and to build greater interest in the growth and success of our company. Under the Employees’ Savings Plan, when employees elect to contribute up to 6% of their eligible earnings to buy BCE common shares, the company contributes $1 for every $3 that the employee contributes. The shares purchased with the company contributions are vested to employees after two years. Prior to July 2010, these shares vested immediately. More information on the Employees’ Savings Plan can be found under Compensation of our named executive officers — Employees’ Savings Plan (ESP).

The named executive officers receive a competitive cash allowance for perquisites.

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Compensation discussion & analysis

SHARE OWNERSHIP REQUIREMENTS

We believe in the importance of substantial share ownership and our compensation programs are designed to encourage share ownership by executive officers. A minimum share ownership level has been set for each position as a percentage of annual base salary. The ownership level for the position of President and CEO was increased from 500% to 750% of the base salary concurrent with the signature of Mr. Cope’s employment agreement.

•	President and CEO — 750%
•	Executive Vice-Presidents — 300%
•	Senior Vice-Presidents — 200%
•	Vice-Presidents — 100%

Executives must meet their target within five years of their hire or promotion date, with the objective that 50% of their target will be reached within three years of such date (three-year target). Direct and indirect holdings of common shares of BCE and Bell Aliant Inc., including shares or deferred share units received under the following programs, can be used to reach the minimum share ownership level:

•	deferred share unit plan, described under Deferred share unit plan
•	Employees’ Savings Plan, described under Benefits and Perquisites
•	shares acquired and held by exercising stock options granted under our stock option plans, described under Stock options
•	shares received upon payment of restricted share units, described under Restricted share units

In-the-money option grants and unvested equity grants do not count towards meeting the minimum share ownership level.

Share ownership status is calculated using the higher of acquisition cost and the current market value at time of review. The MRCC reviews at least annually the status of compliance with the share ownership requirements. Concrete measures may be taken if the three-year target or the five-year target is missed. These measures include, but are not limited to, the payment of a portion of the short-term annual incentive award in deferred share units, the payment of restricted share units in shares or in deferred share units and, when stock options are exercised, the requirement to hold BCE common shares having a market value equal to a portion of the after-tax financial gain resulting from the exercise. These measures remain in effect until the target is reached. As shown in the table below, all of our named executive officers have achieved and surpassed their five-year targets.

Below is the share ownership status for our named executive officers as of March 10, 2011.

			TOTAL BCE
			EQUITY OWNERSHIP	PERCENTAGE	PERCENTAGE OF	DATE 5-YEAR
	BASE SALARY	OWNERSHIP	VALUE (1)	OF OWNERSHIP	5-YEAR TARGET	TARGET MUST
NAMED OFFICER	($)	REQUIREMENT	($)	IN DSUs	ACHIEVED	BE REACHED

George A. Cope	1,250,000	750%	30,633,173	83%	327%	Reached

Siim A. Vanaselja	575,000	300%	7,119,460	91%	413%	Reached

Wade Oosterman	700,000	300%	14,106,348	74%	672%	Reached

Kevin W. Crull	700,000	300%	2,741,012	86%	131%	Reached

Stéphane Boisvert	700,000	300%	5,977,346	100%	285%	Reached

(1)	Estimated using a BCE share price of $35.44 and a Bell Aliant share price of $27.41 as of March 10, 2011.

TERMS OF EMPLOYMENT

Employment terms are agreed upon with executive officers at time of hire, and may be amended from time to time. Such terms include the initial base salary, short-term incentive target, mid-term and long-term incentive grants and any other negotiated contractual arrangements. The employment terms of the executive officers are reviewed by the MRCC and approved by the Board. With respect to Mr. Cope, an employment agreement was signed in early 2010. It was agreed between Mr. Cope and the Corporation that the agreement would be made effective as of the date of his appointment to the President and CEO position as key terms were designed to secure and safeguard the business interests of the Corporation. Mr. Cope’s 2010 compensation was not modified as a result of the signature of this agreement. Information regarding contractual arrangements for our named executive officers can be found under Compensation of our named executive officers — Termination and change in control benefits.

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Compensation discussion & analysis

SHAREHOLDER RETURN PERFORMANCE GRAPH

	2005	2006	2007	2008	2009	2010

BCE common shares	100	119	156	101	124	160

S&P/TSX Composite Index	100	117	129	86	117	137

NEOs’ Compensation	100	121	125	136	131	137

The graph compares the cumulative annual total return of BCE Inc.’s common shares against the cumulative annual total return of the S&P/TSX Composite Index assuming an initial investment of $100 and that all subsequent dividends were reinvested. Also shown is the growth rate of the named executive officers’ compensation (NEOs’ compensation) over the same five-year period. Compensation is defined as total direct compensation awarded to named executive officers, including salary, short-term incentive awards, annualized value of mid-term incentive awards at time of grant and annualized fair market value of long-term incentive awards. The MRCC is satisfied that the compensation has followed the evolution of the Corporation’s share performance.

BCE Inc.

BCE Inc.’s total return is based on BCE Inc.’s common share price on the Toronto Stock Exchange and assumes the reinvestment of dividends.

S&P/TSX Composite Index

With approximately 95% coverage of the Canadian equities market, the S&P/TSX Composite Index is the primary gauge for Canadian-based, Toronto Stock Exchange-listed companies. Such companies include, among others: BCE Inc., Royal Bank of Canada, Manulife Financial Corporation, EnCana Corporation, and Research In Motion Limited.

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Compensation discussion & analysis

CEO COMPENSATION

George A. Cope
President and Chief Executive Officer, BCE and Bell Canada

George Cope has been President and CEO of BCE and Bell Canada since July 11, 2008. He was previously President and Chief Operating Officer of Bell Canada.

Mr. Cope is a seasoned Canadian telecommunications executive who had served in public-company CEO roles in the industry for more than 15 years prior to joining Bell in 2005. He has earned a reputation as an innovative telecom strategist and builder of high-performance teams, successfully launching three next-generation digital networks during his career.

Mr. Cope holds a B.Comm. (Honours) degree from the University of Western Ontario. He serves on the Advisory Board of the Richard Ivey School of Business at the University of Western Ontario.

He is also a director of the Bank of Montreal and of Bell Aliant Inc.

2010 compensation

In 2010, Mr. Cope’s salary and annual short-term incentive target award remained unchanged from their 2009 level of $1,250,000 and 125% of base salary, respectively.

Determination of Mr. Cope’s annual short-term incentive award

As with all executive officers, 70% of Mr. Cope’s annual short-term incentive payout is based on a corporate performance index. The remaining 30% is based on individual performance determined by the MRCC in the exercise of its discretion. As recommended by the MRCC, the Board approved on February 9, 2011 a corporate payout index for 2010 of 101%. However, the corporate payout index for the CEO, as well as all other executive officers, was reduced by five percentage points to 96% upon a recommendation by Mr. Cope, who concluded that while many of Bell’s customer service metrics improved in 2010, progress on the customer service strategic imperative did not fully meet expectations.

With respect to Mr. Cope’s individual performance, at the beginning of 2011, the MRCC evaluated his 2010 performance based on demonstrated leadership behaviours and a comprehensive set of objectives related to:

•	the evolution of BCE’s strategy; and
•	the execution of BCE’s strategy.

The company’s strategic agenda was significantly advanced in 2010 through several key transactions. In September, we announced the acquisition of CTV, the Canadian leader in specialty television, digital media, conventional TV and radio broadcasting. The transaction gives Bell full ownership of Canada’s best media assets to enhance the growth of Bell’s TV, wireless and online services. Bell also expanded its capabilities to serve large enterprise customers through its acquisitions of Hypertec Availability Services’ hosting division in October 2010, the leading data hosting provider in Québec, as well as xwave, a provider of IT product and professional solutions for corporate, government and health-care clients across Canada. These acquisitions will enhance Bell’s ability to provide an expanded portfolio of services to corporate and public sector clients, while putting Bell at the forefront of managed hosting and cloud computing services.

In terms of operational execution, the company continued to make substantial progress. Bell Wireless acquired a record number of new wireless subscribers in 2010, helped by the significant contribution of The Source, which was acquired in 2009. Based on this performance, we achieved a 34.9% and 40.5% wireless market share of postpaid gross and net activations among the three major wireless carriers, respectively, representing significant year-over-year improvements of 4.4 and 13.8 percentage points. Bell Wireline generated industry-leading EBITDA growth as a result of continued rigorous management of operating costs, which decreased by approximately $290 millions year over year, and substantial improvement in network access service line losses, while successfully launching Fibe TV (Bell’s Internet Protocol Television, or IPTV, service) in September 2010 and Fibe Internet in February 2010. Additionally, in the first quarter of 2010, Bell flawlessly delivered all the telecommunications and broadcast needs for the Vancouver Winter Olympic Games, which generated the highest volume of data network traffic of any Winter Olympic Games ever. Furthermore, under Mr. Cope’s leadership, the Bell team continued to deliver significant operational efficiencies, which included a realignment of Bell’s operating structure and the roles of certain executive officers that resulted in the combination of wireline and wireless functions in marketing, customer service and network operations.

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Compensation discussion & analysis

As a result of strong operational and financial performance, the Board was able to announce two dividend increases during the course of 2010, delivering 13.2% growth of the annualized dividend from $1.74 per share as at December 2009 to $1.97 per share as at December 2010.

In light of Mr. Cope’s strong leadership and substantial contribution to the company’s achievements in 2010, the Board approved the recommendation of the MRCC to set his individual performance index at the maximum of the range, i.e., 300%, which, combined with the corporate performance index of 96%, resulted in a short-term incentive award for 2010 in the amount of $2,456,250. Mr. Cope elected to receive 100% of his short-term incentive award in deferred share units of BCE Inc. which can only be settled at time of cessation of employment.

Restricted share units and stock options

Mr. Cope did not receive any grants of restricted share units in 2010 as restricted share units were granted to him at the end of 2008 to cover the years 2009 and 2010. These units vested in full on December 21, 2010 and were paid shortly thereafter. Mr. Cope elected to receive 100% of his payment in the form of deferred share units.

No new awards of stock options were granted to Mr. Cope in 2010 as he received a grant of stock options at the end of 2008 that covered the years 2009 and 2010. These options vested in full on December 21, 2010. For personal portfolio planning purposes, these options were exercised in early March 2011 together with options granted in 2005, and all underlying shares were sold.

Share ownership

Mr. Cope reached his share ownership requirement in 2010 by electing 100% of the payouts of his annual short-term incentive award and restricted share units in deferred share units. As of March 10, 2011, his share ownership is three times greater than his requirement of 7.5 times base salary.

	BASE		TOTAL BCE EQUITY		PERCENTAGE OF
	SALARY	OWNERSHIP	OWNERSHIP VALUE (1)	PERCENTAGE OF	5-YEAR TARGET	DATE 5-YEAR TARGET
NAMED OFFICER	($)	REQUIREMENT	($)	OWNERSHIP IN DSUs	ACHIEVED	MUST BE REACHED

George A. Cope	1,250,000	750%	30,633,173	83%	327%	Reached

(1)	Estimated using a BCE share price of $35.44 and a Bell Aliant share price of $27.41 as of March 10, 2011.

The table below shows the compensation awarded to Mr. Cope as reported under the Summary compensation table.

	2010	2009	2008
AWARDED COMPENSATION	($)	($)	($)

Base Salary	1,250,000	1,250,000	959,327

Annual Short-Term Incentive Award	2,456,250	2,156,250	1,215,000

Restricted Share Units (1)	—	—	11,250,000

Stock Options (1)	—	—	3,750,000

Total Direct Compensation	3,706,250	3,406,250	17,174,327

(1)	Restricted share units and stock options were awarded in 2008 to cover the years 2009 and 2010.

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation of our named executive officers. The named executive officers are our President and CEO, our Executive Vice-President and CFO and our three most highly compensated executive officers ranked by their total compensation in the table below.

For more information regarding our compensation philosophy and policies and a discussion of the elements of our compensation programs, see Compensation discussion & analysis.

The material factors necessary for an understanding of the compensation detailed in the following table are described under Compensation discussion & analysis and the footnotes to the table.

					NON-EQUITY
					INCENTIVE PLAN
					COMPENSATION
NAME AND			SHARE-BASED	OPTION-BASED	(ANNUAL	PENSION	ALL OTHER	TOTAL
PRINCIPAL		SALARY (2)	AWARDS (3) (4)	AWARDS (5)	INCENTIVE PLANS) (6)	VALUE (7)	COMPENSATION (8)	COMPENSATION
POSITION (1)	YEAR	($)	($)	($)	($)	($)	($)	($)

George A. Cope	2010	1,250,000	—	—	2,456,250	398,531	162,643	4,267,424
President and CEO,	2009	1,250,000	—	—	2,156,250	273,828	128,868	3,808,946
BCE and Bell Canada	2008	959,327	11,250,000	3,750,000	1,215,000	185,463	2,126,586	19,486,376

Siim A. Vanaselja	2010	575,000	—	—	731,400	360,915	21,451	1,688,766
Executive Vice-President	2009	575,000	—	—	621,000	1,068,100	20,084	2,284,184
and CFO, BCE and Bell Canada	2008	535,000	3,750,000	—	433,600	281,668	3,249,939	8,250,207

Wade Oosterman	2010	700,000	—	—	1,100,400	81,060	22,297	1,903,757
President – Bell	2009	700,000	—	—	651,000	76,038	20,023	1,447,061
Mobility and Bell	2008	700,000	4,500,000	—	567,300	61,476	3,013,874	8,842,650
Residential Services &
Chief Brand Officer, Bell Canada

Kevin W. Crull	2010	700,000	—	—	890,400	149,856	117,508	1,857,764
Officer of Bell Canada	2009	700,000	—	—	861,000	73,483	145,315	1,779,798
and COO, CTVglobemedia Inc.	2008	650,000	4,500,000	—	526,800	57,084	4,078,104	9,811,988

Stéphane Boisvert	2010	700,000	—	—	732,900	81,060	10,948	1,524,908
President – Bell	2009	700,000	—	—	651,000	76,038	11,507	1,438,545
Business Markets,	2008	673,494	4,900,000	—	567,300	78,349	2,310,234	8,529,377
Bell Canada

(1)	Mr. CRULL was appointed Chief Operating Officer of CTVglobemedia Inc. on November 1, 2010 and remained an officer of Bell Canada and member of the Executive Committee of BCE Inc. and Bell Canada.

Concurrently, MR. OOSTERMAN became President — Bell Mobility and Bell Residential Services & Chief Brand Officer of Bell Canada. He was previously President — Bell Mobility and Chief Brand Officer of Bell Canada.

(2)	No salary increases were granted to our named executive officers in 2010.

MR. COPE’s base salary was adjusted in two parts in 2008 to reflect his new responsibilities and job scope. His first adjustment was from $900,000 to $1,000,000 and was effective upon his appointment as President and Chief Executive Officer. His base salary was further adjusted to $1,250,000 on December 12, 2008 following the December 2008 benchmarking exercise.

Base salaries were also adjusted for MR. VANASELJA and MR. CRULL on January 1, 2009 to appropriately reflect their level of responsibilities and positioning to the market.

MR. BOISVERT’s base salary was adjusted on July 11, 2008 from $650,000 to $700,000 to appropriately reflect his level of responsibilities.

(3)	No new share-based awards were granted to our named executive officers in 2010 and 2009 since a “front-loaded” grant of restricted share units covering years 2009 and 2010 was made on December 22, 2008. This 2009-2010 restricted share unit grant became fully vested on December 21, 2010 for all named executive officers. See the Incentive plan awards section for more details. The value of the 2009-2010 restricted share unit awards corresponded to the grant date fair value of the award calculated using a share price at the time of grant of $22.15. The share price at time of grant was equal to the volume weighted average of the trading price per BCE common share of a board lot of BCE common shares traded on the Toronto Stock Exchange for the five consecutive trading days ending on the trading day prior to the day the grant became effective.

For purposes of financial statement disclosure as at December 31, 2008, the 2009-2010 restricted share unit awards were valued using a share price of $25.13. Such accounting fair value is adjusted for forfeitures and amortized over the vesting period of the awards, in this case being the period from December 22, 2008 to December 21, 2010. The difference between the grant date fair value and the accounting fair value as at December 31, 2008 is $2.98 per unit or $3,834,321 for the 1,286,685 restricted share units awarded to the named executive officers on December 22, 2008.

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Compensation of our named executive officers

(4)	This column also includes for year 2008 for MR. BOISVERT a special award of deferred share units of $400,000 which was granted on December 22, 2008 to recognize a commitment not paid at year-end 2007 in recognition of his contribution to his business unit. No vesting conditions are attached to these deferred share units and therefore, as per the terms of the share unit plan for senior executives and other key employees (1997) (deferred share unit plan), such are vested at the time of grant.

The value of the special award of deferred share units corresponds to the grant date fair value of the award calculated using a share price at time of grant of $22.64. The share price at time of grant is equal to the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on the last trading day before the grant comes into effect.

For purposes of financial statement disclosure as at December 31, 2008, the special award of deferred share units was valued using a share price of $25.13. The difference between the grant date fair value and the accounting fair value as at December 31, 2008 is $2.49 per unit or $43,993 for the 17,668 special deferred share units awarded to MR. BOISVERT on December 22, 2008.

(5)	No option-based awards were granted to our named executive officers in either 2010 or 2009.

On December 22, 2008, MR. COPE received a stock option grant which was awarded for a two-year period. Such stock options vested in full on December 21, 2010. The exercise price of the grant was $22.50 and was based on the higher of the volume weighted average of the trading price on the trading day immediately prior to the effective date of the grant and the volume weighted average of the trading price for the last five consecutive trading days ending immediately on the trading day prior to the effective date of the grant.

BCE started to use the binomial method for purposes of compensation in 2007, like many other companies. The binomial model was developed to allow flexibility in the determination of the theoretical value of options on shares that pay dividends and that may be exercised before the maturity. The binomial model is a recognized method for the valuation of stock options of a company that pays a high dividend. In the Black-Scholes model, an assumption is made that the option is less attractive to hold than the share itself when the dividend is higher. Therefore, the binominal model results in a higher valuation than the Black-Scholes model.

A binomial value of $4.77 was used to convert the value awarded by the Board to MR. COPE into 790,000 options. The main assumptions that were used in determining such value are described in the following table:

Dividend Yield	6.5%

Expected Volatility	37%

Risk-Free Interest Rate	2.57%

Total Exercise Period	6 years

Expected Life	—

However, the accounting value for the purposes of the financial statement is still calculated according to the Black-Scholes model which complies with the requirements under generally accepted accounting principles.

For purposes of financial statement disclosure as at December 31, 2008, the difference between the stock option award grant date fair value and the accounting fair value of the stock option award as at December 31, 2008 is $1.84 per option or $1,435,300 for the 790,000 stock options awarded to MR. COPE on December 22, 2008. The main assumptions that were used in determining such accounting value are described in the following table:

Dividend Yield	6.5%

Expected Volatility	30%

Risk-Free Interest Rate	1.9%

Expected Life	3.5 years

(6)	This column only includes the annual short-term incentive awards paid to the named executive officers. Our named executive officers have the choice to participate in the deferred share unit plan by electing to receive all or a portion of their annual short-term incentive award in deferred share units. Detailed below are the annual elected percentages by named executive officer:

YEAR OF ANNUAL	GEORGE A. COPE	SIIM A. VANASĚLJA	WADE OOSTERMAN	KEVIN W. CRULL	STÉPHANE BOISVERT
SHORT-TERM
INCENTIVE AWARD	ELECTED PERCENTAGE OF THE ANNUAL SHORT-TERM INCENTIVE AWARD IN DEFERRED SHARE UNITS

2010	100%	—	65%	—	—

2009	50%	100%	100%	35%	—

2008	50%	100%	30%	75%	40%

The effective date of the grants of deferred share units for the 2010 annual short-term incentive was February 15, 2011 and the share price used for conversion was $35.61. For the 2009 and the 2008 annual short-term incentive, the effective date of the grants of deferred share units were February 10, 2010 and February 16, 2009, respectively. The share price used for conversion was $28.56 for the 2009 annual short-term incentive and $26.12 for the 2008 annual short-term incentive. For all grants, the share price is equal to the closing share price of a board lot of common shares of BCE on the Toronto Stock Exchange on the last trading day before the grant comes into effect.

Short-term incentive targets for all named executive officers, except for MR. COPE, were increased from 80% to 82.5% on August 3, 2008 and to 100% on January 1, 2009. MR. COPE’s short-term incentive target was increased from 100% to 125% when he was appointed President and Chief Executive Officer on July 11, 2008.

(7)	As described under Pension arrangements, for all named executive officers except for MR. VANASELJA, this represents the employer contribution for each of the three most recently completed years for the different defined contribution arrangements and related effects on the value of the executive officer’s SERP account when applicable. For 2010, for MR. VANASELJA, it represents the service cost evaluated at the end of such year of an additional year of service. For 2009, it also represents the current service cost of an additional year of service and it includes the impact of the increase in his annual base salary and short-term incentive target as of January 1, 2009. For 2008, it represents the service cost of an additional year of service evaluated at the end of such year including the impact of the increase in his short-term incentive target on August 3, 2008.

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Compensation of our named executive officers

(8)	All Other Compensation is comprised of the following components:

			COMPANY
			CONTRIBUTION	ONE-TIME PRIVATIZATION RELATED PAYMENTS (c)
		PERQUISITES AND	UNDER				TOTAL
		OTHER PERSONAL	EMPLOYEES’	RECOGNITION	RETENTION		ALL OTHER
		BENEFITS (a)	SAVINGS PLAN (b)	AWARD	AWARD	OTHER (d)	COMPENSATION
NAME	YEAR	($)	($)	($)	($)	($)	($)

George A. Cope	2010	122,205	25,000	—	—	15,438	162,643
	2009	92,205	22,917	—	—	13,746	128,868
	2008	66,139	—	250,000	1,800,000	10,447	2,126,586

Siim A. Vanaselja	2010	—	11,500	—	—	9,951	21,451
	2009	—	10,542	—	—	9,542	20,084
	2008	—	—	750,000	2,491,822	8,117	3,249,939

Wade Oosterman	2010	—	14,000	—	—	8,297	22,297
	2009	—	12,833	—	—	7,190	20,023
	2008	—	—	250,000	2,757,301	6,573	3,013,874

Kevin W. Crull	2010	77,705	14,000	—	—	25,803	117,508
	2009	77,705	12,833	—	—	54,777	145,315
	2008	77,705	—	250,000	3,661,298	89,101	4,078,104

Stéphane Boisvert	2010	—	—	—	—	10,948	10,948
	2009	—	1,167	—	—	10,340	11,507
	2008	—	—	250,000	2,050,825	9,409	2,310,234

a)	Perquisites and other personal benefit that in aggregate are worth less than $50,000 or 10% of the total annual base salary of a named executive officer for the financial year are not included. For MR. COPE, it consists mainly in a perquisite allowance in the amount of $120,000, $90,000 and $48,273 for years 2010, 2009 and 2008, respectively. For MR. CRULL, it is essentially composed of a perquisite allowance of $45,500 and of tuition fees in the amount of $30,000 for each of years 2010, 2009 and 2008.

b)	Under the Employees’ Savings Plan, when employees, including named executive officers, elect to contribute up to 6% of their eligible earnings to buy BCE common shares, the company contributes $1 for every $3 that the employee contributes. Starting in July 2010 and so as to encourage share ownership over the longer term, participants may not withdraw any common shares bought with their own contributions under the plan for a two-year period to allow employer contributions to vest. For 2010, the amounts reported include the following unvested employer contributions: $11,458 for MR. COPE, $5,271 for MR. VANASELJA and $6,417 for MESSRS. OOSTERMAN AND CRULL.

In 2008, in connection with the privatization transaction, executives were excluded from participation in the Employees’ Savings Plan. The right to participate in such plan was reinstated in February 2009.

c)	One-time privatization transaction payment representing the non-recurring recognition and retention payments made in 2008. Both payments were related to the privatization transaction. Recognition awards were approved by the Board in 2007 and were to be made to key personnel on a discretionary basis. The amounts of the recognition awards were based on the position of such key employees and their role in the review of strategic alternatives and in the development, approval and completion of the privatization transaction. All named executive officers were entitled to a recognition award. The above includes half of their approved recognition award which was paid in July 2008. The payment of the other half was conditional upon closing of the privatization transaction and was therefore forfeited at the time such transaction did not proceed. In 2007, all executives became eligible for a retention payment instead of their 2006-2007 restricted share units. These restricted share units were therefore cancelled. The retention policy covered the period from June 30, 2007 to June 30, 2008.

d)	For 2008, 2009 and 2010, for all named executive officers, this column includes mainly company-paid life insurance premiums and gross-up payments. For MR. CRULL it also includes a market locality differential payment of $15,068 for year 2010, $45,204 for year 2009 and $80,574 for year 2008, in accordance with the terms of his employment. Such benefit is intended to offset higher housing costs resulting from his relocation to Canada upon hire. His benefits under such plan expired in June 2010.

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INCENTIVE PLAN AWARDS

Outstanding unexercised option-based awards and unvested share-based awards

The following table includes all unexercised option-based awards and all unvested share-based awards outstanding at the end of the financial year ended December 31, 2010. Refer to the Compensation discussion & analysis — Mid-term and long-term incentive awards section for key features of the plans.

	OPTION-BASED AWARDS								SHARE-BASED AWARDS

										MARKET
									NUMBER OF	OR PAYOUT
		NUMBER OF SECURITIES UNDERLYING							SHARES OR	VALUE OF
		UNEXERCISED OPTIONS						VALUE OF	UNITS OF	SHARE-BASED
						OPTION		UNEXERCISED	SHARES THAT	AWARDS THAT
			NOT	TOTAL		EXERCISE	OPTION	IN-THE-MONEY	HAVE NOT	HAVE NOT
	GRANT	VESTED	VESTED	OPTIONS		PRICE (1)	EXPIRATION	OPTIONS (3)	VESTED	VESTED
NAME	DATE	(#)	(#)	($)		($)	DATE (2)	($)	(#)	($)

George A. Cope	2005-11-18	443,000	0	443,000	(4)	27.00	2011-11-17	3,694,620	0	0
	2007-03-12	187,500	62,500	250,000		30.72	2013-03-11	1,155,000
	2008-12-22	790,000	0	790,000	(5)	22.50	2014-12-21	10,143,600

Siim A. Vanaselja	2001-01-15	75,000	0	75,000		41.10	2011-01-14	0	0	0
	2002-02-27	115,389	0	115,389		33.40	2012-02-26	223,855
	2003-02-26	117,899	0	117,899		27.99	2013-02-25	866,558
	2007-03-12	82,500	27,500	110,000		30.72	2013-03-11	508,200

Wade Oosterman	2006-08-07	180,000	0	180,000		26.08	2016-08-06	1,666,800	0	0
	2007-03-12	97,500	32,500	130,000		30.72	2013-03-11	600,600

Kevin W. Crull	2005-03-07	50,000	0	50,000		29.30	2015-03-06	302,000	0	0
	2007-03-12	97,500	32,500	130,000		30.72	2013-03-11	600,600

Stéphane Boisvert	2007-03-12	97,500	32,500	130,000		30.72	2013-03-11	600,600	0	0

(1)	The exercise price is the price at which a common share may be purchased when an option is exercised. Effective June 6, 2007, shareholders approved that the exercise price be the higher of the volume weighted average of the trading price per BCE common share of a board lot of BCE common shares traded on the Toronto Stock Exchange: (i) on the trading day prior to the day the grant becomes effective or, if at least one board lot of BCE common shares has not been traded on such day, then the volume weighted average for the next preceding day for which at least one board lot was so traded; and (ii) for the five consecutive trading days ending on the trading day prior to the day the grant becomes effective. For options granted prior to June 6, 2007, the exercise price was equal to the closing price of a board lot of common shares of BCE on the last trading day before the grant came into effect.

(2)	The term of any option may not exceed ten years from the effective date of the grant. Until 2004, options were granted for a term of ten years from the effective date of the grant. Since 2004, options are generally granted with a term of six years from the effective date of the grant, unless the MRCC recommends and the Board approves otherwise at time of grant.

(3)	The value of unexercised in-the-money options is calculated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2010, i.e. $35.34, less the exercise price of those options.

(4)	Options granted to MR. COPE on November 18, 2005 vested in full on November 18, 2008. These options were exercised in early March 2011 and all underlying shares were sold.

(5)	Options granted to MR. COPE on December 22, 2008 vested in full on December 21, 2010. These options were exercised in early March 2011 and all underlying shares were sold.

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Compensation of our named executive officers

Incentive plan awards — value vested or earned during the year

The following table summarizes option-based awards and share-based awards that vested during 2010 as well as short-term incentive awards earned during 2010. Refer to the Compensation discussion & analysis — Mid-term and long-term incentive awards and Annual short-term incentive awards sections for the key features of the plans.

						NON-EQUITY INCENTIVE
	OPTION-BASED AWARDS				SHARE-BASED AWARDS	PLAN COMPENSATION

		VESTED		VALUE ON
		OPTIONS		VESTING	VALUE VESTED	VALUE EARNED
	VESTING	DURING 2010		DATE (1)	DURING THE YEAR (2) (3)	DURING THE YEAR (3) (4)
NAME	DATE	(#)		($)	($)	($)

George A. Cope	2010-03-12	62,500	(5)	6,875	20,569,616	2,456,250
	2010-12-21	790,000	(6)	10,009,300

Siim A. Vanaselja	2010-03-12	27,500	(5)	3,025	6,856,566	731,400

Wade Oosterman	2010-03-12	32,500	(5)	3,575	8,227,871	1,100,400

Kevin W. Crull	2010-03-12	32,500	(5)	3,575	8,227,871	890,400

Stéphane Boisvert	2010-03-12	32,500	(5)	3,575	8,227,871	732,900

(1)	This value was determined by calculating the difference between the closing price of a board lot of common shares of BCE Inc. on the Toronto Stock Exchange on the vesting date and the exercise price of the options.

(2)	The 2009-2010 restricted share units granted on December 22, 2008 vested in full on December 21, 2010. This value was determined using the volume weighted average share price of the BCE share price from December 14 to December 20, 2010 of $35.57. It also includes dividends credited in the form of additional restricted share units and the dollar value of the December 15, 2010 declared dividend payable on January 15, 2011. On vesting day the closing price of a board lot of common shares of BCE Inc. on the Toronto Stock Exchange was $35.17.

(3)	Our named executive officers had the choice to receive all or a portion of their 2009-2010 restricted share units payout and the 2010 annual short-term incentive award in cash and deferred share units and for restricted share units also in BCE common shares. No named executive officer elected to receive their 2009-2010 restricted share units in BCE shares. For those who elected to receive deferred share units, election percentages were as follows. All the named executive officers have exceeded their minimum share ownership requirements.

	GEORGE A.	SIIM A.	WADE	KEVIN W.	STÉPHANE
	COPE	VANASELJA	OOSTERMAN	CRULL	BOISVERT

2009-2010 restricted share units	100%	50%	100%	—	60%

2010 annual short-term incentive	100%	—	65%	—	—

(4)	These amounts are the same as those included in the Summary compensation table under the column Non-equity incentive plan compensation (Annual incentive plans) and include the entire 2010 annual short-term incentive awards paid in cash and/or in deferred share units.

(5)	On March 12, 2007, all of the named executive officers received a grant of 2007-2008 options for a two-year period ending December 31, 2008. These options vest at a rate of 25% per year over a four-year period as per standard plan provisions. 25% vested on March 12, 2010.

(6)	790,000 options granted to MR. COPE on December 22, 2008 vested in full on December 21, 2010 as he was still in the employ of the company on the vesting date. These options were exercised in early March 2011 and all underlying shares were sold.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

NUMBER OF SECURITIES REMAINING
AVAILABLE FOR FUTURE ISSUANCE
	NUMBER OF SECURITIES TO BE ISSUED	WEIGHTED-AVERAGE EXERCISE	UNDER EQUITY COMPENSATION
	UPON EXERCISE OF OUTSTANDING	PRICE OF OUTSTANDING OPTIONS,	PLANS EXCLUDING SECURITIES
	OPTIONS, WARRANTS AND RIGHTS	WARRANTS AND RIGHTS	REFLECTED IN COLUMN (A)
	(#)	($)	(#)
NAME	(A)	(B)	(C)

Equity compensation plans approved by securityholders	—	—	—

Equity compensation plans not approved by securityholders (1)	8,491,226	32	45,362,657	(2)

Total	8,491,226	32	45,362,657

(1)	The key features of the BCE Inc. Long-Term Incentive (Stock Option) Program (1999) are provided under Compensation discussion & analysis — Mid-term and long-term incentive awards.

(2)	This number includes 13,513,812 BCE common shares issuable pursuant to employee subscriptions under the BCE Inc. Employees’ Savings Plans (1970) and (2000).

The following table sets out the number of securities issued and issuable under each of the company’s security-based compensation arrangements and the number of BCE common shares underlying outstanding options and percentages represented by each calculated over the number of BCE common shares outstanding as at December 31, 2010.

	COMMON SHARES			COMMON SHARES ISSUED TO		COMMON SHARES UNDER OUTSTANDING
	ISSUABLE (1)			DATE		OPTIONS

	#		% (2)	#	% (2)	#		% (2)

BCE Inc. Long-Term Incentive (Stock Option) Program (1999) (3)	40,340,071	(4)	5.4	9,353,834	1.2	8,491,226	(5)	1.1

Employees’ Savings Plans (1970) and (2000)	13,513,812	(6)	1.8	16,574,937	2.2	N/A		N/A

(1)	This number excludes BCE common shares issued to date and represents the aggregate of BCE common shares underlying outstanding options and BCE common shares remaining available for future grants of options and subscriptions under the Employees’ Savings Plans.

(2)	Outstanding BCE Common Shares as at December 31, 2010 = 752,267,409.

(3)	As at the date of this Circular, there were 38,824,389 common shares issued and issuable under the Stock Option Program (1999), which represented 5.2% of the then outstanding common shares.

(4)	Out of a maximum number of issuable BCE common shares of 50,000,000 under the Stock Option Program (1999) after deduction of 306,095 common shares transferred to and issued or issuable under the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000).

(5)	As at the date of the Circular, there were 8,114,986 common shares underlying outstanding options, which represented 1.1% of the then outstanding common shares.

(6)	Out of an aggregate maximum number of issuable BCE common shares of 20,000,000 under the Employees’ Savings Plans (1970) and (2000).

EMPLOYEES’ SAVINGS PLANS (ESPs)

ESPs are designed to encourage our employees and those of our participating subsidiaries to own shares of the company. In most instances, employees who have completed at least six months of service and who do not control directly or indirectly 5% or more of the outstanding common shares of BCE can choose to have up to 12% of their annual eligible earnings withheld through regular payroll deductions to buy BCE common shares. In most cases, the employer contributes up to 2% of the employee’s annual eligible earnings to the plan. Two ESPs are in place: the BCE Inc. Employees’ Savings Plan (1970) (the “1970 ESP”) and the BCE Inc. Employees’ Savings Plan (2000) (the “2000 ESP”). The 2000 ESP, which is intended for employees whose principal employment is in the United States, is not currently in use and thus, there are no accumulated shares currently issued under this plan. The terms of both ESPs are substantially similar, with the exception of amendments made in July 2010 to the 1970 ESP only, as discussed below.

The trustee of the ESPs buys BCE common shares for the participants on the open market, by private purchase or from BCE (issuance of treasury shares). The price of the shares purchased by the trustee on the open market or by private purchase is equal to the value paid by the trustee for such shares. The price for treasury shares (if any) purchased from BCE is equal to the weighted average prices of the shares purchased by the trustee on the open market and by private purchase (if any) in the week immediately preceding the week in which the purchase is made from BCE. The purchase price for treasury shares may not be below the market price of the securities, as established pursuant to the plan. All the shares were purchased on the market in 2010 but we may issue shares from treasury from time to time to fill employee subscriptions.

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Compensation of our named executive officers

The number of shares that may be issued under the ESPs to insiders of a participating company, within any one-year period, under all security-based compensation arrangements of BCE may not exceed 10% of all issued and outstanding BCE common shares. Participation in the ESPs is not assignable.

Under the terms of the ESPs, the Board has the authority to modify the ESPs without shareholder approval to introduce changes such as (among others) a change in the termination provisions, housekeeping changes (such as to correct an immaterial inconsistency or clerical error or omission), or a change deemed necessary or desirable to comply with applicable law or regulatory requirements.

However, the Board may not, without shareholder approval:

•	amend the limit on employee contribution
•	amend the offering period to more than 27 months
•	introduce a discount purchase price
•	amend the maximum company contribution
•	increase the number of common shares issuable pursuant to the ESPs, and
•	allow for a potential dilution associated with the ESPs, together with all other securities-based compensation arrangements, of more than 10% of outstanding common shares of the company.

Effective in July 2010, the 1970 ESP was refocused to better support long-term share ownership and to build greater interest in the growth and success of our company. Accordingly, and pursuant to the authority granted to the Board under the 1970 ESP, the Board, upon the recommendation of the MRCC, made the following changes to the plans:

1.	Shares purchased with employee contributions may not be withdrawn from the plan for a two-year period to allow employer contributions to vest. Shares are then purchased with the employer contributions and become available to the participant. Upon departure from the company, except upon involuntary termination, retirement or death, the unvested employer contributions are forfeited. Prior to July 2010, employer contributions vested immediately and shares became available to the participant in the following calendar year; and

2.	The employer contribution may now only be used to purchase shares. Prior to July 2010, participants could use the employer contributions to buy additional benefits, such as vacation time.

No changes were made to the 2000 ESP and no other changes beyond those discussed above were made to the 1970 ESP in 2010. These changes did not require shareholder approval.

PENSION ARRANGEMENTS

All of the named executive officers participate in a Bell pension plan (Bell Plan). All named executive officers except Mr. Vanaselja are covered under the defined contribution arrangement of the Bell Plan and they have all entered into defined contribution supplementary agreements. Mr. Vanaselja is covered under the defined benefit arrangement of the Bell Plan and has also entered into defined benefit supplementary agreements.

Defined contribution arrangements

Defined Contribution Basic Plan (DC Basic Plan)

The DC Basic Plan is the sum of:

•	Employee contributions: Employee may contribute up to a maximum of 4% of pensionable earnings, subject to the Income Tax Act (Canada) (ITA) limit.
•	Employer contributions: Employer contributes 4% of pensionable earnings and matches the first 2% of employee contributions, for a maximum of 6%.

a.	Registered Defined Contribution Plan Arrangement (Registered DC Plan Arrangement)

The Registered DC Plan Arrangement is a component of the Bell Plan. Under this arrangement, each participant has the responsibility to choose how to invest the contributions made in his registered account and the rate of return depends on his choice. Employee contributions, company contributions and any investment returns are immediately vested. The sum of employee and employer contributions is limited to the maximum allowed under the ITA for registered pension plans.

b.	Defined Contribution Notional Account (DC Notional Account)

When the sum of employee and employer contributions in any given year reaches the limit prescribed under the ITA, contributions stop being deducted from the employee’s pay and deemed employer contributions start to accumulate in his DC Notional Account. The notional account vests immediately and is credited monthly at the rate of return of an actively managed fund called the Bimcor Balanced Fund. This notional account accumulates until termination, retirement or death, at which point it is paid in cash to the employee or beneficiary.

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Defined Contribution Supplementary Executive Retirement Plan (DC SERP)

All executive officers, including named executive officers, hired or appointed to an officer position on or after January 1, 2005, are eligible for benefits under the DC SERP after having served as an officer for at least five years. These supplemental arrangements consist of the application of a multiplier to employer’s contributions accumulated in their accounts under the DC Basic Plan (Registered DC Plan Arrangement and DC Notional Account) while serving as an officer.

Once an executive officer becomes eligible for benefits under the DC SERP, a multiplier varying from 1.25 upon reaching 45 points (age and years of service) to 3.0 upon reaching 80 points is applied to employer’s contributions (DC Basic Plan). An executive officer may therefore accumulate while an officer (through employer contributions and the related multiplier) up to 18% of his pensionable earnings plus credited investment returns.

The additional amount attributable to DC SERP equals the multiplier times:

•	The employer’s contributions accumulated in their accounts under the DC Basic Plan; less
•	The employer’s contributions accumulated in their accounts under the DC Basic Plan at the date they became officers.

The Board may grant additional years of service, additional employer contributions or both, through a special arrangement.

Pensionable earnings include base salary and short-term incentive awards, whether they are paid in cash or deferred share units. The entire cost is paid by the company for the DC SERP and this benefit is payable in a lump sum at termination, death or retirement. The DC SERP, by its nature, does not include any indexation provision, unlike the DB SERP.

The following table shows amounts from all the company’s defined contribution arrangements applicable for the named executive officers subject to this pension arrangement.

			BALANCE AS OF			BALANCE AS OF
	NAME OF THE		DECEMBER 31, 2009	COMPENSATORY (1)	NON-COMPENSATORY (2)	DECEMBER 31, 2010
EXECUTIVE	ARRANGEMENT		($)	($)	($)	($)

George A. Cope (3)	DC Basic Plan	(4)	677,055	204,375	80,834	962,264
	DC SERP		549,092	194,156	129,587	872,835
	Total		1,226,147	398,531	210,421	1,835,099

Wade Oosterman (5)	DC Basic Plan	(4)	235,244	81,060	32,104	348,408
	DC SERP		0	0	0	0
	Total		235,244	81,060	32,104	348,408

Kevin W. Crull (6)	DC Basic Plan	(4)	343,002	93,660	51,036	487,698
	DC SERP		0	56,196	213,000	269,196
	Total		343,002	149,856	264,036	756,894

Stéphane Boisvert (7)	DC Basic Plan	(4)	257,280	81,060	30,969	369,309
	DC SERP		0	0	0	0
	Total		257,280	81,060	30,969	369,309

(1)	Employer contribution in 2010 for the different DC arrangements.

(2)	Employee contribution and investment return for the DC Basic Plan, and investment return for the DC SERP.

(3)	In conjunction with his appointment as President and Chief Operating Officer of Bell Canada in January of 2006 and to recognize the level of seniority at which he joined the company, Mr. Cope was credited five years of service and $180,000 of notional employer contributions in his DC Notional Account (included under DC Basic Plan in the above table) through a special arrangement. At year end, his multiplier was 1.95 based on 59 points (age 49.4 and 10.1 years of service).

(4)	DC Basic Plan includes the Registered DC Plan Arrangement and the DC Notional Account.

(5)	Mr. Oosterman will be eligible for his DC SERP benefits in August 2011.

(6)	Mr. Crull became eligible for his DC SERP benefits in March 2010.

(7)	Mr. Boisvert will be eligible for his DC SERP benefits in August 2011.

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Compensation of our named executive officers

Defined benefit arrangements

Defined Benefit Basic Plan (DB Basic Plan)

For each year of pensionable service from January 1, 1987 under the DB Basic Plan, the amount of annual pension payable to named executive officers from age 65 shall be equal to the sum of:

i.	1.0% of the Year’s Maximum Pensionable Earnings of the year (YMPE); and

ii.	1.7% of the officer’s average annual pay during the best 60 consecutive months of pensionable earnings (AAPE) in excess of the YMPE.

a.	Registered Defined Benefit Plan Arrangement (Registered DB Plan Arrangement)

The Registered DB Plan Arrangement is a component of the Bell Plan. This arrangement is calculated using the AAPE in which the officer’s compensation produces the highest average. However, it is limited to the maximum allowed under the ITA for registered pension plans. Benefits are partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

b.	Excess Defined Benefit Pension (Excess DB Pension)

The excess pension is the pension amount that exceeds the ITA limit on registered pension plans. The entire cost is paid by the company.

This benefit is only payable upon retirement or death after age 55 and is not subject to any deductions for government benefits or other offset amounts. Benefits are also partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

Defined Benefit Supplementary Executive Retirement Plan (DB SERP)

All executive officers, including named executive officers, hired or appointed to an officer position on or before December 31, 2004, are eligible for benefits under the DB SERP. The executive officer receives 1.5 years of pensionable service for every year he serves as an officer. Retirement eligibility is based on the executive officer’s age and years of service. The Board may credit additional years of service towards retirement eligibility, pension calculation or both, through a special DB SERP arrangement. The DB SERP is a non-contributory arrangement.

In general, an executive officer is eligible to receive DB SERP benefits when he reaches one of the following:

•	at least age 55, and the sum of age and service is at least 85
•	at least age 60, and the sum of age and service is at least 80
•	age 65 and has 15 years of service.

Pensions are calculated based on pensionable service and pensionable earnings. Pensionable earnings include base salary and short-term incentive awards, up to a maximum of the target value, whether they are paid in cash or deferred share units. The average of the executive officer’s best consecutive 36 months of pensionable earnings is used to calculate his pension.

An executive officer may receive up to 70% of his average pensionable earnings as total pension benefits under the DB Basic Plan and DB SERP. Pensions are payable for life. Surviving spouses receive about 60% of the pension that was payable to the executive officer. Pension payments are partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

In addition to the results in the following table, the executive officers receive a retirement allowance equal to one year’s base salary when they retire under DB SERP provisions. This is not included in their pensionable earnings.

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Special Defined Benefit Arrangement (DB SA)

From time to time, the Board may grant a DB SA that would become payable to named executive officers if they were to retire before being eligible for their DB SERP. This benefit can be granted to compensate for any gaps between the DB Basic Plan and the DB SERP in certain circumstances.

The following table shows information from all the Company’s defined benefit arrangements for the active named executive officer subject to this pension arrangement.

	NUMBER OF				ACCRUED
	YEARS		ANNUAL BENEFITS PAYABLE		OBLIGATION		NON-	ACCRUED
	CREDITED				AT START	COMPENSATORY	COMPENSATORY	OBLIGATION
	SERVICE		AT YEAR END (2)	AT AGE 65 (3)	OF YEAR (4)	CHANGE (5)	CHANGE (6)	AT YEAR END (7)
EXECUTIVE	(#)		($)	($)	($)	($)	($)	($)

Siim A. Vanaselja
DB Basic Plan (1)	16.9		43,133	421,486	2,991,820	201,615	217,225	3,410,660
DB SERP & DB SA (8)	24.8	(9)	0	317,452	2,006,437	159,300	539,699	2,705,436

Total			43,133	738,938	4,998,257	360,915	756,924	6,116,096

(1)	The DB Basic Plan includes the Registered DB Plan Arrangement and the Excess DB Pension.

(2)	Annual benefits payable at year end based on the DB Basic Plan are limited to the maximum allowed under the ITA for a resignation before age 55. No additional benefits are payable under either the DB SERP or the DB SA if the named executive officer leaves voluntarily before age 55. The illustrated pension is a lifetime deferred pension payable at age 65.

(3)	Annual benefits payable at age 65 represents the pension payable under the DB SERP and under the DB Basic Plan assuming the final average earnings as of December 31, 2010 is fixed and the named executive officer continues to work up to age 65. The pensions illustrated in this table are under the joint & survivor option.

(4)	Accrued obligation at start of year is performed using the assumptions in the financial statement as of the plan measurement date (December 31, 2009). The accrued obligation excludes the retirement cash allowance equal to one year’s base salary payable upon retirement pursuant to the DB SERP.

(5)	The compensatory change for 2010 represents the current service cost of an additional year of service.

(6)	The non-compensatory change represents the change of discount rate (from 6.4% to 5.5%) on accrued obligation and the change of YMPE (established and revised annually by the government and used for the purposes of the Canada/Québec Pension Plan).

(7)	Accrued obligation at year end is calculated using the following key assumptions: discount rate of 5.5% and increase in base salary of 3.0% annually. The accrued obligation excludes the retirement cash allowance equal to one year’s base salary payable upon retirement pursuant to the DB SERP.

(8)	Mr. Vanaselja is eligible for DB SERP benefits if he retires on or after age 60. If his employment is severed for any reasons other than cause before age 55, he will be eligible to an annual deferred pension at age 55 of at least $325,000 under his DB SA. Also, if his employment terminates or is severed for any reasons other than cause on or after age 55 but before age 60, his annual pension will be equal to a percentage of pensionable earnings corresponding to 35% at age 55 plus 3.5% per additional year of age under his DB SA.

(9)	The number of years of credited service for calculating total pension benefits at December 31, 2010 was 24.8 years which includes 16.9 years of actual service and an additional 7.9 years that was credited to Mr. Vanaselja under the company’s policy, pursuant to which 1.5 years of service is credited for every year of actual service while acting as an officer for DB SERP.

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes the standard provisions applicable to stock options in the event of a termination or a change in control. The MRCC has the authority to depart from these standard provisions at the time an option is granted or later with respect to any outstanding option.

EVENT	STOCK OPTIONS

Voluntary resignation Termination without cause (other than following a change in control) Termination for cause	All non-vested options are forfeited on the event date. Vested options can be exercised for 30 days following the event date (without exceeding the original expiry date). At the end of the 30 days, all outstanding options are forfeited.

Retirement	Options continue to vest for three years following the event date and can be exercised during that three-year period (without exceeding the original expiry date). At the end of the three-year period, all outstanding options are forfeited.

Death	All non-vested options are forfeited on the event date. Vested options can be exercised by the estate for 12 months following the event date (without exceeding the original option period). After 12 months, all outstanding options are forfeited.

Change in control (1)	If the employment of an option holder is terminated by the company other than for cause or by the option holder for Good Reason (2) within 18 months of a change in control, unvested options can be exercised for a period of 90 days from the date of termination.

(1)	A change in control of BCE occurs when:

•	another party acquires 50% or more of the outstanding securities of a class of voting or equity securities of BCE,
•	the composition of a majority of BCE’s Board changes for a reason such as a dissident proxy solicitation,
•	BCE’s shareholders approve plans or agreements for disposing of all or substantially all of BCE’s assets, liquidating or dissolving BCE, or in certain cases, merging, consolidating or amalgamating BCE, or
•	the MRCC determines that an event is a change in control.

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Compensation of our named executive officers

Upon a change in control or partial change in control of Bell Canada or a designated entity, unvested options of an option holder who is employed in one of BCE’s business units, such as Bell Canada or another subsidiary that the MRCC identifies as a “designated business unit”, will become exercisable if:

•	BCE’s interest in the business unit or subsidiary falls below 50% but remains at least 20%, and
•	the option holder’s employment is terminated within 18 months of the reduction for a reason other than for cause, or if the option holder terminates employment for Good Reason (2).

The option holder has up to 90 days from that day, or longer if the MRCC so determines, to exercise the options.

If BCE’s interest in a designated business unit falls below 20%, option holders who are employed in that business unit may exercise all of their unvested options effective upon the earlier of:

•	one year following the reduction in the interest, or
•	the day the option holder’s employment was terminated.

The option holder has up to 90 days from that day, or longer if the MRCC so determines, to exercise the options.

(2)	A resignation for Good Reason may take place only during the eighteen (18) months following a change in control if (i) the executive is assigned duties inconsistent with his current position or (ii) there is a material reduction in the executive’s compensation or (iii) by relocation of the executive’s principal workplace without his consent to a location more than 50 kilometres’ distance from its current location. Please refer to footnote (2) under the table outlining Mr. Cope’s payments below for additional information with respect to the provisions applicable to Mr. Cope.

Estimated payments for named executive officers upon termination of employment or change in control

The two tables below show the incremental payments that would be made to our Chief Executive Officer and other named executive officers in the event of termination of their employment or a change in control. Amounts were calculated as if termination had occurred on December 31, 2010.

George A. Cope

In early 2010, an employment agreement was signed with Mr. Cope to reduce to writing the terms of his employment agreed at the time of his appointment as President and CEO in July 2008. The terms applicable in the event of different termination scenarios are described in the table below.

			2010		ADDITIONAL
	NOTICE		SHORT-TERM		PENSION				STOCK
EVENT	PERIOD (3)	SEVERANCE (4)	AWARD		BENEFITS (6)	PERQUISITES		RSUs (8)	OPTIONS (9)	TOTAL	BENEFITS (7)

Termination without cause (other than following a change in control) Constructive Dismissal	—	5,871,250	—	(5)	941,146	240,000	(7)	—	—	7,052,396	24-month extension

Termination for cause	—	—	—		—	—		—	—	—	—

Voluntary resignation	416,667	—	—		—	40,000		—	—	456,667	4-month extension

Long Term Disability (LTD) (1)	—	5,871,250	—	(5)	941,146	240,000	(7)	—	—	7,052,396	Until age 65

Death	—	—	—	(5)	—	—		—	—	—	—

Resignation for Good Reason (2) Termination without cause following a change in control (2)	—	5,871,250	—	(5)	941,146	240,000	(7)	—	288,750	7,341,146	24-month extension

(1)	30 days after becoming totally disabled, Mr. Cope is deemed to have resigned from his position and becomes eligible to receive termination payments and perquisite allowance identical to those applicable in case of termination without cause. He will receive benefits and payments under the Corporation’s LTD plan until age 65 (continuation of health care benefits and payment of two-thirds of base salary). Stock options will be treated in accordance with the terms of the plan applicable to LTD which provides for continued participation in the stock option plan.

(2)	The provisions applicable to a resignation for Good Reason or a termination following a change in control are the same as those applicable to any termination without cause, except with regards to the provisions applicable to his stock options.

Under Mr. Cope’s agreement, Good Reason may only take place during the two years following a change in control (defined as acquisition of more than 50% of the common shares of Bell Canada or BCE by takeover bid, merger, amalgamation, sale of business or otherwise) if (i) Mr. Cope is assigned duties inconsistent with a CEO position or (ii) there is a material reduction in Mr. Cope’s compensation.

(3)	In case of voluntary resignation, Mr. Cope must provide the Corporation with written notice of four months. The Corporation may wave such period but remains responsible for paying Mr. Cope’s base salary and maintaining his benefits coverage and perquisite allowance during the four-month period.

(4)	The 24-month severance is calculated using Mr. Cope’s annual base salary in effect at time of termination and average short-term incentive award for the two years preceding the year of termination. Mr. Cope’s average short-term incentive award for 2008 and 2009 was $1,685,625. Severance is payable in equal installments over a 12-month period, without interest.

(5)	Short-term incentive award for the year of termination to be prorated for the period worked and paid as if individual and corporate results were met at 100%. The actual amount of short-term incentive awarded for 2010 is disclosed in the Summary compensation table.

(6)	Amount includes 24 months of employer contribution (6%, corresponding to the contribution level in effect prior to termination) under the DC arrangement of the pension plan using base salary in effect upon termination of employment and average short-term incentive award for the two years preceding the year of termination. This additional pension value will be payable in 12 monthly installments without interest. Amount also includes additional pension value for the recognition of two years of age and service (total of 4 points impacting the SERP multiplier), as if Mr. Cope had remained employed during such 24-month period, such amount being payable within 30 days following termination. Refer to Pension arrangements for more information on the DC arrangement of the pension plan. In case of LTD, Mr. Cope will cease participation in the Corporation’s pension plan and SERP as of the date of deemed resignation. Refer to footnote (1) above for information on LTD.

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Compensation of our named executive officers

(7)	Upon a termination event other than termination for cause, LTD and voluntary resignation, all benefits and perquisites will be maintained for 24 months except the following: short and long-term disability plans, vacation, parking, security system and computer support. Outplacement services will also be provided as per the policy for executives. In the event of alternate employment within the 24-month period, all benefits and perquisites will cease immediately. Upon LTD, Mr. Cope will receive LTD benefits in accordance with the Corporation’s LTD plan up to age 65 and 24 months of perquisites.

(8)	Mr. Cope did not have any outstanding RSUs as of December 31, 2010.

(9)	The value of the accelerated options is calculated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2010 of $35.34.

The payments and benefits described in the above table (with the exception of the notice period column) are subject to Mr. Cope’s compliance with the 12-month non-competition (in Canada), non-solicitation and non-disparagement provisions of his agreement and to the confidentiality provisions of his agreement which are not limited in time. A breach with respect to these contractual provisions will not only result in the cancellation of the above payments and benefits but also in a reimbursement by Mr. Cope to the Corporation of the payments and benefits already received. Furthermore, all of his vested and unvested stock options will be forfeited and any option gain made within 12 months following his termination will also have to be reimbursed to the Corporation.

Upon termination, Mr. Cope’s stock options and restricted share units will be treated in accordance with the terms of the plans under which they have been granted. If he becomes totally disabled, his stock options and restricted share units will be treated in accordance with the terms of the plans applicable to LTD rather than those applicable upon resignation.

If the Corporation needs to restate its financial statements due to gross negligence, intentional misconduct or fraud on the part of Mr. Cope during the 24 months preceding the restatement, and it is determined that cash or equity awards paid to Mr. Cope would have been lower than awards actually awarded or received had the restatement occurred prior to the payment of such award (“Restated Amounts”), the Board will have the right to:

•	require him to reimburse the portion of any cash or vested incentive compensation awarded to him after July 11, 2008 (date of appointment as President and CEO) in excess of the Restated Amounts, net of tax and transaction costs
•	cancel the portion of unvested cash or equity compensation awards, cash bonuses or deferred compensation granted to him after July 11, 2008 in excess of the Restated Amounts
•	require him to reimburse any gain realized by him from the exercise of options granted to him after July 11, 2008 in excess of the Restated Amounts, net of tax and transaction costs

To the extent permitted by law, the Corporation will pay for Mr. Cope’s legal fees should a dispute with respect to the above clawback policy occur.

Named executive officers

The table below shows the incremental payments that would be made to our name executive officers other than our Chief Executive Officer in the event of different termination events. Amounts were calculated as if termination had occurred on December 31, 2010.

				STOCK	OTHER		PENSION
	EVENT	SEVERANCE (4)	RSUs (5)	OPTIONS (6)	PAYMENTS (7)	TOTAL	BENEFITS (8)

Siim A. Vanaselja	Termination without cause (other than following a change in control)	1,725,000	—	—	—	1,725,000	325,000
	Termination for cause	—	—	—	—	—	—
	Voluntary resignation	—	—	—	—	—	—
	Termination without cause in the 18 months following a change in control	1,725,000	—	127,050	—	1,852,050	325,000

Wade Oosterman (1)	Termination without cause (other than following a change in control)	2,100,000	—	—	—	2,100,000	—
	Termination for cause	—	—	—	—	—	—
	Voluntary resignation	—	—	—	—	—	—
	Termination without cause in the 18 months following a change in control	2,100,000	—	150,150	—	2,250,150	—

Kevin W. Crull (2)	Termination without cause (other than following a change in control)	2,800,000	—	—	286,000	3,086,000	—
	Termination for cause	—	—	—	—	—	—
	Voluntary resignation	—	—	—	286,000	286,000	—
	Termination without cause in the 18 months following a change in control	2,800,000	—	150,150	286,000	3,236,150	—

Stéphane Boisvert (3)	Termination without cause (other than following a change in control)	2,100,000	—	—	—	2,100,000	—
	Termination for cause	—	—	—	—	—	—
	Voluntary resignation	—	—	—	—	—	—
	Termination without cause in the 18 months following a change in control	2,100,000	—	150,150	—	2,250,150	—

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Compensation of our named executive officers

(1)	Mr. Oosterman’s employment agreement dated July 3, 2006 provides for the payment of a severance indemnity equal to 18 months of his base salary and annual short-term incentive award at target in effect at the time of termination if his employment is terminated by the company other than for cause. This payment is subject to Mr. Oosterman’s compliance with the 12-month non-competition (in Canada) and release provisions of his employment agreement.

(2)	In light of his appointment to the position of Chief Operating Officer of CTVglobemedia Inc. which became effective on November 1, 2010, Mr. Crull’s agreement dated January 26, 2005, and amended on October 25, 2005 and May 7, 2007 was further amended on September 30, 2010. Mr. Crull’s compensation was not modified as a result of such amendment.

Mr. Crull’s employment agreement provides for the payment of a severance indemnity equal to 24 months of his base salary and annual short-term incentive award at target in effect at the time of termination if (a) his employment is terminated by the company other than for cause, or (b) in the event the transaction with CTV does not close, he resigns between the 6th and the 12th month following the company’s announcement of the termination of the transaction, provided he has not already been re-assigned to a comparable position at the company or joined CTV. This payment is subject to Mr. Crull’s compliance with the 12-month non-competition (in Canada) and release provisions of his employment agreement.

In the event of termination without cause or voluntary resignation, the company will reimburse pre-approved relocating costs from Toronto to the United States within nine months of termination. In addition, the vesting of all RSUs and stock options will continue for a 24-month period or until the options’ expiry date if earlier, in accordance with the vesting schedule attached to each grant of RSUs and options. Following the end of the 24-month period, vested options will be exercisable for 30 days. In addition, if the CTV transaction does not close, unvested RSUs at the end of the 24-month period will vest on a prorated basis according to the vesting percentage confirmed by the Board at the end of the performance period. The 2009-2010 grant of RSUs which vested on December 21, 2010 was not eligible for continued vesting in accordance with the conditions attached to the grant.

(3)	Mr. Boisvert’s employment agreement dated May 23, 2006 provides for the payment of a severance indemnity equal to 18 months of his base salary and annual short-term incentive award at target in effect at the time of termination if his employment is terminated by the company other than for cause. This payment is subject to Mr. Boisvert’s compliance with the 12-month non-competition (in Canada) and release provisions of his employment agreement.

(4)	Even though there is no formal agreement between Mr. Vanaselja and the company, a severance indemnity equal to 18 months of his base salary and annual short-term incentive award at target has been estimated based on Mr. Vanaselja’s seniority and years of service.

For Messrs. Oosterman, Crull and Boisvert, this represents the severance indemnity payable in accordance with their respective employment agreement, as detailed in footnotes (1), (2) and (3) above.

Messrs. Vanaselja, Oosterman, Crull and Boisvert do not have special severance provisions in the event of a non-cause termination following a change in control, and such termination would therefore trigger the provisions set forth for any non-cause termination, if any.

(5)	None of the NEOs had outstanding RSUs on December 31, 2010.

(6)	The value of the accelerated options is calculated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2010 of $35.34.

(7)	For Mr. Crull, this represents the estimated costs of relocating from Toronto to the United States which will be reimbursed by the company in the event of a non-cause termination or resignation in accordance with his employment agreement, as detailed under footnote (2) above.

(8)	For Mr. Vanaselja, the following retirement benefit was approved by the MRCC on May 2, 2007 in the event that his employment is terminated by the company other than for cause before age 55.

•	a deferred pension of $325,000 per annum payable at age 55 as per his Special Defined Benefit Arrangement as explained in more detail under Pension arrangements — Defined benefit arrangements.

Alternatively, in the event of resignation or termination by the company for a reason other than for cause between the age of 55 and 60 Mr. Vanaselja, will be entitled to:

•	an immediate pension equal to 35% of pensionable earnings at age 55 plus 3.5% per additional year of age. For example, in the event Mr. Vanaselja continues to work up to age 58 and his employment is then terminated, he would be entitled to an immediate annual pension of $460,455 which is 45.5% of his final average pensionable earnings as of December 31, 2010 ($1,011,990).

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INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the best of our knowledge, there were no current or nominated directors or executive officers or any associate or affiliate of a current or nominated director or executive officer with a material interest in any transaction since the commencement of our most recently completed financial year or in any proposed transaction that has materially affected us or would materially affect us or any of our subsidiaries.

OTHER IMPORTANT INFORMATION

PERSONAL LOANS TO DIRECTORS AND OFFICERS

The Corporation and its subsidiaries have not granted loans or extended credit to any current or nominated directors or executive officers or to individuals who have held these positions during the last fiscal year, or to any of their associates, and to this extent we are compliant with the prohibition under the Sarbanes-Oxley Act.

CANADIAN OWNERSHIP AND
CONTROL REGULATIONS

Since 1993, the Telecommunications Act and associated regulations (Telecom Regulations) have governed Canadian ownership and control of Canadian telecommunications carriers. Bell Canada and other affiliates of BCE that are Canadian carriers are subject to this Act.

Under the Telecommunications Act, in order for a corporation to operate as a Canadian common carrier, the following conditions have to be met:

•	Canadians own at least 80% of its voting shares
•	at least 80% of the members of the carrier company’s board of directors are Canadians
•	the carrier company is not controlled by non-Canadians.

In addition, where a parent company owns at least 66 2/3% of voting shares of the carrier company (Carrier holding company), the Carrier holding company must have at least 66 2/3% of its voting shares owned by Canadians and must not be controlled by non-Canadians. BCE is a Carrier holding company. The Telecom Regulations give certain powers to the CRTC and to Canadian carriers and Carrier holding companies to monitor and control the level of non-Canadian ownership of voting shares to ensure compliance with the Telecommunications Act. Accordingly, BCE, which controls Bell Canada and other Canadian carriers, must satisfy the following conditions:

•	Canadians own at least 66 2/3% of its voting shares, and
•	it is not controlled by non-Canadians.

The powers under the Telecom Regulations include the right to:

•	suspend the voting rights attached to shares considered to be owned or controlled by non-Canadians
•	refuse to register a transfer of voting shares to a non-Canadian
•	force a non-Canadian to sell his or her voting shares, and
•	suspend the voting rights attached to that person’s shares, if that person’s holdings would affect our status as “Canadian” under the Telecommunications Act.

However, in our case, there is an additional control restriction under the Bell Canada Act. Prior approval by the CRTC is necessary for any sale or other disposal of Bell Canada’s voting shares unless BCE retains at least 80% of all Bell Canada voting shares.

Similarly, the Canadian ownership rules for broadcasting licensees, such as Bell ExpressVu Limited Partnership, are generally in line with the rules for Canadian common carriers by restricting allowable foreign investments in voting shares at the licensee operating company level to a maximum of 20% and at the holding company level to a maximum of 33 1/3%. The CRTC is precluded under a direction issued under the Broadcasting Act from issuing, amending or reviewing a broadcasting license of an applicant that does not satisfy these Canadian ownership criteria.

Cultural concerns over increased foreign control of broadcasting activities lie behind an additional restriction that prevents the holding company of a broadcast licensee that exceeds the former 20% limit (or its directors) from exercising control or influence over any programming decisions of a subsidiary licensee. In line with CRTC practice, programming committees have been established within the relevant subsidiary licensees, thereby allowing foreign investment in voting shares of BCE to reach the maximum of 33 1/3%.

We monitor the level of non-Canadian ownership of our common shares and provide periodic reports to the CRTC.

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HOW TO REQUEST MORE INFORMATION

DOCUMENTS YOU CAN REQUEST

Additional financial information is contained in BCE’s consolidated financial statements and MD&A for the year ended December 31, 2010. You can ask us for a copy of these documents, as well as of the documents listed below, at no charge:

•	our most recent annual report, which includes our comparative financial statements and MD&A for the most recently completed financial year, together with the accompanying auditors’ report
•	any interim financial statements that were filed after the financial statements for our most recently completed financial year
•	our MD&A for the interim financial statements
•	the Circular for our most recent annual shareholder meeting
•	our most recent annual information form, together with any document, or the relevant pages of any document, incorporated by reference into it.

Please write to the Corporate Secretary’s Office or the Investor Relations Group at 1, Carrefour Alexander-Graham-Bell, Building A, 6th floor, Verdun, Québec, Canada, H3E 3B3 or call 1-800-339-6353.

These documents are also available on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All of our news releases are also available on our website.

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the Corporation’s proxy solicitation agent, Kingsdale Shareholder Services, at: 1-866-581-0508.

SHAREHOLDER PROPOSALS FOR OUR 2012 ANNUAL MEETING

We will consider proposals from shareholders to include as items in the management proxy circular for our 2012 annual shareholder meeting. Please send your proposals to us by December 9, 2011.

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SCHEDULE A — SHAREHOLDER PROPOSALS

Three shareholder proposals have been submitted for consideration at the meeting by the “Mouvement d’éducation et de défense des actionnaires” (MÉDAC), an investor holding at least $2,000 worth of BCE common shares. The full text of each proposal and supporting comments are set out in italics below (translation from the original proposals submitted in French):

PROPOSAL NO. 1: CRITICAL MASS OF QUALIFIED WOMEN ON BOARD

Studies show that companies with a critical mass of qualified women on board are more successful. In light of the fact that organizations renew board membership every five to ten years, it is proposed that the Board of Directors adopt a policy aimed at reaching parity within ten years.

Argument

The following are some of the competitive advantages identified in numerous studies on female board membership. Bear in mind that all of these studies found that the more women sat on a company’s Board of Directors, the greater the advantages were.

•	Better performance during financial crises, especially when triggered by excessive risk-taking: Studies have revealed that women’s management style differs from men’s. Most notably, when it comes to risk, women tend to be more cautious, making safer decisions and taking more prudent stances;
•	Better governance: According to a study conducted by the Conference Board of Canada, boards with more female executives place greater value on managing conflicts of interest, monitoring risk, controlling finances and maintaining strong relationships with investors and other corporate stakeholders;
•	Better decision-making thanks to a dialogue in which a variety of opinions are expressed: Studies show that men focus on the short term when making decisions, while women tend to look at the long term, a difference that produces differing points of view, thereby enriching the thought process and decision making;
•	Better financial performance: According to a study by McKinsey, on average, companies that embrace female board membership outperform their benchmarks for return on shareholder’s equity and operating results;
•	Better image among investors: It should be noted that the number of women on companies’ boards of directors is one of the criteria used by the Globe and Mail’s Board Games report to evaluate corporate performance, and by Corporate Knights to assess organizations’ performance in the area of social responsibility.

In light of the fact that the rate of renewal of executive board membership is slow, and in the hope, as investors, that female members with the necessary qualifications for the positions are selected, we propose that the Board of Directors adopt a policy for reaching parity, and that this policy aim to achieve parity within ten years.

The Board of Directors recommends that shareholders vote AGAINST Proposal No. 1 for the following reasons:

The Board believes it must maintain flexibility in the ability to identify appropriate candidates with a view to achieving the appropriate mix of skills and talents required for the overall effectiveness of the Board and its committees. While the Board does not support arbitrary target percentages and timelines in determining the optimum composition of the Board, it supports the objective of increasing the number of women as directors and the Board’s overall objective is to achieve a more balanced representation of women on the Board.

The Board currently has 13 members, three of whom are women. Following the Annual General Shareholder Meeting on May 12, 2011, provided each director nominee is elected, the Board will have 12 members, two of whom will be women. These numbers compare favorably with all of the other major Canadian corporations. As disclosed in Schedule B — Statement of corporate governance practices, BCE’s objective in terms of the composition of the Board is to have a sufficient range of skills, expertise and experience to ensure that the Board can carry out its responsibilities effectively. Directors are chosen for their ability to contribute to the broad range of issues with which the Board routinely deals. The Board reviews each director’s contribution and determines whether the Board’s size allows it to function efficiently and effectively.

The CGC receives suggestions for Board candidates from individual Board members, the Chief Executive Officer, shareholders and professional search organizations. On a regular basis, the CGC reviews the current profile of the Board, including average age and tenure of individual directors and the representation of various areas of expertise and experience.

While the Board has long supported the merits of having women directors, the focus of the CGC and the Board is to select the most qualified individuals who will be able to adequately serve the interests of the Corporation and its shareholders. The Corporation promotes gender equality, diversity in the workforce and an equitable workplace and the Board supports these values in both the employee and executive base, as well as at the level of the Board of directors.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

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Schedule A — Shareholder proposals

PROPOSAL NO. 2: EQUITY RATIO

Compensation for a company’s top executive should be justified for the employees who contribute to his or her success and to that of the company. It is moved that the Board of Directors adopt a policy that stipulates the internal equity ratio it deems “ethically acceptable” and justifies its stance in the proxy circular.

Argument

During the 2010 Annual General Meetings, we informed shareholders of the existing variance between the salaries of the company’s top manager and an average employee. For banks, this variance ranged from 28:1, a ratio which we deem acceptable, to an unacceptable 156:1.

In their book Plaidoyer pour un nouveau capitalisme, authors Yvan Allaire and Mihaela Firsirotu point out that it is important for executive boards to “fully accept their fiduciary duties in this regard and adopt compensation policies that serve the long-term interests of the company, not merely the shareholders’ short-term interests. They must carefully examine whether their compensation policy will weaken or reinforce feelings of unity, solidarity and mutual trust within the company. Boards of directors should be mindful to ensure the types and levels of compensation for top-tier positions do not call into question the legitimacy of the company’s policies and social responsibility in particular, but also the free enterprise system as a whole”.

Furthermore, given that the bulk of a CEO’s salary varies based on short-term objectives and share prices, and that this type of compensation structure rewards excessive risk-taking and short-term performance, high ratios are distressing since the future of the company and its shareholders’ equity are compromised in the long term.

In the last year, the issue of inequity in the ratio of top-tier compensation versus the company’s employees has been addressed on several occasions:

•	Senator Céline Hervieux-Payette tabled a bill proposing that a President and CEO’s compensation cannot be greater than 20 times the average annual salary for the industry in Canada, as calculated by Statistics Canada;
•	As part of the U.S. financial reform adopted in July 2010, businesses are now required to disclose their median salary so that shareholders can better determine the soundness of the variance between that and the salary of the top executive;
•	Corporate Knights inc. published its ranking of Canadian businesses in terms of responsible investment in the Globe and Mail, which uses internal equity as a measure of an organization’s social performance.

It is imperative that the Board of Directors place a cap on total compensation for senior management (salaries, short and long-term bonuses, retirement bonuses, etc.) expressed in the form of a multiple of the average employee salary.

The Board of Directors recommends that shareholders vote AGAINST Proposal No. 2 for the following reasons:

We do not believe that the “internal pay equity ratio” referred to in the proposal provides any meaningful measurement of executive compensation in light of our approach to executive compensation. We also believe that targeting an “ethically acceptable” ratio would introduce an arbitrary compensation benchmark not aligned with the objectives of our compensation programs.

We ensure, with the assistance of independent external advisors, that our executive compensation is competitive to that of other companies who compete for similar talent. Likewise, for all other levels of management and non-management employees, we ensure that compensation compares favourably to that paid by companies who compete for similar skills and experience in the marketplace. Accordingly, the primary determinant of the compensation level for any position at Bell Canada is the value placed in the job market on a position requiring similar skills and experience. The relative positioning of the compensation of the CEO to other jobs at Bell Canada is simply an outcome of a sound process designed to determine the compensation required to attract and retain the best talent at every level and for each unique job.

We believe that the disclosure provided in our Circular provides information that is more relevant and meaningful to shareholders than the disclosure of internal pay ratios suggested by the proposal. Details of our executive compensation philosophy, policies and programs can be found in our Circular.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

PROPOSAL NO. 3: ADDITIONAL INFORMATION
ON COMPENSATION BENCHMARKING AMONG PEER GROUPS

It is moved that the compensation committee provide shareholders more information about the reference group used for comparing the competitiveness of executive compensation and the influence of this comparison on the company’s wage-setting practices.

Argument

Studies show that salary disclosure has had the adverse effect of contributing to an ongoing increase in executive compensation. More specifically, a recent study found that 50% of pay increases for CEOs in the U.S. from 1992 to 2006 were spurred by “leapfrogging” caused by the benchmarking system. Other researchers found that companies tend to use comparison groups with executives that often have higher salaries than their own executives.

This practice hinders what should be a healthy link between compensation and an organization’s performance. Moreover, allow us to paraphrase the Canadian Coalition for Good Governance, which warned against the overuse of this mechanism in wage setting for executives: “No matter what, we must be careful not to give undue weight to comparisons with the reference group in designing the compensation structure”.

66  ï  BCE INC.  2011 MANAGEMENT PROXY CIRCULAR

Schedule A — Shareholder proposals

Currently, shareholders have little information on the choice of the comparison universe or the company’s position in relation to its peers:

•	How the company ranks among companies deemed comparable by the compensation committee with respect to all aspects of compensation and the total compensation for the top five executives;
•	How the company fares against its peers based on various financial performance indicators.

Shareholders are also given little information about the value the compensation places on this data in its wage setting process: choice of comparison universe (national or international), percentile rank targets and the facets of compensation to which these apply.

We therefore feel it is critical that this information be provided alongside the compensation policy. As stated recently by a renowned compensation advisor, “The companies that make up the comparison group will have a greater influence on your compensation policy than any other factor. It is therefore imperative that every effort be made to choose the right group for comparison”.

MÉDAC believes that understanding the effect such a tool can have on wage setting for executives is crucial, and that this effect must be mitigated by an ethically and socially acceptable internal equity ratio.

The Board of Directors recommends that shareholders vote AGAINST Proposal No. 3 for the following reasons:

We provide extensive information on our compensation comparator group in our CD&A in keeping with best disclosure practices.

Our executive compensation is based on a pay-for-performance philosophy. Its overall goal is to increase shareholder value by attracting, motivating and retaining executives needed to drive the business strategy and rewarding them for financial and operating performance and leadership excellence.

The Board has assigned to its management resources and compensation committee (“MRCC”) — made up entirely of independent directors — the responsibility of recommending to the Board the compensation philosophy and program for executives. To ensure the competitiveness of the compensation offered to our executives, the MRCC regularly reviews the compensation offered for similar executive positions at other companies with whom we compete for talent (our comparator group). Significant information on our comparator group, including the choice of comparator companies and criteria used for selection and how BCE compares to them with respect to key financial measures, is disclosed in our Circular under Setting executive compensation.

However, such comparative market data is just one of the factors the MRCC takes into consideration when making recommendations to the Board with regards to executive compensation. Other factors used to determine executive compensation include the relative scope of responsibilities and business impact of each executive position relative to other positions, external competitive pressures and personal performance and leadership abilities. Accordingly, the level of executive compensation, as for compensation at any other job level at Bell Canada, reflects what is necessary to attract and retain the best talent in the market place.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

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SCHEDULE B — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

BCE is committed to sound principles of corporate governance. This section provides information pertaining to our board, the committees of our board, our shareholder engagement, our ethical values and our policies.

BCE’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange (NYSE). Our practices described in this section comply with the Canadian Securities Administrators’ (CSA) corporate governance guidelines as well as the CSA’s rules relating to audit committees. Since the Corporation has securities registered in the United States, we are subject to, and comply with, the provisions of the Sarbanes-Oxley Act and related rules and regulations of the U.S. Securities and Exchange Commission. In addition, since the Corporation’s common shares are listed on the NYSE, we must follow certain NYSE corporate governance rules applicable to foreign private issuers like BCE. We comply with such mandatory NYSE governance rules and voluntary comply in all material respect with all other NYSE governance rules, except as summarized in the governance section of our website at www.bce.ca, under Differences between BCE Practices and NYSE.

BOARD OF DIRECTORS

The Board has overall responsibility for the supervision of the management of BCE’s business in our best interests. In exercising this responsibility, the Board must act in accordance with a number of rules and standards, including:

•	the Canada Business Corporations Act
•	the Bell Canada Act
•	other laws that apply to telecommunications companies
•	laws of general application
•	BCE’s articles and by-laws
•	BCE’s administrative resolution and the written charters of the Board and each of its committees
•	BCE’s Code of Business Conduct, Complaint Procedures for Accounting and Auditing Matters and other internal policies.

In 2010, the Board held six regularly scheduled meetings and four special meetings. At each meeting, the directors meet without management, that is, with only the independent directors. During 2010, each such in camera session was chaired by Mr. T.C. O’Neill, Chair of the Board of BCE.

Role of the Board of Directors

The Board is responsible for the supervision of the management of the business and affairs of the Corporation. In furtherance of its purpose, the Board assumes the following duties and responsibilities (among others), as more fully described in its written mandate, which has been approved by the Board and is attached as Schedule D to this Circular. The mandate can also be found in the governance section of our website at www.bce.ca. Some of the duties and responsibilities of the Board are first reviewed and recommended by the appropriate committee and then submitted to the full Board for its consideration and approval.

Strategy and budget

•	Ensuring a strategic planning process is in place and approving, on at least an annual basis, a Business Plan which takes into account, among other things, the longer term opportunities and risks of the business
•	Approving the Corporation’s annual operating and capital budgets, and reviewing operating and financial performance results in relation to the Corporation’s Business Plan and budgets

Governance

•	Developing the Corporation’s approach to, and disclosure of, corporate governance practices
•	Approving the nomination of Directors to the Board, as well as developing appropriate qualifications/criteria for the selection of Board members, including criteria for determining Director independence, appointing the Board Chair and the Chair and members of each Committee of the Board, providing an orientation program for new Directors to the Board and continuing education opportunities for all Directors, and approving the compensation policy for Directors

Chief Executive Officer and Officers

•	Appointing the Chief Executive Officer and all other Officers of the Corporation, and reviewing their performance against pre-established corporate goals and objectives
•	Providing stewardship in respect of succession planning, including the appointment, training and monitoring of the Chief Executive Officer, other Officers and senior management personnel

Risk Management, Capital Management and Internal Controls

•	Identifying and assessing the principal risks of the Corporation’s business, and ensuring the implementation of appropriate systems to manage these risks
•	Ensuring the integrity of the Corporation’s systems of internal control, including management information systems and the safeguarding of the Corporation’s assets

Financial Reporting and Auditors

•	Reviewing and approving, as required, the Corporation’s financial statements and related financial information
•	Appointing, subject to approval of shareholders, (including terms and review of engagement) and removing of the shareholders’ auditor, and appointing (including responsibilities, budget and staffing) and removing of the Corporation’s internal auditor

The Board also established an administrative procedure which sets out rules governing the approval of transactions carried out in the ordinary course of our operations. These rules also provide for the delegation of authority and the signing or execution of documents on behalf of BCE.

The Board and each committee may hire outside advisors at BCE’s expense. With the approval of the CGC, individual directors may also hire outside advisors.

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Schedule B — Statement of corporate governance practices

Composition of the Board of Directors and nomination of directors

In terms of the composition of BCE’s Board, the objective is to have a sufficient range of skills, expertise and experience to ensure that the Board can carry out its responsibilities effectively. Directors are chosen for their ability to contribute to the broad range of issues with which the Board routinely deals.

The Board reviews each director’s contribution and determines whether the Board’s size allows it to function efficiently and effectively. The Board believes that a board of directors composed of 12 members promotes effectiveness and efficiency.

The CGC receives suggestions for Board candidates from individual board members, the President and Chief Executive Officer, shareholders and professional search organizations. On a regular basis, the CGC reviews the current profile of the Board, including average age and tenure of individual directors and the representation of various areas of expertise, experience and diversity.

The Board strives to achieve a balance between the need to have a depth of institutional experience from its members on the one hand and the need for renewal and new perspectives on the other hand. In 2009, the Board reviewed its directors tenure policy and agreed not to impose an arbitrary retirement age limit, but with respect to term limit, it agreed to establish as guidelines that directors serve up to a maximum term of 10 years, assuming they are re-elected annually and meet applicable legal requirements. However, the Board, upon recommendation of the CGC, will be able to, in certain circumstances, extend a director’s initial 10-year term limit.

The CGC maintains an evergreen list of potential directors whose skills and expertise map the desired competency and experience requirements and whom the CGC recommends joining the Board if and when an opportunity arises.

Competency requirements

We maintain a “competency” matrix where directors indicate their expertise level in areas we think are required at the Board for a company like ours. Each director has to indicate the degree to which he/she believes they possess such competency on a scale from 1 to 4 (where 1 means none, 2- basic, 3- skilled and 4- expert). Please see About the nominated directors for individual lists of areas of expertise.

NUMBER OF DIRECTOR NOMINEES WITH
COMPETENCY	SKILLED OR EXPERT COMPETENCY

Telecommunications — senior executive experience in the Telecommunications industry	6

Technology — senior executive experience in the Technology industry	3

Retail / Customer Experience — senior executive experience in a mass consumer industry	6

Accounting & Finance — senior executive experience in financial accounting and reporting, and corporate finance. Very familiar with internal financial controls, GAAP, US GAAP and IFRS	6

Investment Banking — experience in investment banking	3

Mergers & Acquisitions — experience in major transactions involving publicly listed companies	10

Government and Regulatory Affairs — experience in, or strong understanding of, the workings of government and public policy in Canada	7

Management/CEO — experience working as a CEO of a large publicly listed company or large organization or other senior executive experience driving strategic direction and leading growth	12

Independence of the Board of Directors

It is the Board’s policy that at least a majority of its members must be independent. Acting on the recommendation of the CGC, the Board is responsible for determining whether or not each director is independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with BCE. The Board analyzes all of the relationships each director has with BCE. To guide this analysis, the Board has adopted director independence standards. These standards are consistent with National Policy 58-201 — Corporate Governance Guidelines, National Instrument 58-101 — Disclosure of Corporate Governance Practices and the New York Stock Exchange governance rules and can be found in Schedule C to this circular and in the governance section of our website at www.bce.ca. In general, a director who meets these standards and who does not otherwise have a material relationship with BCE would be considered independent under such rules. Information concerning the relationships each director has with BCE is collected through the following sources: directors’ responses to our annual Directors & Officers questionnaires, biographical information of directors, and our internal corporate records.

Evaluating the relationships of each director with BCE against the independence standards outlined above, the Board determined, as of the date of this Circular, that each

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Schedule B — Statement of corporate governance practices

of BCE’s current and proposed director nominees (with the exception of BCE’s President and Chief Executive Officer, Mr. G.A. Cope) does not have a material relationship with BCE and is considered to be independent under National Policy 58-201 — Corporate Governance Guidelines, National Instrument 58-101 — Disclosure of Corporate Governance Practices and the New York Stock Exchange governance rules. As an officer of BCE, Mr. Cope is not considered to be independent under these rules.

In the course of the Board’s determination regarding independence, it considered any relevant transactions, relationships and arrangements as required by our independence standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

•	each of Messrs. B.M. Levitt, and E.C. Lumley and Ms. S. Brochu, the annual amount of billings to BCE by the company or firm where they currently serve as partner or executive officer, and purchases by that firm from BCE or Bell Canada, and determined that the amount of sales and the amount of purchases in each of the last three fiscal years, did not exceed the greater of U.S. $1 million or 2% of such company’s or firm’s consolidated gross revenues.

In addition, with respect to each of the non-management directors, the Board considered the amount of BCE’s discretionary charitable contributions within the preceding three years to charitable organizations where our non-management directors serve as executive officers, directors or trustees, as applicable, and determined that none of such contributions constituted more than the greater of (i) U.S. $1 million and (ii) 2% of any charitable organizations’ consolidated gross revenues in each of the preceding three fiscal years.

All members of the audit committee, MRCC and CGC must be independent as defined by BCE’s director independence standards. Members of the audit committee must also satisfy a more stringent independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from BCE or any of its subsidiaries other than their directors’ compensation. The Board has determined that, as of the date of this Circular, all members of the audit committee, MRCC and CGC are independent and that members of the audit committee satisfy this more stringent independence requirement.

Chair of the Board of Directors

BCE’s by-laws provide that directors may determine from time to time whether the Chair should be an officer of BCE or should act solely in a non-executive capacity. Should they decide that the Chair be an officer acting in an executive capacity, the Board must designate one of its members as the “lead director,” who is responsible for ensuring that the Board can function independently of management.

For the past several years, the Board has decided that the Chair should be separate from management. Mr. T.C. O’Neill is currently serving as Chair of the Board and he is not an executive officer of BCE, and is considered independent under our director independence standards which are consistent with National Policy 58-201 — Corporate Governance Guidelines, National Instrument 58-101 — Disclosure of Corporate Governance Practices, and the New York Stock Exchange governance rules.

The detailed mandate of the Board Chair is included in the mandate of the Board, which can be found in Schedule D to this Circular and in the governance section of our website at www.bce.ca.

Expectations and personal commitments
of directors

The Board expects all of its members to comply with BCE’s Statement of Corporate Governance Principles & Guidelines. Members are also expected to comply with BCE’s policies that apply to directors and the various Board procedures and practices. These procedures include the declaration of interest and changes in principal occupation (see below for details), the conflict of interest guidelines (see below for details), the share ownership guidelines (see Directors’ compensation for details) and the Code of Business Conduct (see below under Ethical business conduct for details). The Board also expects all of its members to demonstrate beyond reproach personal and professional characteristics. These characteristics include high ethical standards and integrity, leadership, financial literacy and current fluency in their own field of expertise.

The Board further expects all of its members to make meaningful commitments during their time as directors of BCE. Each director is expected to participate in the director orientation program and in continuing education and development programs. They are expected to develop and expand a broad, current knowledge of the nature and operation of our major businesses. Similarly, all members are expected to commit the necessary time required to be an effective and fully contributing member of the Board and of each Board committee on which they serve. In this regard, the Board recommends that directors limit the number of boards of directors on which they serve to no more than six public company boards, including BCE’s Board.

The CGC is also responsible for administering BCE’s policy on directors’ attendance at meetings of the Board and its committees. Under this policy, the Corporate Secretary must report to the CGC any director who did not attend at least 75% of the combined Board and committee meetings held in the year.

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Schedule B — Statement of corporate governance practices

The following table indicates the attendance of our current directors at Board and committee meetings during 2010:

					CORPORATE
	BOARD		AUDIT		GOVERNANCE		MRCC		PENSION		TOTAL

B.K. Allen	10/10		—		4/4		5/5		—		100%

A. Bérard	9/9		5/5		4/4		—		—		100%

R.A. Brenneman (1)	9/9		—		—		4/5		2/2 (Chair	)	94%

S. Brochu	7/7		2/2		1/1		—		—		100%

R.E. Brown	10/10		—		4/4 (Chair	)	—		4/4		100%

G.A. Cope (2)	10/10		—		—		—		—		100%

A.S. Fell	7/9		4/5		—		5/5		—		84%

D.S. Kaufman	10/10		—		4/4		—		—		100%

B.M. Levitt	9/10		—		—		5/5 (Chair	)	—		93%

E.C. Lumley	8/9		—		—		—		4/4		92%

T.C. O’Neill (3)	10/10 (Chair	)	—		—		—		—		100%

P.M. Tellier (4)	3/4		—		—		3/3		2/2		89%

C. Taylor	5/5		1/1		1/1		—		—		100%

P.R. Weiss	9/9		5/5 (Chair	)	—		—		4/4		100%

V.L. Young (4)	2/3		2/3		—		—		—		67%

(1)	Mr. Brenneman became a member and Chair of the PFC on May 7, 2010, a position held previously by Mr. Tellier who retired from the Board on May 6, 2010.

(2)	As President and Chief Executive Officer of the Corporation, Mr. Cope is not a member of any committee of the Board.

(3)	As Chair of the Board of the Corporation, Mr. O’Neill is not a member of any committee of the Board but attends as an ex officio member on all committees.

(4)	Messrs. Tellier and Young retired from the Board on May 6, 2010.

Directors must follow the procedure for declaration of interest and changes in their principal occupation. The procedure is designed to enable the CGC to be notified in a timely fashion of any change in a director’s external directorships and principal occupation, and to permit the CGC to review and consider any possible effect of such a change on the suitability of that director’s continued service as a member of the Board. This procedure also states that directors are expected to tender their resignation upon a change in their principal occupation, which only becomes effective when it is accepted by the Board upon the recommendation of the CGC.

BCE’s conflict of interest guidelines for directors set out how conflict situations will be managed during a Board meeting. If a director is deemed to have a conflict of interest because of an interest in a party to a proposed contract or transaction with BCE, then a specific “declaration of interest” is noted in the minutes of the meeting. As well, the conflicted director must abstain from voting on the matter. Depending on circumstances, the director may also withdraw from the meeting while the Board deliberates. This procedure is followed on an “as-required” basis.

Orientation and continuing education

New directors are given the opportunity to individually meet with members of senior management to aid in their understanding of our businesses. The CGC assists new directors in becoming acquainted with BCE and its governance processes and encourages continuing education opportunities for all members of the Board.

We provide to new and existing directors a comprehensive reference manual containing information with respect to: all key corporate and Board policies, including the Code of Business Conduct; the structure and responsibilities of the Board and its committees; the legal duties and liabilities of directors; and BCE’s articles and by-laws.

All directors have regular access to senior management to discuss Board presentations and other matters of interest. We also give directors the opportunity to enhance their understanding of our operations and the telecommunications industry through various site visits or pairing for one day with field technicians. In the fall of 2010, a one-day orientation session was given to our newly elected/appointed directors where each Business Unit President met with our new directors to present in detail their business unit.

The Board has adopted guidelines with respect to directors’ attendance at external continuing education programs under which BCE reimburses the costs of attendance, and we encourage our directors to attend conferences, seminars or courses, whether they be industry-specific to BCE or whether relevant to fulfill their role as a director. In recognition of the rapidly changing technology and competitive environment in our business, the Board at regularly scheduled meetings requires management to provide an in-depth review of the business segments in which we operate, as well as our industry in general.

In addition to the above description, we have also listed below samples of different training sessions attended by our directors in 2010, both internally and externally.

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Schedule B — Statement of corporate governance practices

Sample of internal sessions

•	Quarterly IFRS updates to audit committee members
•	Quarterly Securities and Governance updates to CGC members
•	The following “on-site” sessions attended by various Board members:

•	visits to TV operations center
•	call center visits
•	“truck-rolls” with field technicians, and
•	network central office visits

Sample of external sessions

•	Our directors were often lecturers for various organizations, such as: the Institute of Corporate Directors, American Bar Association, Canadian Bar Association
•	Some of our directors are mentors for “Women on Boards”, a non-profit organization promoting the advancement of women serving as members of boards of directors
•	The following sessions were attended by various Board members:

•	Deloitte&Touche LLP training on governance and regulatory update
•	Canadian Institute of Chartered Accountants training on risk management
•	Harvard Business School Board Leadership Workshop, and
•	Institute of Corporate Directors annual governance session

Board of Directors’ assessments

As part of its charter, the CGC develops and oversees a process to enable each director to assess the effectiveness and performance of the Board and its Chair, the Board committees and their respective chairs and themselves as a member of the Board. For 2010, the assessment process was conducted through written questionnaires and one-on-one meetings. Each director completed a set of questionnaires aimed at evaluating their own performance as a member of the Board, their assessment of the performance of the Board as a whole and its Chair, as well as the performance of each Board committee on which they serve and their respective Chair. Results were reviewed by each of the Chair of the Board and the Chair of the CGC. Each director then met with the Chair of the Board and the Chair of the CGC to review the results of the questionnaires and to discuss and assess the performance of their director colleagues. Following this process, an in camera session of the Board was held, at which the Board discussed and reviewed feedback from the questionnaires and the one-on-one meetings and considered the appropriateness of any modifications or enhancements to the effective performance of the Board, its committees, the Chair of the Board, the respective chairs of the Board committees and individual directors.

COMMITTEES OF THE BOARD OF DIRECTORS

There are four standing committees of the Board: the audit committee, the CGC, the MRCC and the PFC. It is BCE’s policy that each of the audit committee, the MRCC and the CGC must be comprised solely of independent directors. As well, during 2010 none of the members of the audit committee has directly or indirectly accepted any consulting, advisory or other compensatory fee from BCE, other than ordinary director fees. The Board has concluded that all of the directors who served as members of the audit committee, the MRCC and CGC during 2010 are independent under our director independence standards and that members of the audit committee met the more stringent audit committee independence tests under National Instrument 52-110 — Audit Committees and the New York Stock Exchange governance rules.

		ALL MEMBERS
COMMITTEE	MEMBERS IN 2010	INDEPENDENT?	NUMBER OF MEETINGS HELD IN 2010

Audit	P.R. Weiss (Chair)	Yes	5
	A. Bérard S. Brochu (since May 6, 2010) A.S. Fell C. Taylor (since August 4, 2010) V.L. Young (until May 6, 2010)

Corporate governance	R.E. Brown (Chair)	Yes	4
	B.K. Allen A. Bérard S. Brochu (since May 6, 2010) D. Soble Kaufman (until May 12, 2011) C. Taylor (since August 4, 2010)

Management resources	B.M. Levitt (Chair) (until May 12, 2011)	Yes	5
and compensation	B.K. Allen		(including 1 special meeting)
	R.A. Brenneman
	A.S. Fell

Pension fund	R.A. Brenneman (Chair, since May 7, 2010)	Yes	4
	R.E. Brown E.C. Lumley P.R. Weiss P.M. Tellier (Chair) (until May 6, 2010) V.L. Young (until May 6, 2010)

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Schedule B — Statement of corporate governance practices

The complete charter of each Board committee can be found in the governance section of our website at www.bce.ca and the audit committee charter is also attached as Schedule 1A to BCE’s annual information form for the year ended December 31, 2010 (which you can access on our website at www.bce.ca, or SEDAR at www.sedar.com and on EDGAR at www.sec.gov).

As well, the position description of the committee Chairs is detailed in the corresponding committee charter. At each regularly scheduled Board meeting, each committee of the Board, through the committee Chair, provides a report to the Board on its activities.

Audit committee

The purpose of the audit committee is to assist the Board in its oversight of:

•	the integrity of BCE’s financial statements and related information
•	BCE’s compliance with applicable legal and regulatory requirements
•	the independence, qualifications and appointment of the external auditor
•	the performance of both the external and internal auditors, and
•	management’s responsibility for assessing and reporting on the effectiveness of internal controls and reporting on risk management.

The relevant education and experience of each of the audit committee members serving over 2010 and current members, can be found in BCE’s annual information form for the year ended December 31, 2010 (which you can access on our website at www.bce.ca, or SEDAR at www.sedar.com and on EDGAR at www.sec.gov).

Please refer to Audit committee report for a complete description of such committee.

Corporate governance committee

The purpose of the corporate governance committee is to assist the Board in:

•	developing and implementing BCE’s corporate governance guidelines
•	identifying individuals qualified to become members of the Board
•	determining the composition of the Board and its committees
•	determining the directors’ remuneration for Board and committee service
•	developing and overseeing a process to assess the Chair of the Board, the Board, committees of the Board, chairs of committees, and individual directors, and
•	reviewing and recommending for Board approval BCE’s policies concerning business conduct, ethics, public disclosure of material information and other matters.

Please refer to Corporate governance committee report for a complete description of such committee.

Management resources and
compensation committee

The purpose of the management resources and compensation committee is to:

•	assist the Board in its oversight responsibilities concerning compensation, nomination, evaluation and succession of officers and other management personnel, and
•	oversee BCE’s health and safety policies and practices.

Please refer to Management resources and compensation committee report for a complete description of such committee. Please refer to Compensation discussion & analysis for a description of fees paid to external independent compensation advisors in 2010.

Pension fund committee

The purpose of the pension fund committee is to assist the Board in its oversight responsibilities related to:

•	the administration, funding and investment of BCE’s pension plans and fund, and
•	the unitized pooled fund sponsored by BCE for the collective investment of the fund and the participant subsidiaries’ pension funds.

Please refer to Pension fund committee report for a complete description of such committee.

CHIEF EXECUTIVE OFFICER

BCE’s Chief Executive Officer has primary responsibility for the management of the business and affairs of BCE. As such, the Chief Executive Officer, subject to the Board’s approval, develops BCE’s strategic and operational orientation. In so doing, the Chief Executive Officer provides leadership and vision for the effective overall management, profitability and growth of BCE, and for increasing shareholder value and ensuring compliance with policies adopted by the Board. The Chief Executive Officer is directly accountable to the Board for all of BCE’s activities. The Board approved a written position description for the Chief Executive Officer, a copy of which is attached at Schedule E to this Circular and is also available in the governance section of our website at www.bce.ca.

SHAREHOLDER ENGAGEMENT

The Board remains committed to engaging actively with the shareholders of the Corporation. Meetings are held regularly between our executive officers and institutional shareholders. On a quarterly basis, we hold a conference call with the investment community to review the financial and operating results of the quarter. We also hold an annual conference call, usually in early February, with financial analysts and institutional investors where we present our financial outlook for the upcoming year and provide an overview of our business operations and strategies. Our executive officers and other members of the senior management team are regularly invited to speak at broker-sponsored industry investor conferences, which are

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Schedule B — Statement of corporate governance practices

accessible to our shareholders via webcasts on our website at www.bce.ca. Our Investor Relations department is committed to meeting with brokers and actively engages with retail shareholders to address any shareholder-related concerns and to provide information on the Corporation. On an ad hoc basis, either the Chair of the Board, the Chair of the CGC or the Chair of the MRCC and members of management meet with shareholder advocacy groups (for example the Canadian Coalition for Good Governance or the Mouvement d’Éducation et de Défense des Actionnaires) to discuss governance issues.

We have in place various means of communications for receiving feedback from interested parties. We have a toll-free number for general inquiries (1-888-932-6666) and for investor and shareholder inquiries (1-800-339-6353). Shareholders and other interested parties may also communicate with the Board and its Chair by contacting the Corporate Secretary’s Office at corporate.secretariat@bell.ca or by calling at 514-786-8424. For any complaints and/or concerns with respect to BCE’s accounting, internal accounting controls or auditing matters, interested parties should consult our Complaint Procedures for Accounting and Auditing Matters on our website at www.bce.ca.

Our shareholders will be asked again this year to consider and approve an advisory resolution on our approach to executive compensation. The Board, the MRCC and management will continue existing practices discussed above regarding shareholder discussion and engagement. The Board and the MRCC will continue to review and consider all shareholder feedback related to executive compensation matters. To facilitate questions and comments from shareholders the following means of communications are available:

•	communicating with the MRCC by mail: BCE Inc. c/o Chair of the management resources and compensation committee, 1 Carrefour Alexander-Graham-Bell, Building A, 7th floor, Verdun, QC, H3E 3B3, or by email: corporate.secretariat@bell.ca
•	using our web tool, accessible through our website at www.bce.ca under the banner “2011 Annual General Meeting of Shareholders” and then following the instructions on screen, or
•	calling us at 1-800-339-6353 (service in both French and English).

The Corporation will review all correspondence received and will periodically post a summary of comments received, if any, together with our responses on our website, accessible through www.bce.ca under the banner “2011 Annual General Meeting of Shareholders”.

Also, the MRCC and the Board will review and analyze the results of the advisory vote on our approach to executive compensation and will take into consideration such results when reviewing executive compensation philosophy, policies and programs.

The Board confirms that our current practices achieve substantially the same results as the CCGG’s Model Policy of the Board of Directors on Engagement with Shareholders on Governance Matters and “Say on Pay” Policy for Boards of Directors released in September 2010.

ETHICAL BUSINESS CONDUCT

The Executive Vice-President and Chief Legal & Regulatory Officer of BCE provides regular reports to the CGC and the audit committee with respect to our ethics program and our oversight of corporate policies across BCE.

BCE’s Executive Vice-President and Chief Legal & Regulatory Officer has overall responsibility for (among other things):

•	the oversight of BCE’s ethics program, including the Code of Business Conduct and ethics training
•	our anonymous 24/7 Employee Help Line that assists employees with any ethical issues and reporting of issues relating to questionable accounting, internal controls, auditing matters or corporate fraud, and
•	the oversight of BCE’s corporate policy management framework designed to improve employee awareness and access to some of the core corporate policies and business unit-specific practices, processes and procedures.

Corporate policies

The most significant corporate-wide policies with respect to business ethics are the Code of Business Conduct, the Complaint Procedures for Accounting and Auditing Matters, the Disclosure Policy and the Auditor Independence Policy. These policies are available in the governance section of our website at www.bce.ca.

Code of Business Conduct

Our Code of Business Conduct provides various rules and guidelines for ethical behaviour based on BCE’s values, applicable laws and regulations and corporate policies. The Code of Business Conduct applies to all employees, officers and directors. In recognition of the important role of the directors and senior management personnel in demonstrating their commitment to and support of BCE’s ethics program, as embodied in the values and rules set out in the Code of Business Conduct, the Board requires all directors, officers and vice-presidents to certify annually their compliance with the Code of Business Conduct. This certification also confirms their express support for the setting of standards to discourage wrongdoing and to promote honest and ethical conduct throughout the organization.

Our shareholders, customers and suppliers expect honest and ethical conduct in all aspects of our business. Accordingly, we require that employees, officers and directors certify annually that they have reviewed and understood the Code of Business Conduct. In addition, all new employees are required to complete an online training course on the Code of Business Conduct within the first week of being hired. All employees are required to complete such online training course every two years.

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Schedule B — Statement of corporate governance practices

Employees must also report to their manager any real or potential conflict of interest and, as required, provide written disclosure of such conflict to the Corporate Secretary. In addition to the requirements to comply with the conflict of interest guidelines and procedures set out in the Code of Business Conduct, all employees are required to disclose to the Corporate Secretary any potential or actual conflicts of interest. The Corporate Secretary is responsible for managing and resolving conflict of interest issues of employees.

BCE considers it vital that employees have the most effective tools to ask questions or raise issues concerning any ethical dilemma. Our Employee Help Line can be accessed online on a completely anonymous and confidential 24/7 basis, to ask questions or report concerns relating to issues under the Code of Business Conduct. This system is administered by an independent outside firm specializing in the field. This system also provides employees a means to track the progress of their enquiries online, responds to requests for additional information (when required) and provides BCE with an auditable record of issues raised.

Complaint procedures for accounting
and auditing matters

Please refer to Audit committee report for a complete description of such procedures.

Disclosure policy

The Board periodically approves policies for communicating with our various stakeholders, including shareholders, employees, financial analysts, governments and regulatory authorities, the media and the Canadian and international communities. The disclosure policy was adopted to govern our communications to the investment community, the media and the general public. This policy was designed to assist us in ensuring that our communications are timely, accurate and broadly disseminated according to the laws that apply to us. The policy establishes guidelines for the verification of the accuracy and completeness of information disclosed publicly and other guidelines dealing with various matters, including material information, news releases, conference calls and webcasts, electronic communications and rumours.

Auditor independence policy

Please refer to Audit committee report for a complete description of such policy.

Oversight and reports

The Board is responsible for ensuring that BCE’s management creates and supports a culture in which ethical business conduct is recognized, valued and exemplified throughout the organization. The Board must also satisfy itself as to the integrity of the Chief Executive Officer, other corporate officers and senior management. Both the CGC and the audit committee support the Board in its oversight of BCE’s ethics program. The CGC has the responsibility for the content of the policies discussed above, while the audit committee has the oversight responsibility for compliance with these policies.

The audit committee receives a quarterly report prepared by the Vice-President — Audit and Risk Advisory Services providing details of the complaints received in respect of accounting and auditing matters. This report also details the status of investigations and any follow-up action required.

The Chair of the audit committee is notified by either the Executive Vice-President and Chief Legal & Regulatory Officer or the Vice-President — Audit and Risk Advisory Services of any complaints that relate to accounting, internal controls, auditing matters or corporate fraud. The results of any investigation or follow-up action are provided to the audit committee.

Governance disclosure

The following documents, to which we have made reference throughout this Circular, are available on our website at www.bce.ca:

•	the Charter of the Board of Directors, as well as of each of its committees, including the Position Description of their respective chairs
•	the Position Description of the President and Chief Executive Officer of the Corporation
•	our Director Independence Standards
•	our key Corporate Policies, including our Code of Business Conduct
•	a summary of the differences between the NYSE Rules and BCE’s Corporate Governance Practices
•	this statement of Corporate Governance Practices

To obtain a printed version of any of these documents free of charge, please write to the Corporate Secretary’s Office at 1 Carrefour Alexander-Graham-Bell, Building A, 7th floor, Verdun, Québec, Canada, H3E 3B3 or call 1-800-339-6353.

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SCHEDULE C — DIRECTOR INDEPENDENCE STANDARDS

The board of directors is responsible for determining whether or not each director is independent within the meaning of the Canadian Securities Administrators National Instrument 58-101 (Disclosure of Corporate Governance Practices) and National Policy 58-201 (Corporate Governance Guidelines) (collectively, the “CSA Rules”) and the New York Stock Exchange corporate governance rules, as amended (the “NYSE Rules”). To achieve this, the board analyzes all of the relationships each director has with BCE and its subsidiaries. To assist in this analysis, the board adopted the following independence standards. In general, a director who meets these standards, and who does not otherwise have a material relationship (direct or indirect)  (1) with BCE and its subsidiaries, would be considered independent under the CSA Rules and NYSE Rules.

The board shall determine whether each director is independent on an annual basis at the time the board approves director nominees for inclusion in the management proxy circular, identify each independent director, and disclose the basis for that determination. This process will also apply at such time as a director joins the board between annual meetings. Each director who has been determined to be independent shall notify the Chair of the Corporate Governance Committee, as soon as reasonably practicable, in the event that such director’s personal circumstances change in a manner that may affect the board’s determination of whether such director is independent.

A director will not be considered independent if:

(A) 1.	the director is, or has been within the last three years, an employee or executive officer of BCE (2), other than employment as an interim chief executive officer

2.	an immediate family member (3) of the director is, or has been within the last three years, an executive officer of BCE, other than employment as an interim chief executive officer

(B) 1.	the director (or an immediate family member employed as an executive officer) received more than $75,000 during any 12-month period within the last three years in direct compensation from BCE, other than (a) director and board committee fees and fixed amounts of compensation under a retirement plan or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service, and (b) compensation for acting as an interim chief executive officer or a part-time chair or vice-chair of the board or any board committee

(C) 1.	the director (or an immediate family member) is a current partner of a firm that is BCE’s internal or external auditor; or

2.	the director is a current employee of such a firm; or
3.	the director has an immediate family member who is a current employee of such a firm and personally works on BCE’s audit; or
4.	the director (or an immediate family member) was within the last three years a partner or employee of such a firm and personally worked on BCE’s audit within that time

(D) 1.	the director (or an immediate family member) is, or has been within the last three years, employed as an executive officer of another company where any of BCE’s present executives at the same time serves or served on that company’s compensation committee
(E) 1.	the director is a current employee of a company (4) that has made payments to, or received payments from, BCE for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S. $1 million or 2% of such company’s consolidated gross revenues

2.	an immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, BCE for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S. $1 million or 2% of such company’s consolidated gross revenues

(1) “material relationship” is a relationship which could, in the view of the board, be reasonably expected to interfere with the exercise of a director’s independent judgment.
(2) For purposes of these standards, BCE includes BCE Inc. and its subsidiaries.
(3) For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees of either the person or the person’s immediate family member) who shares such person’s home. However, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated, need not be considered.
(4) For this subsection (E) only, contributions to tax exempt organizations shall not be considered payments.

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Schedule C — Director independence standards

ADDITIONAL CONSIDERATIONS FOR AUDIT COMMITTEE MEMBERS

Only independent directors may be members of the Audit Committee. In addition, a director shall not serve on the Audit Committee if (1) the director is an affiliated person of BCE or (2) the director received, directly or indirectly, any consulting, advisory fees or other compensatory fee from BCE, other than (a) director and board committee fees and fixed amounts of compensation under a retirement plan or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and (b) compensation for acting as part-time chair or vice-chair of the board or any board committee.

Indirect acceptance of compensation includes payments to:

•	a spouse, minor children or stepchildren, or adult children or stepchildren sharing a home with the member of the Audit Committee, or
•	an entity (1) in which the member of the Audit Committee is a partner, member, officer such as a managing director occupying a comparable position, or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and (2) which provides accounting, consulting, legal, investment banking or financial advisory services to BCE.

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SCHEDULE D — BOARD OF DIRECTORS’ CHARTER
(INCLUDING BOARD CHAIR POSITION DESCRIPTION)

I.	Purpose

The Board of Directors (“Board”) of BCE Inc. (the “Corporation”) is responsible for the supervision of the management of the business and affairs of the Corporation.

II.	Duties and responsibilities of the board

In furtherance of its purpose, the Board assumes the following duties and responsibilities, some of which are initially reviewed and recommended by the applicable Committee of the Board to the full Board for approval:

A.	Strategy and budget

1.	Ensuring a strategic planning process is in place and approving, on at least an annual basis, a Business Plan which takes into account, among other things, the longer term opportunities and risks of the business;
2.	Approving the Corporation’s annual operating and capital budgets;
3.	Reviewing operating and financial performance results in relation to the Corporation’s Business Plan and budgets;

B.	Governance

1.	Developing the Corporation’s approach to, and disclosure of, corporate governance practices, including developing a “Statement of Corporate Governance Principles and Guidelines” setting out the Board’s expectations and responsibilities of individual Directors, including with respect to attendance at meetings of the Board and of committees of the Board and the commitment of time and energy expected;
2.	Approving the nomination of Directors to the Board, as well as:

a.	ensuring that a majority of the Corporation’s Directors have no direct or indirect material relationship with the Corporation and determine who, in the reasonable opinion of the Board, are independent pursuant to applicable legislation, regulation and listing requirements;
b.	developing appropriate qualifications/criteria for the selection of Board members, including criteria for determining Director independence;

c.	appointing the Board Chair and the Chair and members of each Committee of the Board, in consultation with the relevant Committee of the Board;

3.	Determining who among the members of the Audit Committee of the Board qualify as an Audit Committee financial expert, pursuant to applicable legislation, regulation and listing requirements;
4.	Providing an orientation program for new Directors to the Board and continuing education opportunities for all Directors;
5.	Assessing annually the effectiveness and contribution of the Board and the Board Chair, of each Committee of the

Board and their respective Chairs and of individual Directors;
6.	Developing written position descriptions for the Board Chair and the Chair of each Committee of the Board;

C.	Chief Executive Officer, Officers and Compensation and Benefits Policies

1.	Appointing the Chief Executive Officer and all other Officers of the Corporation;
2.	Together with the Chief Executive Officer, developing a written position description for the role of the Chief Executive Officer;
3.	Developing the corporate goals and objectives that the Chief Executive Officer is responsible for meeting and reviewing the performance of the Chief Executive Officer against such corporate goals and objectives;
4.	Approving the Corporation’s compensation policy for Directors;

5.	Approving the Corporation’s compensation and benefits (including pension plans) principles, policies and processes or any changes thereto for Officers and approving (i) by the independent Directors, all forms of compensation for the Chief Executive Officer, and (ii) by the Directors all forms of compensation for all other Officers, as well as:

a.	monitoring and reviewing, as appropriate, the administration, funding and investment of the Corporation’s pension plans;
b.	appointing, or removing, the custodian(s), trustee(s), or principal investment manager for the Corporation’s pension plans and fund(s);

6.	Satisfying itself as to the integrity of the Chief Executive Officer, other Officers and senior management personnel and that the Chief Executive Officer, other Officers and senior management personnel create a culture of integrity throughout the organization;
7.	Providing stewardship in respect of succession planning, including the appointment, training and monitoring of the Chief Executive Officer, other Officers and senior management personnel;

D.	Risk Management, Capital Management and Internal Controls

1.	Identifying and assessing the principal risks of the Corporation’s business, and ensuring the implementation of appropriate systems to manage these risks;
2.	Ensuring the integrity of the Corporation’s systems of internal control, including management information systems and the safeguarding of the Corporation’s assets;
3.	Ensuring compliance with internal policies and the Corporation’s progress in remedying any material deficiencies related to (i) security policies, including the safeguarding of physical assets and information systems, and (ii) environmental policy and environmental management systems;

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Schedule D — Board of directors’ charter (including board chair position description)

4.	Reviewing, approving, and as required, overseeing compliance with the Corporation’s Disclosure Policy by Directors, Officers and other management personnel and employees;
5.	Reviewing, approving and overseeing the Corporation’s disclosure controls and procedures;
6.	Reviewing and approving the Code of Business Conduct of the Corporation with the purpose of promoting integrity and deterring wrongdoing, and encouraging and promoting a culture of ethical business conduct and as required, overseeing compliance with the Corporation’s Code of Business Conduct by Directors, Officers and other management personnel and employees;

E.	Financial Reporting, Auditors and Transactions

1.	Reviewing and approving, as required, the Corporation’s financial statements and related financial information;
2.	Appointing, subject to approval of shareholders, (including terms and review of engagement) and removing of the shareholders’ auditor;
3.	Appointing (including responsibilities, budget and staffing) and removing of the Corporation’s internal auditor;
4.	Delegating (to the extent permitted by law) to the Chief Executive Officer, other Officers and management personnel appropriate powers to manage the business and affairs of the Corporation;

F.	Legal Requirements and Communication

1.	Overseeing the adequacy of the Corporation’s processes to ensure compliance by the Corporation with applicable legal and regulatory requirements;
2.	Establishing measures for receiving feedback from shareholders and other stakeholders of the Corporation;

G.	Other

1.	Reviewing, approving, and as required, overseeing Directors, other Officers and management personnel and employees compliance with the Corporation’s health and safety policies and practices;
2.	Performing any other function as prescribed by law or as not delegated by the Board to one of the Committees of the Board or to management personnel.

Board Chair

I.	Appointment

The Board shall appoint its Chair from among the Corporation’s Directors.

II.	Duties and responsibilities of the Board Chair

The Board Chair leads the Board in all aspects of its work and is responsible to effectively manage the affairs of the Board and ensure that the Board is properly organized and functions efficiently. The Board Chair also advises the Chief Executive Officer in all matters concerning the interests of the Board and the relationships between management personnel and the Board.

More specifically, the Board Chair shall:

A.	Strategy

1.	Provide leadership to enable the Board to act effectively in carrying out its duties and responsibilities as described in the Board charter and as otherwise may be appropriate;

2.	Work with the Chief Executive Officer and other Officers to monitor progress on the Business Plan, annual budgets, policy implementation and succession planning;

B.	Advisor to the Chief Executive Officer

1.	Provide advice, counsel and mentorship to the Chief Executive Officer and fellow members of the Board;
2.	In consultation with the Chief Executive Officer, ensure that there is an effective relationship between management personnel and the members of the Board;

C.	Board structure and management

1.	Chair the Board meetings;
2.	In consultation with the Chief Executive Officer, the Corporate Secretary’s Office and the Chairs of the Committees of the Board, as appropriate, determine the frequency, dates and locations of meetings of the Board, of Committees of the Board, and of the shareholders;
3.	In consultation with the Chief Executive Officer, and the Corporate Secretary’s Office, review the annual work plan and the meeting agendas to ensure all required business is brought before the Board to enable it to efficiently carry out its duties and responsibilities;
4.	Ensure the Board has the opportunity, at each regularly scheduled meeting, to meet separately without non-independent directors and management personnel present;
5.	Ensure, in consultation with the Chairs of the Committees of the Board, that all items requiring Board and Committee approval are appropriately tabled;
6.	Ensure the proper flow of information to the Board and review, with the Chief Executive Officer and the Corporate Secretary’s Office, the adequacy and timing of materials in support of management personnel’s proposals;
7.	In conjunction with the relevant Committee of the Board (and its Chair), review and assess the Directors’ meeting attendance records and the effectiveness and performance of the Board, its Committees (and their Chairs) and individual Directors;

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Schedule D — Board of directors’ charter (including board chair position description)

D.	Shareholders

1.	Chair the annual, and any special meeting, of the shareholders;
2.	Ensure that all business that is required to be brought before a meeting of shareholders is brought before such meeting;

E.	Other

1.	Exercise the authority of the Chief Executive Officer in the unlikely event that the Chief Executive Officer is absent and is unable to act and action on the part of the Chief Executive Officer is urgently required to protect the interests of the Corporation;
2.	Carry out special assignments or any functions as requested by the Board.

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SCHEDULE E — CHIEF EXECUTIVE OFFICER POSITION DESCRIPTION

The Chief Executive Officer (“CEO”) of BCE Inc. (the “Corporation”) has the primary responsibility for the management of the business and affairs of the Corporation. As such, the CEO shall establish the strategic and operational orientation of the Corporation and in so doing, provide leadership and vision for the effective overall management, profitability, increasing shareholder value and growth of the Corporation and for conformity with policies agreed upon by the Board of Directors of the Corporation (the “Board”). The CEO is directly accountable to the Board for all activities of the Corporation.

More specifically, in collaboration with the Board, the CEO shall:

A.	Leadership

1.	Create a culture within the Corporation that supports the achievement of strategic and operational objectives by ensuring rigor in the recruitment, selection, individual development and the monitoring of executive team members and other senior management personnel, thus ensuring the Corporation maintains a strong succession plan;
2.	Provide leadership and vision for the Corporation and promote the Corporation’s goal of profitability and growth in a sustainable and responsible manner;
3.	Develop an awareness of global trends in the Corporation’s core lines of operations so as to manage rapid technological developments;
4.	Promote an environment of customer focus and outstanding customer service so as to respond to the demands of increasingly service-oriented markets;

B.	Corporate Social Responsibility and Integrity

1.	Develop and maintain a corporate culture that promotes integrity and ethical values throughout the organization, fostering a culture of ethical business conduct;
2.	Promote and protect the Corporation’s reputation in its markets and with all customers, communities, and government and regulatory bodies;

C.	Strategy, Risks and Budget

1.	Develop and oversee the execution of, and monitor progress of, the Business Plan and the annual operating and capital budgets;
2.	Identify, and develop plans to manage, the principal risks with respect to the Corporation and its businesses;

D.	Governance and Policies

1.	Oversee the development and implementation of, and compliance with, key corporate policies, including policies regarding corporate governance, social responsibility, risk management and financial reporting, as well as compliance with applicable legal and regulatory requirements;
2.	Work in close collaboration with the Board Chair to determine the scheduling of, and agendas for, meetings of the Board and of Committees of the Board so as to ensure that the Board is kept apprised in a timely manner of the business operations and main issues facing the Corporation, and to ensure there is an effective relationship between management and the members of the Board;

E.	Business Management

1.	Approve commitments within the limits of delegated approval authorities from the Board and provide general supervision and management of the day-to-day business and affairs of the Corporation;
2.	Serve as the Corporation’s chief spokesperson to its principal stakeholders including its shareholders, the financial community, customers, government and regulatory bodies and the public generally;

F.	Disclosure

1.	Together with the Disclosure and Compliance Committee and the Chief Financial Officer, ensure appropriate and timely disclosure of material information;
2.	Together with the Chief Financial Officer:

a.	establish and maintain the Corporation’s disclosure controls and procedures through appropriate policies and processes;
b.	establish and maintain the Corporation’s internal controls over financial reporting through appropriate policies and procedures;

c.	develop the process for, and comply with, the certifications to be provided in the Corporation’s public disclosure documents;

G.	Other

1.	Carry out any other appropriate duties and responsibilities assigned by the Board.

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QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the Corporation’s proxy solicitation agent at:

Kingsdale Shareholder Services Inc.
130 King Street West
Suite 2950
P.O. Box 361
Toronto, Ontario
M5X 1E2

North American Toll-Free Phone:
1-866-581-0508
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll-Free facsimile: 1-866-545-5580
Outside North America, banks and brokers call collect: 416-867-2272

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